Exhibit 1

Forward. For all.

2023

Annual Information Form

March 30, 2023

Magna International Inc.

Contents

Annual Information Form

2	Forward-Looking Statements
4	Corporate Structure
4	About Magna
6	Our Industry
9	Our Business & Strategy
19	Risk Factors
27	Description of the Business
39	Innovation and Research & Development
43	Capital Structure, Financings & Credit Ratings
46	Directors & Executive Officers
49	Legal Proceedings
50	Other Information
51	Schedules
A-1	Appendix 1 – Sustainability Report FY 2022

Important Information About this Document

This Annual Information Form (“AIF”) provides information about Magna International Inc. (“Magna”), including its industry, corporate structure, strategy, risk factors relating to its business and operations, products and services, sustainability activities, and other information related to its business activities.

Readers should note that in this AIF:

•	we use the terms “you” and “your” to refer to the shareholder, while “we”, “us”, “our”, “company” and “Magna” refer to Magna International Inc. and, where applicable, its subsidiaries;

•	we use the term “Executive Management” to refer to our Chief Executive Officer, together with our Presidents and our other corporate Executive Vice-Presidents;

•

we use the term “Operating Group management” to refer to our management within each of the product-based business units corresponding to the capabilities described in “Section 6 – Description of the Business – Products & Services” in this AIF;

•	dollar amounts in this AIF are stated in U.S. dollars, unless otherwise indicated;

•	a reference to “fiscal year” is a reference to the fiscal or financial year from January 1 to December 31 of the year stated;

•	sales figures disclosed have been prepared in accordance with United States Generally Accepted Accounting Principles (U.S. GAAP);

•	where we have referred to specific customers or competitors, the reference includes the customers’ or competitors’ operating divisions and subsidiaries, unless otherwise stated;

•	facility and employee figures include certain equity-accounted operations, unless otherwise indicated;

•

references to our “Circular” refer to our Management Information Circular/Proxy Statement dated March 30, 2023 for our virtual-only 2023 Annual Meeting of Shareholders to be held on May 11, 2023 (the “Meeting”); and

•	information is current as of March 24, 2023, unless otherwise indicated.

Forward-Looking Statements

We disclose “forward-looking information” or “forward-looking statements” (collectively, “forward-looking statements”) to provide information about management’s current expectations and plans. Such forward-looking statements may not be appropriate for other purposes.

Forward-looking statements may include financial and other projections, as well as statements regarding our future plans, objectives or economic performance, or the assumptions underlying any of the foregoing, and other statements that are not recitations of historical fact. We use words such as “may”, “would”, “could”, “should”, “will”, “likely”, “expect”, “anticipate”, “believe”, “intend”, “plan”, “aim”, “forecast”, “outlook”, “project”, “estimate”, “target” and similar expressions suggesting future outcomes or events to identify forward-looking statements.

Forward-looking statements in this AIF include, but are not limited to, statements relating to:

•

implementation of our business strategy, including: increasing capital deployment toward high-growth/megatrend areas aligned with the “Car of the Future”; driving operational excellence; and unlocking new business models and markets;

•	implementation of our segment-specific strategic initiatives;
•

our approach to capital structure, including; maintenance of a strong balance sheet; preservation of strong investment grade ratings; delivering strong Return on Invested Capital; investing for growth; and future returns of capital to our shareholders through dividends and share repurchases;

•	implementation of our sustainability strategy and initiatives and achievement of sustainability targets/commitments; and

•	estimates of future environmental clean-up and remediation costs.

Forward-looking statements are based on information currently available to us, and are based on assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances.

While we believe we have a reasonable basis for making such forward-looking statements, they are not a guarantee of future performance or outcomes. Whether actual results and developments conform to our expectations and predictions is subject to a number of risks, assumptions and uncertainties, many of which are beyond our control, and the effects of which can be difficult to predict, including, without limitation:

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Macroeconomic, Geopolitical and Other Risks

•	impact of the Russian Invasion of Ukraine;

•	inflationary pressures;

•	interest rate levels;

•	risks related to COVID-19;

Risks Related to the Automotive Industry

•	economic cyclicality;

•	regional production volume declines;

•	deteriorating vehicle affordability;

•	potential consumer hesitancy with respect to Electric Vehicles (“EVs”);

•	intense competition;

•	potential restrictions on free trade;

•	trade disputes/tariffs;

Strategic Risks

•	alignment of our product mix with the “Car of the Future”;

•	our ability to consistently develop and commercialize innovative products or processes;

•	our investments in mobility and technology companies;

•

our changing business risk profile as a result of increased investment in electrification and autonomous/assisted driving, including: higher research and development engineering costs, and challenges in quoting for profitable returns on products for which we may not have significant quoting experience;

Customer-Related Risks

•	concentration of sales with six customers;

•	inability to significantly grow our business with Asian customers;

•	emergence of potentially disruptive EV OEMs, including risks related to limited revenues/operating history of new OEM entrants;

•	evolving counterparty risk profile;

•	dependence on outsourcing;

•	OEM consolidation and cooperation;

•	shifts in market shares among vehicles or vehicle segments;

•	shifts in consumer “take rates” for products we sell;

•	quarterly sales fluctuations;

•	potential loss of any material purchase orders;

•	potential OEM production-related disruptions;

Supply Chain Risks

•	semiconductor chip supply disruptions and price increases, and the impact on customer production volumes and on the efficiency of our operations;

•	supply disruptions and applicable costs related to supply disruption mitigation initiatives;

•	regional energy shortages/disruptions and pricing;

•	a deterioration of the financial condition of our supply base;

Manufacturing/Operational Risks

•	product and new facility launch risks;

•	operational underperformance;

•	restructuring costs;
•	impairment charges;

•	labour disruptions;

•	skilled labour attraction/retention;

•	leadership expertise and succession;

IT Security/Cybersecurity Risks

•	IT/cybersecurity breach;

•	product cybersecurity breach;

Pricing Risks

•	pricing risks following time of quote or award of new business;

•	price concessions;

•	commodity price volatility;

•	declines in scrap steel/aluminum prices;

Warranty/Recall Risks

•	costs related to repair or replacement of defective products, including due to a recall;

•	warranty or recall costs that exceed warranty provision or insurance coverage limits;

•	product liability claims;

Climate Change Risks

•	transition risks and physical risks;

•	strategic and other risks related to the transition to electromobility;

Acquisition Risks

•	competition for strategic acquisition targets;

•	inherent merger and acquisition risks;

•	acquisition integration risk;

Other Business Risks

•	risks related to conducting business through joint ventures;

•	intellectual property risks;

•	risks of conducting business in foreign markets;

•	fluctuations in relative currency values;

•	an increase in our pension funding obligations;

•	tax risks;

•	reduced financial flexibility as a result of an economic shock;

•	inability to achieve future investment returns that equal or exceed past returns;

•	changes in credit ratings assigned to us;

•	the unpredictability of, and fluctuation in, the trading price of our Common Shares;

•	a reduction or suspension of our dividend;

Legal, Regulatory and Other Risks

•	antitrust risk;

•	legal claims and/or regulatory actions against us;

•	changes in laws and regulations, including those related to vehicle emissions, taxation, or made as a result of the COVID-19 pandemic;

•	potential restrictions on free trade;

•	trade disputes/tariffs; and

•	environmental compliance costs.

In evaluating forward-looking statements or forward-looking information, we caution readers not to place undue reliance on any forward-looking statement, and readers should specifically consider the various factors which could cause actual events or results to differ materially from those indicated by such forward-looking statements, including the risks, assumptions and uncertainties above that are discussed in greater detail in this AIF under “Section 5 – Risk Factors”.

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1. Corporate Structure

Issuer

Magna was originally incorporated under the laws of the Province of Ontario, Canada on November 16, 1961. Our charter documents currently consist of amended and restated articles of incorporation dated December 31, 2017, which were issued pursuant to the Business Corporations Act (Ontario).

Our registered and head office is located at 337 Magna Drive, Aurora, Ontario, Canada L4G 7K1. Our Common Shares trade on the Toronto Stock Exchange (“TSX”) under the trading symbol (MG) and the New York Stock Exchange (“NYSE”) under the trading symbol (MGA). For a list of our principal subsidiaries and investments, please refer to Schedule A.

2. About Magna

Overview

Magna is more than one of the world’s largest Tier 1 suppliers in the automotive space. We are a mobility technology company with more than 168,000 entrepreneurial-minded employees(1), 343 manufacturing and assembly operations and 88 product development, engineering and sales (“PDE&S”) centres in 29 countries(2), as follows:

We have complete vehicle engineering and contract manufacturing expertise, as well as product capabilities which include body, chassis, exterior, seating, powertrain, active driver assistance, electronics, mechatronics, mirrors, lighting and roof systems. Magna also has electronic and software capabilities across many of these areas. In addition, we are leveraging our capabilities and platform technologies in areas such as battery management, software stack and sensors to enter growing adjacent mobility markets such as micromobility.

Our business is managed under four operating segments which have been determined on the basis of technological opportunities, product similarities, as well as market and operating factors, as follows:

•	Body Exteriors & Structures

•	Power & Vision
•	Seating Systems

•	Complete Vehicles

Our internal financial reporting is aligned with the way our business is managed. Accordingly, we present key internal operating performance measures for the reporting segments described above to our chief operating decision maker to use in the assessment of operating performance, allocation of resources, and to help plan our long-term strategic direction andfuture global growth.

(1)	Number of employees includes over 158,000 employees at our wholly-owned or controlled entities and over 10,000 employees at certain operations accounted for under the equity method.
(2)	Manufacturing operations and PDES centres include certain operations accounted for under the equity method.

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Our Corporate Culture

At Magna’s foundation is an entrepreneurial, decentralized, fair enterprise culture, the key elements of which are as follows:

Entrepreneurialism and Decentralization

We follow a corporate policy of functional and operational decentralization, which we believe increases flexibility, customer responsiveness and productivity.

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Our manufacturing and assembly operations are conducted through “Divisions”, each of which is an autonomous business unit operating within pre-determined guidelines. Each Division is a separate profit centre under the authority of a general manager who has the discretion to determine rates of pay, hours of work and sources of supply, within the framework of our Employee’s Charter, our Global Labour Standards Policy and our Operational Principles (each as described below), as well as our corporate policies.

•

Divisions are aligned globally by product area in Operating Groups. Operating Group management is responsible for overseeing the Divisions within its product area(s), including approval of Divisional business plans and preparation of Group business plans for presentation to Executive Management. Our Operating Groups are aligned under four reporting segments overseen by members of Executive Management to ensure that the Operating Groups are: taking advantage of cross-Group synergies; sharing research and development and best practices; and consistently approaching technology trends that impact their business and our customers.

•

Our Executive Management team, led by our CEO, interfaces with the investment community and is responsible for our long-term strategic planning and future growth, as well as monitoring the performance of Operating Group management. In addition, our Executive Management: allocates capital; oversees mergers, acquisitions and strategic alliances; manages global marketing and customer strategies; develops employee policies and programs; manages leadership training, development and succession planning; oversees our sustainability/ESG strategy and provides support for global sustainability/ESG initiatives; and develops common finance, internal controls, compliance, IT, quality, environmental, health & safety, ergonomics and other policies, programs or global standards.

Employee’s Charter & Global Labour Standards Policy

We are committed to operating our business in a way that is based on fairness and concern for our employees. Our Employee’s Charter sets out key principles outlining this commitment. Our Global Labour Standards Policy further articulates our Fair Enterprise Culture and provides a framework for our commitment to fundamental human rights and international labour relations. See “Appendix 1 – Sustainability Report – Section 4.2 Fairness and Concern for Employees” for a description of our human resource principles, including our Employee’s Charter, as well as the details of our Global Labour Standards Policy and the key commitments that it sets out.

Operational Excellence and World Class Manufacturing

As part of our strategic priority of achieving Operational Excellence, including our efforts to implement next generation World Class Manufacturing in our facilities globally, each facility is required to adhere to a set of Operational Principles that define a set of common goals and recommended tools/business practices in the following areas: Employee Focus; Safe and Healthful Work Environment; Pride in Craftsmanship and Total Quality; Integrity and Respect; Operational Effectiveness; Scrap and Waste Elimination; Operational Availability; Communication; and Recognition and Rewards. The Magna Operational Principles are linked to our MAFACT assessment system (detailed in “Section 6 – Description of the Business – Manufacturing & Engineering” and “Factory of the Future (FoF) Initiatives” in this AIF) to allow our operations to continually measure their progress in achieving World Class Manufacturing.

Incentive-Based Management Compensation

We maintain an incentive-based compensation system for management, which directly links short-term incentive compensation to the operational performance of an applicable business unit, as measured by profitability. In the case of our Divisions and Operating Groups, the short-term incentive formula is based on Divisional or Operating Group EBIT, after taking into account a funds employed charge. For our Executive Management, the short-term incentive formula is directly linked to Magna’s pre-tax profit. Members of our Operating Group management and Executive Management also receive equity-based incentives tied to metrics such as ROIC, stock price performance, and relative total shareholder return. Our approach to executive compensation is described in further detail in the sections of our Circular titled “Compensation and Performance Report” and “Compensation Discussion & Analysis”.

Sustainability

We are committed to being a responsible corporate citizen that conducts business in a manner that balances profits, people and planet. Magna accepts the reality of climate change and the importance of addressing sustainability in our operations. To this end, we are committed to achieving carbon neutrality with respect to Scope 1 and Scope 2 emissions by 2025 for our European operations, and by 2030 globally. For a full discussion of our sustainability strategy, initiatives and achievements to date, see “Appendix 1 – Sustainability Report”.

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3. Our Industry

General

The global automotive industry is a complex, high-tech manufacturing industry. The industry is rapidly evolving in response to societal, mobility-related and economic trends, including the transition to a lower carbon economy, which is accelerating the shift from internal combustion to electric propulsion. These trends are detailed in “Section 4 – Our Business & Strategy – Industry Trends”. Tier 1 automotive suppliers (“Tier 1 Suppliers”) design, engineer and manufacture components, assemblies, systems, subsystems and modules for original equipment manufacturers (“OEMs” or “automobile manufacturers”) of vehicles and light trucks. Tier 1 Suppliers source subcomponents from Tier 2 and other sub-suppliers, which are integrated into the products sold by the Tier 1 Suppliers directly to OEMs.

The global automotive industry is cyclical and is sensitive to a broad range of macroeconomic, political and other trends as discussed in “Section 4 – Our Business & Strategy” in this AIF. Throughout 2022, the automotive industry experienced a number of macroeconomic challenges, including:

•	elevated levels of inflation, with higher commodity, energy, labour, freight and other production input pricing expected to persist throughout 2023 and 2024;

•

supply chain disruptions, including the global shortage of semiconductor chips that has materially affected global automotive production volumes since 2020 and is expected to continue impacting volumes and semiconductor chip pricing in 2023; and

•

a deterioration in vehicle affordability due to a combination of factors, including: higher prices for Electric Vehicles (“EVs”); costs related to advanced electronic systems; increasing vehicle finance costs due to rising interest rates; inflationary cost increases; and limited vehicle supply.

See “Section 4 – Our Business & Strategy – Macroeconomic, Political and Other Trends” and “Industry Trends” for details of how these trends affect Magna and the automotive industry. See also “Industry Trends” in our Management’s Discussion & Analysis of Results of Operations and Financial Position for the year ended December 31, 2022 (“MD&A”).

Automotive Production Markets

OEMs have historically built their vehicles in the regions where those vehicles are primarily sold and, as a result, many OEMs have established manufacturing facilities in multiple countries. Since OEMs typically use lean manufacturing and supply chain management techniques in their operations, many Tier 1 Supplier facilities are generally located relatively close to OEM facilities to reduce the cost and risks associated with longer supply chains. See “Section 6 – Description of the Business – Manufacturing & Engineering” of this AIF for details of Magna’s global manufacturing footprint.

China, Europe, North America, Japan, India and South Korea represent the largest automotive production markets in the world, accounting for approximately 88% of vehicles produced globally. China’s approximate 32% share of global production led all markets in 2022, followed by the United States and Japan, with 12% and 9% shares, respectively. The local demand for vehicles in China, India and certain markets outside of North America and Western Europe has increased over time. This increasing local demand has helped boost the local automotive industry in these countries and attracted investments in manufacturing from North American, European and Asian-based automobile manufacturers, through stand-alone investments and/or joint ventures with local partners. In the case of China, the increasing migration of component system and vehicle design, development and engineering, especially for battery electric vehicles (“BEVs”), is expected to further benefit the automotive industry in that market.

Customers

OEMs produced over 82 million light vehicles in 2022, a 6% increase over 2021 production, but still below pre-pandemic levels. The top 15 OEMs, representing 81% or approximately 66 million vehicles based on 2022 light vehicle production, were:

1. Toyota Motor Corporation	9. Suzuki Motor Corporation

2. Volkswagen Group	10. Mercedes-Benz AG

3. Hyundai Motor Group	11. BMW AG

4. Renault-Nissan-Mitsubishi Alliance	12. Zhejiang Geely Holding Group

5. Stellantis N.V.	13. BYD Auto

6. General Motors Company	14. Chang’an Automobile (Group) Co., Ltd.

7. Ford Motor Company	15. SAIC-GM-Wuling Automobile*

8. Honda Motor Company

Source: S&P Global Mobility

*	A joint venture among SAIC Motor, General Motors, and Liuzhou Wuling Motors Co Ltd.

The considerable growth of the Chinese automotive market over the past decade has led to the significant growth of a number of Chinese OEMs, including Geely, BYD Auto, Chang’an and SAIC, as listed above. In addition, the growing trend toward vehicle electrification has led to the emergence of potentially-disruptive EV OEMs, particularly in China. See “Section 5 – Risk Factors – Emergence of Potentially Disruptive EV OEMs; Evolving Counterparty Risk Profile” in this AIF.

For a list of our top customers on a consolidated basis and within each reporting segment, see “Section 6 – Description of the Business – Products & Services” in this AIF.

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Competition

In spite of high barriers to entry in many product areas, as well as the highly capital intensive nature of the global Tier 1 automotive supply industry, competition is fierce and intensifying from many different sources. For most of our Operating Groups, competition comes primarily from automobile manufacturers and from other “traditional” Tier 1 Suppliers, including ones in which one or more automobile manufacturers may have direct or indirect investments. However, with the growing importance of electrification and electronics in the automotive value chain, a number of electronics and semiconductor companies have entered or expanded their presence in the automotive industry, becoming direct competitors to Tier 1 Suppliers, including us. Additionally, disruptive technology innovators are changing the competitive landscape of the automotive industry through the development of high-value product and service offerings, particularly in areas related to vehicle electrification, vehicle autonomy, new mobility and connectivity. As a result of these trends, some suppliers seek to enhance their competitive positioning by entering into strategic partnerships, joint ventures or collaborations with technology and software companies. Lastly, competition has also intensified as automobile manufacturers have reduced the number of their Tier 1 Suppliers in connection with their strategy to increase the number and range of vehicles built from high-volume global platforms.

The basis on which automobile manufacturers select automotive suppliers for particular programs is determined by a number of factors, which may include: price; overall relationship, including historical performance with respect to innovation, quality and timeliness of delivery; manufacturing footprint; proprietary technologies; financial strength; ability to test and validate new technologies for application in the automotive industry; scope of in-house engineering and tooling capabilities; carbon footprint and alignment with the customer’s sustainability/ESG goals and targets; existing agreements; and other factors.

The number of competitors that are asked by automobile manufacturers to bid on any individual product has been reduced in many cases. We expect further reductions as a result of the increasing preference of automobile manufacturers to deal with fewer suppliers and reward those suppliers with earlier and deeper involvement.

Based on 2021 global automotive parts sales to OEMs, the top 10 Tier 1 Suppliers globally were:

Supplier	Key Automotive Products(1)	Supplier	Key Automotive Products(1)

1. Robert Bosch	Powertrain solutions, chassis systems control, electrical drives, car multimedia, electronics, aftermarket products, steering, connected mobility solutions	6. Hyundai Mobis(2)	In-vehicle infotainment (IVI) systems, braking, steering, lamps, safety, suspension, autonomous driving, electrification systems, advanced driver assistance systems

2. Denso Corporation(2)	Thermal systems, powertrain systems, electrification systems, mobility electronics, sensor system & semiconductors	7. Forvia Group(3)	Seating, interiors, clean mobility (exhaust systems), lighting, hydrogen mobility, smart cockpit electronics & software integration

3. ZF Friedrichshafen AG	Electrified powertrain, chassis, driveline, braking systems, steering wheel, autonomous transport systems, electronics & advanced driver assistance systems, active & passive safety systems	8. Continental Corporation	Autonomous mobility and safety, vehicle networking and information, powertrain, tires, rubber, electric mobility, connected mobility

4. Magna International Inc.	Body and chassis, exteriors, powertrain, active driver assistance, electronics, mirrors and lighting, mechatronics, seating systems, vehicle engineering and manufacturing, roof systems	9. BASF	Engineering plastics, electronic materials, catalysts, battery materials, automotive OEM and refinish coatings, surface treatment

5. Aisin Corporation(2)	Powertrain, chassis and vehicle safety systems, body, vehicle navigation systems	10. Lear Corporation

Seating, electrical distribution and connection systems, battery disconnect systems, electronic systems, software and connected services, electronic control modules, electrification products, connectivity products

Notes:

(1)	Source: Automotive News (supplement) (June 27, 2022). Key automotive product descriptions are based on information from each Tier 1 Supplier’s website.
(2)	OEM subsidiary or OEM investee.
(3)	Group formed in 2022 through the combination of Faurecia SE and HELLA GmbH & Co. KGaA.

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While no single Tier 1 Supplier currently supplies a full range of products which compete with ours, a number of Tier 1 Suppliers can produce some or many of the same types of components, assemblies, modules and systems that we currently produce. Some of our competitors may have greater technical or other resources than we do and some of them may be stronger in markets in which we operate. A list of our key competitors within each product capability in our reporting segments can be found in “Section 6 – Description of the Business – Products & Services” in this AIF. See also the risk factors related to “Intense Competition” and “Technology and Innovation” in “Section 5 – Risk Factors” in this AIF.

Magna’s Foundational Strengths

We believe that we possess a number of foundational strengths that give us a competitive advantage as a Tier 1 Supplier, including our:

•	decentralized operating model, entrepreneurial culture and “ownership” mentality;

•	manufacturing expertise;

•	complete vehicle and broad systems engineering expertise

•	strong balance sheet and emphasis on disciplined, profitable growth;

•	depth of talent;

•	global scale;

•	focus on innovation and our “start-up” mindset, as well as a strategic portfolio of product groups that enable us to provide innovative, complete vehicle solutions to our customers, while:

•	generating cash to fund investments in high-growth areas; and

•	enabling access to new business models and/or new customers.

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4. Our Business & Strategy

Business Drivers

Our business and operating results are primarily dependent on the levels of North American, European and Chinese car and light truck production by our customers. Ordinarily, OEM vehicle production levels are aligned with vehicle sales levels and thus affected by changes in such levels. While we supply systems and components to every major OEM, we do not supply systems and components for every vehicle, nor is the value of our content consistent from one vehicle to the next. As a result, customer and program mix relative to market trends, as well as the value of our content on specific vehicle production programs, are important drivers of our performance. Key factors impacting production volumes, product/customer mix and content, as well as legislative/regulatory trends are listed below.

Growth Driver	Factors Potentially Impacting Growth Driver

Vehicle Production Volumes

•  Vehicle sales levels, which are affected by:

•  General macroeconomic and political conditions

•  Consumer confidence levels, which may be affected by consumer perceptions and general trends related to the job, housing and stock markets, as well as elevated levels of inflation, and other macroeconomic and political factors, such as the Russian invasion of Ukraine and banking sector volatility

•  Interest rates and/or availability of credit

•  Declines in vehicle affordability

•  Fuel and energy prices

•  Relative currency values

•  Regulatory restrictions on the use of vehicles in certain megacities

•  COVID-19, including due to mandatory lockdowns/stay-at-home orders which restrict consumers’ ability to purchase vehicles

•  Potential consumer hesitancy to purchase EVs or to purchase new ICE vehicles during the transition to EVs

•  Supply chains and infrastructure, including current supply chain disruptions due to the global shortage of semiconductor chips

•  Energy supply disruptions or shortages that could result in unplanned production shutdowns of some of our, our sub-suppliers’ and customers’ manufacturing facilities

•  Free trade arrangements, trade disputes and tariffs

•  Availability and relative cost of skilled labour

•  Labour disruptions

•  OEM production disruptions, including as result of collective bargaining negotiations

•  Commodities prices

•  Relative currency values

•  Regulatory considerations, including environmental, emissions and safety standards

•  a resurgence of COVID-19, combined with new mandatory lockdowns/stay-at-home orders which:

•  restrict production;

•  cause elevated employee absenteeism; and

•  lead to supply chain disruptions

Customer and Program Mix

•  OEM outsourcing strategy, as well as their supplier preferences and relationships

•  OEM decisions to allocate production inputs that are in limited supply, such as semiconductor chips, to certain programs and not others

•  Our systems level approach and diversified portfolio which provides flexibility in responding to OEM requirements

•  Business relations between us and each of our OEM customers

•  Our ability to supply products from multiple production locations for global vehicle platforms

•  Our capital allocation decisions

•  Competitiveness of our products, including in megatrend-aligned product areas

•  Exclusivity of our products due to certain intellectual property rights

•  OEM consolidation and cooperation

•  Our ability to grow sales to emergent EV OEMs that achieve significant commercial success

Magna Content on Specific Programs or Platforms

•  OEM outsourcing strategy and supplier preferences

•  Our ability to supply products from multiple production locations for global vehicle platforms

•  Our systems level approach and diversified portfolio which provides flexibility in responding to OEM requirements

•  Our capital allocation decisions

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Growth Driver	Factors Potentially Impacting Growth Driver

•  Technological, visual, haptic and other features/attributes of our products compared to competing products or the overall cost of such products to the end consumer

•  Pricing of our products relative to competing products

•  Perception/reputation for product quality, as well as timeliness of delivery

•  Our product engineering capabilities

•  Our ability to finance pre-production engineering costs

•  The scope of our authority relative to the OEM, regarding sourcing of sub-components or products which are incorporated into the systems which we supply

•  Consumer “take rates” for products we sell

•  Collaboration among our Operating Groups

•  Our ability to meet OEM customers’ sustainability/ESG criteria embedded in their sourcing decisions for requirements for specific programs

Legislative/regulatory trends promoting sustainability and safety

•  Regulatory vigour in mandating higher fuel efficiency, lower carbon emissions and/or enhanced safety features

•  Rise in the number of jurisdictions, including the European Union, committing to, or accelerating existing commitments to, phase-out of the sale or registration of new ICE engines over the medium- to long term, which could accelerate OEM development of non-ICE vehicles

Macroeconomic, Political and Other Trends

The global automotive industry is cyclical and, as noted above, vehicle production and/or sales may be affected by a broad range of macroeconomic, political and other factors. Some such factors which are currently affecting the industry are discussed below.

Macroeconomic, Political & Other Trends	Description	Potential Impact on Magna

Inflationary Price Increases	• Global markets currently experiencing elevated inflation • Inflationary pressures expected to persist throughout 2023 and 2024

•  Higher (and potentially unrecoverable from customers) operating costs, including for: commodities; energy; labour; freight; and other production inputs

•  Longer-term increases in cost structure as a result of current increases in wage levels

•  Sub-supplier pricing pressures which may not be recoverable through continuous improvement, customer price increases or otherwise

Elevated Interest Rates

•  Increasing global inflation rates have spurred a cycle of monetary policy tightening, including through central bank increases to key short-term lending rates

•  Availability and cost of credit are both factors affecting consumer confidence, which is a critical driver of vehicle sales and thus automotive production

•  Lower sales as a result of a decrease in consumer demand for vehicles, and in turn, lower production

•  Higher borrowing costs for us, at a time when our debt level is increasing to finance the acquisition of Veoneer’s active safety systems business, as well as higher capital expenditure needs in connection with program awards

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Macroeconomic, Political & Other Trends	Description	Potential Impact on Magna

Supply Chain Disruptions

•  Supply chain disruptions, including the global shortage of semiconductor chips that has materially affected global automotive production volumes since 2020 and is expected to continue impacting automotive production volumes and chip pricing in 2023

•  OEMs’ actions in response to the chip shortage have included: unplanned shutdowns of production lines and/or plants; reductions in vehicle production plans; and changes to product mix

•  Supply chain disruptions caused by extreme weather events growing in frequency

•  Lower sales

•  Operational inefficiencies due to volatile OEM vehicle production schedules, including as a result of trapped labour, overtime costs and/or expedited freight

•  Higher inventory levels

•  Increased costs, including premium freight costs and other unrecoverable costs

•  Prolonged disruptions of critical materials or components

•  Pricing pressures from sub-suppliers negatively impacted by production inefficiencies, premium freight costs and/or other costs and surcharges

•  Challenges in retaining employees due to production volatility

•  Financial stress on supply base

Russian Invasion of Ukraine

•  Decrease in global production volumes as a result of automotive OEMs departing Russian market

•  Actions imposed on Russia by U.S., Canada, U.K., the European Union member states and other countries, including:

•  Imposition of sanctions targeting certain Russian leadership and other individuals

•  Restrictions on certain sectors of the Russian economy

•  Expulsion of some Russian banks from the SWIFT global banking system

•  Lower sales for Magna manufacturing operations as a result of the substantial idling of our Russian operations during the first quarter of 2022

•  Potential exacerbation of current risks, including:

•  Increased inflationary pressures, including in energy (particularly natural gas and oil), commodities and transportation/logistics;

•  disruption of vehicle production and supply chains;

•  Further slowdown of economic growth and consumer confidence;

•  Disruptions in the supply of certain gases required in semiconductor chip manufacturing; and

•  Increased cybersecurity threats originating in Russia or from cyber criminals sympathetic to Russia

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Macroeconomic, Political & Other Trends	Description	Potential Impact on Magna

Impact of COVID-19 pandemic

•  Emergence and spread of new, more highly-transmissible variants of the virus which could create a risk of disruptions to the automotive industry, including the risk of mandatory lockdowns/stay-at-home orders or other restrictions, as was the case in parts of China during 2022 as a result of China’s “Zero Covid” Policy

•  Potential deterioration of economic conditions, resulting in lower consumer confidence which typically translates into lower vehicle sales and production levels

A resurgence of COVID-19 combined with new lockdowns could lead to:

•  Potential reductions of our customers’ production including as a result of intermittent shutdowns of any of our customers’, suppliers’ or our own facilities

•  Potential for lower vehicle sales as a result of restrictions on consumers’ ability to purchase vehicles, and thus lower production volumes

•  Elevated levels of absenteeism or potential shortages of employees to staff our facilities, or the facilities of our customers or suppliers

•  Prolonged disruptions of critical materials or components

•  Potential for premium freight costs or increased costs arising from other supplier mitigation activities for products shipped from impacted areas

•  Potential for higher inventory levels in the event of customer and/or supplier shutdowns

•  Financial stress on supply base

•  Potential medium-to longer term societal changes that expand work-from-home practices and reduce consumer reliance on vehicles; and/or increased reluctance to use modes of public transport and/or shared mobility

Economic/political uncertainty

•  Deterioration of consumer confidence, including as a result of:

•  Impact of elevated levels of inflation

•  Impact of elevated long-term interest rates

•  Direct/indirect impacts of geopolitical events, such as Russia’s invasion of Ukraine

•  Banking sector volatility

•  Potential for lower vehicle sales, and thus lower production volumes

•  Planning and investment uncertainty

•  Increasing risk of pricing pressure from OEMs and increasing financial stress on supply base

•  Potential impact on our sales and profits

Accelerating focus on impact of climate change

•  Acceleration of government regulation banning ICE engines

•  Governmental authorities, customers, equity investors, lenders, rating agencies, employees and other stakeholders increasing scrutiny of companies’ impact on and resilience to climate change

•  Focus on energy reduction and transition to renewable / carbon neutral energy sources

•  Increasing expectations regarding disclosures of ESG metrics

•  Growth in investment demand for companies demonstrating sustainable strategy and operations

•  Heightened focus and concern on risk of supply chain disruptions from climate-related events

•  Opportunities from product strategy aligned with sustainable goals

•  Potential energy reduction opportunities could reduce operating costs

•  Carbon neutrality strategies / commitments could require increased capital spending and/or involve higher operating costs, including higher costs to purchase renewable energy and/or carbon offsets

•  Potential for increased / decreased demand for Magna’s Common Shares, based on market views as to sustainability of the company

•  Climate-related events can disrupt automotive supply chains, transportation routes and electricity grids

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Macroeconomic, Political & Other Trends	Description	Potential Impact on Magna

Localization of production	• Pressure on OEMs to localize production of vehicles in markets in which they are sold • Potential to reduce costs and mitigate risks associated with longer supply chains

•  Planning and investment uncertainty

•  Potential incentives for expansion into local markets

•  May result in new opportunities for Magna in markets where we have available capacity or are well established

•  Could also result in duplication of capacity across markets

Industry Trends

The automotive industry is being defined by a number of global megatrends that have shaped our long-term strategy, including:

	Megatrend	Impact on Automotive

Economy	Globalization	Industry built through globalization appears to be undergoing regionalization.
	Environmental Impact	Concern for environment/climate change driving vehicle electrification.
	Natural Resources & Energy	Access to critical battery minerals and availability of sufficient renewable energy may define success of drive to vehicle electrification.

Society	Demographic Change & Individualism	Product design will be influenced by aging population and growing individualization.
Digital Transformation

Connectivity and digitization impact both product and process. New vehicle architectures that connect the subsystems along with software functionality creates additional value to products. Process is also impacted due to increased digitization, driven by increased requirements for productivity and quality.

	Health & Well-Being	Active Driver Assistance Systems (“ADAS”) and autonomy take rates will be driven both by consumer preferences as well as regulatory requirements tied to increased safety.

Mobility	Urbanization	Continued growth in urban population will lead to changes in mobility as a result of increased density and congestion with an increase in EV adoption and new transport modalities.
	New Mobility	Emerging new mobility eco-system offers a range of potential opportunities for new products and services.

These global megatrends and other factors are driving a number of industry trends, which are discussed below together with their potential impact on Magna.

Automotive Industry Trends	Description	Potential Impact on Magna

Continuing focus on reducing vehicle’s energy consumption and CO2 emissions

•  Sustainability considerations and regulatory action, resulting in push for more efficient, cleaner and smaller-displacement engines

•  Increasing trend toward electrified vehicles drives demand for solutions to help extend driving range from single battery charge

•  Continuing opportunities to support OEM customers’ efforts through lightweighting, more efficient drivetrains, electrification and active aerodynamics

•  Magna’s diversified portfolio supports both transition to EV, as well as traditional vehicle architectures — positioning Magna to proactively manage the speed of the transition to EVs

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Automotive Industry Trends	Description	Potential Impact on Magna

Accelerating demand for electric, hybrid vehicles and investment in vehicle electrification

•  Sustainability considerations and regulatory actions, including mandatory phase-outs of the sale or registration of new ICE vehicles in the future, driving increased emphasis on electrified powertrains

•  Increased interest in electrified solutions, especially in Europe and China

•  Growing proportion of SUVs and CUVs may facilitate increased electrification

•  Significant development and engineering costs for OEMs may drive increased outsourcing to suppliers and increased collaboration among OEMs

•  Opportunities to grow Magna content and sales in areas such as drivetrain products and battery enclosures

•  Strong level of investment required to grow or maintain market share could impact short term financial performance

•  Pricing pressure on, and migration of value away from, traditional products in order for OEMs to accommodate cost of battery systems and electrified products

•  Quoting risk and technology risks, as well as lack of warranty experience with electrified products

•  Increased competition, including from new market entrants providing electrified solutions

•  Potential risk of OEMs in-sourcing a greater proportion of EV components and systems production

•  Potential long-term displacement of some mechanical products where there are alternative electrified solutions

Continued growth in demand for driver assistance/active safety systems, with longer- term potential for growth in autonomous driving capabilities	• Growth in demand for driver assistance features/active safety systems • Driven by tightening safety regulations and continued growth in demand for luxury segment vehicles

•  Opportunity to grow Magna content and sales, particularly in ADAS products

•  Continued expenditures for growth in ADAS required to develop Magna’s autonomous driving capabilities could impact short-term financial performance

•  Quoting risk and technology risks, as well as lack of warranty experience with ADAS products

•  Potential challenges in attracting and retaining highly skilled engineering and software personnel

Disruption by new industry entrants offering “mobility as a service” (“MaaS”)

•  Growth of ride hailing and ride sharing services in urban areas

•  Potential substitute for personal mobility vehicles, particularly in congested urban centres

•  May result in lower production volumes of vehicles from traditional OEMs

•  Alternative revenue streams or new business opportunities for full-vehicle engineering and manufacturing, as well as additional service offerings

•  Potential loss of business with traditional OEMs, to the extent MaaS adversely impacts OEMs

•  Potential risks relating to conducting business with new Maas entrants that may have limited operating history, as well as financial, capital or other resources

•  Uncertainty with respect to volume of new Maas product offerings creates risks relating to recovery of engineering/capital investments

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Automotive Industry Trends	Description	Potential Impact on Magna

Emergence of Potentially Disruptive EV OEMs	• Accelerating trend towards vehicle electrification has led to the emergence of EV-focused OEMs, including in China

•  Potential for cooperative relationships and new business opportunities with new EV entrants

•  Potential risks relating to conducting business with emergent OEMs that may have limited: operating history, as well as financial, capital or other resources

•  Uncertainty regarding consumer acceptance of EVs, particularly those made by new OEMs

•  Uncertainty regarding which emergent OEMs will succeed in the long-term creates potential customer and/or partnership risk

•  Failure to grow with those emergent OEMs that achieve commercial success could impact our long-term strategy

Accelerating demand for connected vehicles

•  Pervasiveness of digitalization in consumer’s daily lives is driving growing demand to include connectivity features in vehicles

•  Personalization of end user functionality in vehicle experience increasingly attractive to consumers

•  Growth in vehicle architectures that connect subsystems and include software functionality

•  Opportunities to grow Magna high-value content, particularly given our systems capabilities

•  Potential for establishment of new business models, including software as a service

•  Potential challenges in attracting and retaining highly skilled engineers and software personnel

•  Potential product cybersecurity risks related to vehicles connected to external networks, which could impact consumer adoption of connectivity related products/systems

Significant R&D spending

•  Large-scale OEM and Tier 1 Supplier investments to comply with tightening emissions regulations

•  Significant spending by OEMs, new market entrants and Tier 1 Suppliers on vehicle autonomy systems and new mobility solutions

•  Significant development and engineering costs for OEMs may drive increased collaboration among OEMs

•  Pricing pressure on, and migration of value away from, traditional products in order for OEMs to accommodate cost of electrification, as well as active safety / autonomous features

•  OEM inability to achieve planned sales volumes for electrified vehicles could impact suppliers’ ability to recover pre-production costs

•  Technical challenges to commercialize new technologies in ADAS

•  Intense competition from established and new market entrants

•  Risks related to establishing and maintaining intellectual property rights, including potential challenges to intellectual property ownership

Continuing elevated product warranty expectations and product recall levels

•  Over the last decade, OEMs have become more inclined to recall vehicles with potentially faulty products

•  Increased frequency and severity of recalls, together with other factors, have impacted coverage and pricing for recall insurance

•  Increased OEM pricing pressure, including pressure to assume incremental warranty costs

•  Increasing product recall claims and related product replacement cost risk, even where root cause not agreed with OEM

•  Higher self-insured retentions and, reduced coverage limits on recall insurance, as well as increased reluctance by certain sub-suppliers to absorb full cost of warranty/ recall relating to failure of their components, create greater net exposure

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Automotive Industry Trends	Description	Potential Impact on Magna

OEM cooperative alliances / consolidation	• Joint platform development and cost sharing • Joint purchasing	• Increased OEM pricing pressure • Increase in sales, where Magna has strong relationship with lead OEM • Decrease in sales, where Magna has weaker relationship with lead OEM

Long-term growth of Chinese OEMs and suppliers

•  Aided by China’s accelerated focus on vehicle electrification

•  Chinese OEMs may have low cost base which could provide advantage for expansion into global markets

•  Large number of Chinese OEMs and excess production capacity could result in consolidation

•  New business opportunities, including drivetrain, electronics and ADAS products, and full vehicle engineering and assembly

•  Potential loss of business with traditional OEMs, to the extent new OEMs adversely impact traditional OEMs

•  Vertical integration risk as a result of Chinese OEMs having a financial / ownership interest in certain suppliers

•  Potential for new partnerships and collaborations

Chinese policies aimed at growing high-value domestic development/production	• Chinese government plans to increase engineering, development and manufacturing of high-value, high-tech products in China

•  Increased localization of engineering, development and manufacturing

•  Uncertainty regarding whether Chinese domestic companies will be preferred over foreign-owned companies operating in China

•  Potential for increased export control restrictions in the U.S. and Western Europe relating to strategically important and/or technologically advanced products and technology

Emergence of new “best-cost” automotive markets	• New “best-cost” automotive markets (e.g. Morocco and Vietnam), which are close to larger established manufacturing markets (France/Spain and China, respectively)	• Potential new “best-cost” market for engineering talent • Increased level of investment in new markets required • Various risks of doing business in foreign markets

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Our Corporate Strategy

We have distilled the impacts of the global megatrends into four long-term strategic factors which we see defining the “Car of the Future” – electrification, autonomy, new mobility and connectivity. We believe we are well-positioned to capitalize on opportunities in each area:

We possess an enhanced e-Powertrain portfolio with a range of products that addresses the roadmap for the transition to EVs. We continue to win new EVs business.

We possess full ADAS capability and complete ADAS system expertise. We take a systems level approach in developing ADAS building blocks for OEM customers with a focus up to level 2+/3 ADAS capabilities.

We have expanded our collaboration ecosystem and continue to look at opportunities to leverage new business models. The breadth of our capabilities make us a key enabler of OEM customers and new entrants in the New Mobility space.

We possess software-enabled functionality in our electronic control unit-related products. This functionality could help optimize performance and efficiency in connected products, such as our connected powertrains.

We have developed our corporate strategy to realize the opportunities from these trends. Key elements of such strategy include:

1. Increasing capital deployment toward high-growth areas aligned with the “ Car of the Future”

We are proactively managing our portfolio and evolving our product mix based on alignment with the Car of the Future. We seek to grow our business and capabilities in areas which are positively impacted by the global megatrends discussed earlier. Examples of such areas include powertrain electrification, ADAS and battery enclosures, as well as our contract vehicle manufacturing operations. As illustrated below, we believe that a substantial proportion of our product areas are not adversely impacted by the global megatrends, including our body, chassis, lighting, active aerodynamics, dual clutch transmissions, mirrors, mechatronics and seating products.

Lastly, there are elements of our product portfolio which are negatively impacted by the global megatrends and are expected to be less directly relevant to the Car of the Future. Examples of such products include manual transmissions, mechanical AWD/4WD systems and fuel tank systems. Despite their declining long-term strategic importance, our assets and expertise associated with these products remain relevant to, and can be redeployed for, growing product areas aligned with the Car of the Future.

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2. Driving Operational Excellence

We are committed to manufacturing excellence. We continue to elevate our approach to manufacturing by implementing “factory of the future” initiatives including: enhanced use of big data and analytics; advanced robotics; additive manufacturing; and augmented reality. The ultimate goal is to achieve greater profitability through further enhanced quality, production efficiency, reduction of floor space and improved return on investments. Critical elements of our approach to operational excellence include our World Class Manufacturing initiatives and MAFACT operating system, which are discussed in “Section 6 – Description of the Business – Manufacturing & Engineering” in this AIF. Additionally, our Sustainability strategy dovetails with our efforts around operational excellence, due to the focus on energy optimization and minimization of both water withdrawals, as well as waste streams to landfill. Details of our approach to Sustainability, including energy, water and waste reduction targets, can be found in our Sustainability Report, which is Appendix 1 to this AIF.

3. Unlocking New Business Models and Markets

The new mobility landscape, which is generally urban, electrified, autonomous and connected, is creating new business models and markets. We believe that our systems and complete vehicle knowledge, including elements of our portfolio such as EV and ADAS platforms, provide us with an advantage in pursuing such opportunities. In addition, our ability to use capital efficiently, launch programs reliably and help speed products to market, makes Magna a key enabler of new entrants. Additionally, we are using our capabilities and platform technologies to enter the micromobility market. For example, in 2022 we invested in the Yulu electrified two-wheeler shared mobility business in India and related battery-swapping business and have a number of activities underway involving Magna-developed and third-party developed delivery robots.

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5. Risk Factors

The industry in which we compete and the business we conduct are subject to a number of risks and uncertainties. Our short and medium-term operational success, as well as our ability to create long-term value through our corporate strategy, are subject to a number of risks and uncertainties. These risks and uncertainties, together with a number of assumptions, underlie the forward-looking statements made in this AIF. In order to fully understand these risks, uncertainties and assumptions, you should carefully consider the following risk factors in addition to other information included in this AIF:

Macroeconomic, Geopolitical and Other Risks

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Impact of Russian Invasion of Ukraine: Our operations in Russia were substantially idled in the first quarter of 2022 and remain substantially idled. In the second quarter of 2022, we impaired the value of the balance sheet investments for our operations in Russia, including deferred cumulative translation losses, by recording a $376 million impairment charge. However, we remain subject to a number of other risks relating to the conflict which are described elsewhere in these Risk Factors, including: increased inflationary pressures, including in energy (particularly natural gas and oil), commodities and transportation/logistics; disruptions to vehicle production and/or supply chains; a further slowdown in global economic growth and consumer confidence; disruptions to the supply of certain gases required in semiconductor chip manufacturing; and increased cybersecurity threats originating in Russia, or from cyber criminals sympathetic to Russia. A material occurrence of one or more of the foregoing risks could have a material adverse effect on our business and results of operations.

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Inflationary Pressures: We continue to experience elevated inflation in all markets in which we operate, with higher commodity, energy, labour, freight and other production input pricing expected to persist throughout 2023 and 2024. While many of these input price increases will moderate over time, the increases in wage levels we are currently experiencing are likely to have a longer-term effect on our cost structure. Additionally, we may continue to experience price increases or surcharges from sub-suppliers in connection with the inflationary pressures they face. The inability to offset inflationary price increases through price increases to or cost recoveries from our customers, modifications to our products, continuous improvement actions or otherwise, could have a material adverse effect on our profitability.

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Interest Rates: Increasing global inflation rates have spurred a cycle of monetary policy tightening, including through central bank increases to key short-term lending rates. The availability and cost of credit are both factors affecting consumer confidence, which is a critical driver of vehicle sales and thus automotive production. A material, sustained decrease in consumer demand for vehicles could result in further reductions to vehicle production from levels assumed in our business plan, which could have a material adverse effect on our profitability and financial condition. Higher interest rates will have an adverse effect on our borrowing costs at a time when our debt level is increasing as we finance the acquisition of Veoneer’s active safety systems business, as well as higher capital expenditure needs in connection with new program awards. A prolonged period of higher interest and/or sustained interest rate increases could have an adverse effect on our profitability.

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COVID-19: While we believe that the worst of the pandemic is behind us, the continued development and spread of highly-transmissible COVID-19 variants continues to create a risk of disruptions to the automotive industry. Although unlikely in our key production markets, such risks could include mandatory lockdowns/stay-at-home orders or other restrictions, which could restrict consumers’ ability to purchase vehicles; restrict production; cause elevated employee absenteeism; result in us incurring significant unrecoverable costs; and lead to supply chain disruptions. Over the medium-to long term, the pandemic may result in societal changes that impact the automotive industry, positively or negatively, including as a result of: expanded work-from-home practices that reduce consumers’ reliance on vehicles; and/or increased reluctance by people to utilize modes of public transit and/or shared mobility. Any resurgence of COVID-19 that causes prolonged production shutdowns and/or restrictions on consumers’ ability to purchase vehicles, or long-term changes in consumers’ vehicle purchasing behaviour, could have a material adverse effect on our operations, sales and profitability.

Risks Related to the Automotive Industry

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Economic Cyclicality: Ordinarily, the global automotive industry is cyclical, with potential for regional differences in the timing of expansion and contraction of economic cycles. In normal industry cycles, lower consumer confidence typically translates to lower vehicle sales and production volumes. Examples of factors which often reduce consumer confidence include: worsening economic, political, and other conditions; military conflict; increasing inflation (particularly fuel and energy prices); and rising interest rates. A significant decline in vehicle production volumes from levels assumed in our business plan could have a material adverse effect on our profitability and financial condition.

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Regional Production Volume Declines: North America, Europe and China are key automotive producing regions for us, and our operating results are primarily dependent on car and light truck production by our customers in these regions. A significant or sustained decline in vehicle production volumes in any or all these geographic regions could have a material adverse effect on our operations, sales, and profitability.

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Deteriorating Vehicle Affordability: Vehicle affordability to consumers is becoming more challenged due to a combination of factors, including: higher prices for EVs; costs related to advanced electronic systems; increasing vehicle finance costs due to rising interest rates;

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inflationary cost increases, and limited vehicle supply. A material, sustained decrease in consumer demand for vehicles due to deteriorating vehicle affordability could result in further reductions to vehicle production from levels assumed in our business plan, which could have a material adverse effect on our profitability and financial condition.

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Potential Consumer Hesitancy: The automotive industry is transitioning from vehicles powered by internal combustion engines to EVs. EV penetration rates differ regionally based on factors such as government regulation, availability of government subsidies, charging infrastructure and consumers’ levels of disposable income. Consumers may be hesitant to purchase EVs due to: the higher cost compared to ICE vehicles; reduction or elimination of government subsidies; uncertainty regarding battery technologies and/or charging infrastructure; the proliferation of new, EV-focused OEMs and/or new EV models with little or no operating and warranty history; and other factors. At the same time, consumers may be hesitant to purchase new ICE vehicles, during the transition toward EVs. Any widespread consumer hesitancy which results in consumers deferring purchases of both new EVs and ICE vehicles during the transition to EVs could materially affect vehicle production volumes which could have a material adverse effect on our profitability.

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Intense Competition: The automotive supply industry is highly competitive and becoming more so. Some of our competitors have higher or more rapidly growing market share than we do in certain product or geographic markets. Additionally, a number of established electronics, semiconductor chip and contract manufacturing companies have entered or expanded their presence in the automotive industry. At the same time, disruptive technology innovators have been introducing novel product and service solutions which traditional automotive suppliers may not be able to match. Failure to successfully compete with existing or new competitors, including failure to grow our electronics and/or EV content at or above the rate of growth of vehicle production, could affect our ability to fully implement our corporate strategy.

Strategic Risks

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Alignment With “Car of the Future”: The success of our corporate strategy is correlated in part to our ability to evolve our product mix based on alignment with trends defining the “Car of the Future.” Accordingly, we seek to grow our business and capabilities in areas which are positively impacted by megatrends related to vehicle electrification, autonomy, new mobility, and connectivity. Examples of such product areas include powertrain electrification, ADAS and battery enclosures. Some elements of our product portfolio are negatively impacted by the foregoing megatrends, including manual transmissions, mechanical all-wheel drive/four-wheel drive systems and fuel tank systems. The failure to grow our megatrend-aligned product areas at or above the industry rates of growth for such products could have a material adverse effect on our profitability and financial condition.

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Technology and Innovation: While we continue to invest in technology and innovation which we believe will be critical to our long-term growth, the automotive industry is experiencing significant electrical, electronic, and software-driven change and disruption. Our ability to anticipate changes in technology and to successfully develop and introduce new and enhanced products and/or manufacturing processes on a timely basis will be a significant factor in our ability to remain competitive. Additionally, our success is dependent on our ability to attract, train, develop and retain employees with the required technical and software skills. If we are unsuccessful or are less successful than our competitors in consistently developing innovative products and/or processes, we may be placed at a competitive disadvantage in bidding for new business and may not be able to recover some or all of our engineering, research and development costs, which could have a material adverse effect on our profitability and financial condition and ability to fully implement our corporate strategy.

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Investments in Mobility and Technology Companies: In addition to our development activities, we have invested in various mobility and technology companies, as well as funds that invest in such companies. Such investments are an important element of our long-term strategy, and we may make further investments in such companies. However, investing in such companies involves a high degree of risk, including the potential loss of some or all of our investment value. There is currently no public market for the shares or units of some of these investments and, as a result, we may be unable to monetize such investments in the future. In some cases, we have shares or share purchase warrants with technology-driven suppliers or OEMs with which we have commercial relations and the value of our shares in such companies may be closely related to the commercial success of such programs. Investments in companies or funds which are currently or subsequently become publicly traded are “marked-to-market” quarterly, which may result in us recording unrealized gains or losses in any given quarter. The realization of any of the foregoing investment-related risks could have an adverse effect on our profitability and financial condition.

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Evolving Business Risk Profile: The risk profile of our business continues to evolve with the increasing importance to us of product areas such as electrified powertrains, ADAS and electronics, as well as new mobility business models. With this continuing evolution, we may face new or heightened risks, including: forecasting and planning risks related to penetration rates of EVs, as well as take-rates for ADAS or features offered to consumers as optional items; reduction in demand for certain products which are unique to internal combustion engine vehicles; challenges in quoting for profitable returns on products with leading-edge technologies and/or new service models for which we may not have significant quoting experience; rigorous testing and validation requirements from OEM customers for complex new products; increased warranty and recall risks on new products and leading-edge technologies; increased product liability risks; heightened risk of technological obsolescence of some of our products, processes and/or assets; and difficulties in attracting or retaining employees with critical skills in high-demand areas. Realization of one or more such risks could have a material adverse effect on our operations, profitability, or financial condition.

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Customer-Related Risks

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Customer Concentration: Although we supply parts to all the leading OEMs, a significant majority of our sales are to six customers: General Motors, BMW, Stellantis, Mercedes-Benz, Ford and Volkswagen. In light of the amount of business we currently have with these six customers, our opportunities for incremental growth with them may be limited. Shifts in market share away from our top customers could have a material adverse effect on our profitability to the extent we are unable to offset such lost sales with sufficient sales growth with alternative OEMs.

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Growth with Asian OEMs: The amount of business we have with Japanese, Korean and Chinese-based OEMs generally lags with that of our six largest customers, due in part to the existing relationships between such Asian OEMs and their preferred suppliers. Our inability to significantly grow our business with Asian-based OEMs could have an adverse effect on our profitability.

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Emergence of Potentially Disruptive EV OEMs: A number of potentially disruptive EV-focused OEMs, including Fisker, Lucid, Nio, Rivian and Vinfast, have emerged in recent years, but it remains too early to predict which EV-focused OEMs will succeed. Vehicle electrification is an important component of our strategy, including through product areas such as electric drive systems and battery enclosures, as well as services such as complete vehicle engineering and contract vehicle manufacturing. While we are developing business relationships with some of the newer EV-focused OEMs, we do not have relations with all, nor are such relationships as well established as those with our traditional customers. The failure to sufficiently grow our sales to such OEMs which achieve significant commercial success could adversely impact our long-term strategy. At the same time, the failure of newer EV-focused OEMs to which we supply systems or vehicles to achieve their sales projections could adversely impact the success of our customer diversification and electrified product strategies, as well as create counterparty risks described below.

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Evolving Counterparty Risk Profile: Conducting business with newer EV-focused OEMs continues to alter the risk profile of our business and poses incremental risks and challenges compared to our traditional customers, including as a result of: their relatively short operating histories; limited financial, liquidity/capital or other resources; less mature product development and validation processes; uncertain market acceptance of their products/services; and untested business models. These factors may elevate our counterparty risk in dealing with such OEMs, particularly with respect to recovery of: pre-production expenses; tooling, engineering and production receivables; amortized cost recoveries; inventory obsolescence; as well as committed capital and/or capacity. Our exposure to loss on current assets related to such OEM customers as at December 31, 2022 was approximately $225 million. In some cases, we may hold a minority equity position in such companies which involves a high degree of risk, including those discussed above under “Investments in Mobility and Technology Companies”. The inability of newer EV-focused OEMs to achieve commercial success, or the bankruptcy or insolvency of any such OEM with which we conduct business, could result in us incurring material cash and impairment charges, which could have a material adverse effect on our financial condition.

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Dependence on Outsourcing: We depend on outsourcing by OEMs, including the outsourcing of complete vehicle assembly to our contract vehicle manufacturing business. The extent of such outsourcing is dependent on a number of factors, including: the cost, quality, and timeliness of outsourced production relative to in-house production by an OEM; the degree of unutilized capacity at an OEM’s facilities; and collective bargaining agreements and labour relations between OEMs and labour unions. Currently, OEMs in Europe and China have excess vehicle assembly capacity. Additionally, since EVs have fewer components than vehicles with internal combustion engines, some OEMs may insource production of certain components or systems to maintain employment levels committed to in collective bargaining agreements and/or in connection with government incentives. A reduction in outsourcing by OEMs, or the loss of any material production or assembly programs combined with the failure to secure alternative programs with sufficient volumes and margins, could have a material adverse effect on our profitability.

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Customer Consolidation and Cooperation: There have been a number of examples of OEM consolidation in recent years. Additionally, competing OEMs have cooperated and collaborated in different ways to save costs, including through joint purchasing activities, platform sharing, powertrain sharing, joint R&D and regional joint ventures. While OEM consolidation and cooperation may present opportunities, they also present a risk that we could lose future business or experience even greater pricing pressure on certain production programs, either of which could have an adverse effect on our profitability.

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Market Shifts: While we supply parts for a wide variety of vehicles produced globally, we do not supply parts for all vehicles produced, nor is the number or value of parts evenly distributed among the vehicles for which we do supply parts. Shifts in market shares away from vehicles on which we have significant content, as well as vehicle segments in which our sales may be more heavily concentrated, could have a material adverse effect on our profitability.

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Consumer Take Rate Shifts: Shifts in consumer preferences may impact “take rates” for certain types of products we sell. Examples of such products include: all-wheel drive systems; power liftgates; active aerodynamics systems; ADAS; and complete vehicles with certain option packages or option choices. Where shifts in consumer preferences result in higher “take rates” for products that we do not sell or for products we sell at a lower margin, our profitability may be adversely affected.

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Quarterly Sales Fluctuations: Our business is generally not seasonal, but our sales and profits are closely related to our automotive customers’ vehicle production schedules. Our largest customers typically shut down vehicle production for brief periods which fall during our third and fourth fiscal quarters. These scheduled shutdowns of our customers’ production facilities could cause our sales and profitability to fluctuate when comparing fiscal quarters within any given year.

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Customer Purchase Orders: Contracts from our customers consist of blanket purchase orders which generally provide for the supply of a customer’s annual requirements rather than a specific quantity of products, and can be terminated by a customer at any time. If a

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purchase order is terminated, we may have various pre-production, tooling, engineering and other costs which we may not recover from our customer and which could have an adverse effect on our profitability.

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Potential OEM Production-Related Disruptions: Any significant OEM production disruptions, including as a result of labour unrest related to collective bargaining agreement negotiations occurring at GM, Ford and Stellantis in 2023, would lead to disruptions to our production, which could have a material adverse effect on our sales, and profitability.

Supply Chain Risks

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Semiconductor Chip Supply Disruptions and Price Increases: A global shortage of semiconductor chips for use in automotive applications has had a material adverse effect on global automotive production volumes since 2020 and is expected to continue impacting volumes and chip pricing in 2023. In response to semiconductor chip shortages, OEMs continue to take actions such as: unplanned shutdowns of production lines and/or plants; reductions in their vehicle production plans; and changes to their product mix. Such OEM responses can result in a number of direct and indirect consequences for Tier 1 suppliers like Magna, including: lower sales; significant production inefficiencies resulting from our production lines being stopped/restarted unexpectedly when OEMs’ allocate scarce chips to specific production programs; higher inventory levels; premium freight costs to expedite shipments; other unrecoverable costs and charges, including from sub-suppliers which have been adversely affected by higher chip prices and/or production inefficiencies; and increased challenges in retaining employees through production disruptions. It remains unclear when supply and demand for automotive semiconductor chips will fully rebalance. A worsening or prolongation of the semiconductor chip shortage could have a material adverse effect on our operations, sales, and profitability.

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Supply Chain Disruptions: In addition to the global shortage of semiconductor chips for automotive applications, OEMs and Tier 1 automotive suppliers may also experience supply disruptions or constraints on other critical manufacturing inputs, such as steel and/or aluminum. Supply chain disruptions which prevent us from timely supplying products to our customers could result in a range of potential adverse consequences, including: unrecoverable price increases; elevated, unrecoverable costs such as those for premium freight or re-sourcing of supply; penalties or business interruption claims by our customers; loss of future business; and reputational damage. The impacts of prolonged supply chain disruptions or constraints could have a material adverse effect on our operations and profitability.

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Regional Energy Supply and Pricing: Regional energy supplies have experienced disruptions due to the impact of Russia’s invasion of Ukraine, supply/demand imbalances, regulatory restrictions on energy usage, severe weather events and challenges related to the transition to renewable energy generation. Prices for energy inputs critical to manufacturing, such as natural gas and electricity, spiked in parts of Europe in 2022 and, although they have eased from their 2022 peaks, are expected to remain significantly higher than pre-2022 levels throughout 2023. Unforeseen supply or demand shocks, prolonged energy disruptions and/or significant energy price increases could have a material adverse effect on our operations and profitability.

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Supply Base Condition: We rely on a number of suppliers to supply us with a wide range of components required in connection with our business. The financial health of automotive suppliers is impacted by a number of factors, including economic conditions and production volumes. A significant worsening of economic conditions or reduction in production volumes could deteriorate the financial condition of our supply base, which could lead to, among other things: disruptions in the supply of critical components to us or our customers; and/or temporary shut-downs of one of our production lines or the production lines of one of our customers; all of which could have a material adverse effect on our profitability.

Manufacturing/Operational Risks

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Product Launch: The launch of production is a complex process, the success of which depends on a wide range of factors, including: the timing and frequency of design changes by our customers relative to start of production; product maturity and complexity; production readiness of our own, as well as our customers’ and suppliers’ manufacturing facilities; robustness of manufacturing and validation processes; launch volumes; quality and production readiness of tooling and equipment; sufficiency of skilled employees; and initial product quality. Failure by us to successfully launch a new product or complete vehicle could result in commercial or litigation claims against us which could have a material adverse effect on our profitability and reputation. Additionally, a significant product or program launch failure could adversely affect our reputation and/or ability to execute our strategy.

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Operational Underperformance: From time to time, we may have operating divisions which are not performing at expected levels of profitability. The size and complexity of automotive manufacturing operations often makes it difficult to achieve a quick turnaround of underperforming divisions. Significant underperformance in our operating divisions could have a material adverse effect on our profitability and operations.

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Restructuring Costs: We may sell some product lines and/or downsize, close, or sell some of our operating divisions. By taking such actions, we may incur restructuring, downsizing and/or other significant non-recurring costs. These costs may be higher in some countries than others and could have a material adverse effect on our profitability.

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Impairments: We have recorded significant impairment charges related to equity interests in joint ventures, goodwill and long-lived assets in the past and may do so again in the future. The early termination, loss, renegotiation of the terms of, or delay in the implementation of, any significant production contract could be indicators of impairment, as may the technological obsolescence of any of our products or production assets or volumes that are lower than previously expected. In conducting our impairment analysis, we

22        Annual Information Form

make forward-looking assumptions regarding: the impact of turnaround plans on underperforming operations; new business opportunities; program price and cost assumptions on current and future business; the timing and success of new program launches; and forecast production volumes. To the extent such forward-looking assumptions are not met, any resulting impairment loss could have a material adverse effect on our profitability.

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Labour Disruptions: Some of our manufacturing facilities are unionized, as are many manufacturing facilities of our customers and suppliers. While unionized facilities are subject to the risk of labour disruptions from time to time, we cannot predict whether or when any labour disruption may arise, or how long such a disruption could last. A significant labour disruption could lead to a lengthy shutdown of our or our customers’ and/or our suppliers’ production lines, which could have a material adverse effect on our operations and profitability.

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Skilled Labour Attraction/Retention: Our business is based on successfully attracting, training, developing and retaining employees at all levels of the company from “shop-floor” to Executive Management. The markets for highly skilled workers, as well as talented professionals and leaders in our industry are extremely competitive, particularly in the major global automotive and technology centres in which many of our operations are located. The inability to meet our needs for skilled workers and talented professionals and leaders, whether through recruitment or internal training and development activities could impact our ability to profitably conduct business and/or effectively implement our strategy.

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Leadership Expertise and Succession: Effective succession planning programs and practices are a critical element of our overall talent management strategy. We experienced a significant number of planned retirements in the last few years, and may experience similar waves in future years. As a result of such retirements, we have multiple senior leaders recently appointed to roles at a time of significant macroeconomic, geopolitical, industry and other disruptions discussed elsewhere in these Risk Factors. While we believe that our leadership development and succession program has been effective in facilitating leadership transitions to date, our ability to profitably conduct business and/or successfully implement our strategy could be impacted by the failure to: identify, train, develop and support high-performing leaders; ensure effective knowledge transfers from transitioning leaders to successors; and/or otherwise promote organizational robustness and resilience through leadership transitions in critical roles.

Pricing Risks

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Quote/Pricing Assumptions: The time between award of new production business and start of production typically ranges between two and four years. Since product pricing is typically determined at the time of award, we are subject to significant pricing risk due to changes in input costs and quote assumptions from the time of award through the start of production. This risk is elevated in a rising inflation environment, as is currently the case globally, including with respect to wages, energy, and commodities. The inability to quote effectively, or the occurrence of a material change in input cost or other quote assumptions between program award and production, could have a material adverse effect on our profitability.

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Customer Pricing Pressure/Contractual Arrangements: We face ongoing pricing pressure from OEMs, including through: quoting pre-requirements; long-term supply agreements with mutually agreed price reductions over the life of the agreement; non-contractual annual price concession demands; pressure to absorb costs related to product design, engineering and tooling, and/or amortize such costs through the piece price for the product; pressure to assume incremental warranty costs; and OEM refusal to fully offset inflationary price increases. OEMs possess significant leverage over their suppliers due to their purchasing power and the highly competitive nature of the automotive supply industry. As a result of the broad portfolio of parts we supply to our six largest OEM customers, such customers may be able to exert greater leverage over us as compared to our competitors. We attempt to offset price concessions and costs in a number of ways, including through negotiations with our customers, improved operating efficiencies and cost reduction efforts. Our inability to fully offset price concessions, absorb design, engineering, and tooling costs, and/or fully recover such costs over the life of production, could have a material adverse effect on our profitability. Moreover, while we attempt to negotiate contractual terms with our suppliers that align with the contractual terms between us and our OEM customers, we may not always be successful in doing so. Any such gaps between our customer and supplier contract terms could, in certain circumstances, have an adverse effect on our profitability.

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Commodity Price Volatility: Prices for certain key raw materials and commodities used in our parts, including steel, aluminum, and resin, can be volatile. In some cases, our risk is mitigated because we purchase steel or aluminum under customer resale programs. Where such commodity purchases are not made under customer resale programs, we seek to offset commodity price increases by: passing such increases to our customers, engineering products with reduced commodity content, implementing hedging strategies, or otherwise. To the extent we are unable to offset commodity price increases, such additional commodity costs could have an adverse effect on our profitability.

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Scrap Steel/Aluminum Price Volatility: Some of our manufacturing facilities generate a significant amount of engineered scrap steel and/or aluminum in their manufacturing processes, but recover some of the value through the sale of such scrap. Scrap steel and scrap aluminum prices can also be volatile and do not necessarily move in the same direction as steel or aluminum prices. Declines in scrap steel/aluminum prices from time to time could have an adverse effect on our profitability.

Warranty/Recall Risks

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Repair/Replacement Costs: We are responsible for repair and replacement costs of defective products we supply to our customers. Certain of our products, such as transmissions and battery enclosures, typically have a higher unit and labour service cost in the event of

Magna International Inc.        23

replacement. Other products, such as cameras and side door latches, are supplied in multiples of two or four for a single vehicle, which could result in significant cost in the event all need to be replaced. OEMs and/or government regulators can initiate recalls of safety or regulated products, which could place us at risk for the costs of the administrative costs of the recall, in addition to the repair/replacement costs of defective products, even in situations where we dispute the need for a recall or the responsibility for any alleged defect. The obligation to repair or replace defective products could have a material adverse effect on our operations and profitability. To the extent such obligation arises as a result of a product recall, we may face reputational damage, and the combination of administrative and repair/replacement costs could have a material adverse effect on our profitability.

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Warranty Provisions: In certain circumstances, we are at risk for warranty, product liability and recall costs. We are currently experiencing increased customer pressure to assume greater warranty responsibility. Certain customers seek to impose partial responsibility for warranty costs where the underlying root cause of a product or system failure cannot be determined. Warranty provisions for our products are based on our best estimate of the amounts necessary to settle existing or probable claims related to product defects. In addition, warranty provisions for our powertrain systems, electronics and complete vehicle programs are also established based on our or our customers’ warranty experience with the applicable type of product and, in some cases, the terms in the applicable customer agreements. Actual warranty experience which results in costs that exceed our warranty provisions, could have a material adverse effect on our profitability.

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Product Liability: We cannot guarantee that the design, engineering, testing, validation, and manufacturing measures we employ to ensure high-quality products will be completely effective, particularly as electronic content and product complexity increases and/or as we enter newer product areas such as ADAS. If our products fail to perform as expected or as required by governmental regulations, and/or to the extent any such failure results in, or is alleged to result in, bodily injury and/or property damage or other losses, our customers or government regulators may initiate a product recall of such products and/or third party product liability claims may be brought against us. The defense of product liability claims, particularly class action claims in North America, may be costly and judgements against us could impair our reputation and have a material adverse effect on our profitability.

Climate Change Risks

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Transition Risks and Physical Risks: Our Sustainability Report, which is appended to our current Annual Information Form / Annual Report on Form 40-F, contains a detailed discussion of transitional and physical climate change risks, along with our efforts to mitigate them. Readers are encouraged to review such climate risk disclosures.

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Strategic and Other Risks: A number of the risk factors discussed above contain detailed discussion of strategic and other risks related to the evolution of the automotive industry and our business within the context of the transition to electromobility, including: Alignment with “Car of the Future”; Technology and Innovation; Evolving Business Risk Profile; Emergence of Potentially Disruptive EV OEMs; and Evolving Counterparty Risk Profile. Readers are encouraged to review this entire Risk Factors section in its entirety.

IT Security/Cybersecurity Risks

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IT/Cybersecurity Breach: Although we have established and continue to enhance security controls intended to protect our IT systems and infrastructure, there is no guarantee that such security measures will be effective in preventing unauthorized physical access or cyber-attacks. A significant breach of our IT systems could: result in theft of funds; cause disruptions in our manufacturing operations; lead to the loss, destruction, or inappropriate use of sensitive data, including employees’ personal data; or result in theft of our, our customers’ or our suppliers’ intellectual property or confidential information. The occurrence of any of the foregoing could adversely affect our operations and/or reputation and could lead to claims against us that could have a material adverse effect on our profitability.

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Product Cybersecurity: The risk of vehicle cyber-attacks have risen with the proliferation of technology designed to connect vehicles to external networks. Although vehicle and systems-level cybersecurity controls and protections are typically managed and/or specified by our OEM customers, we cannot provide assurance that such controls and protections will be effective in preventing cyber intrusion through one of our products. Furthermore, an OEM customer may still seek to hold us financially responsible, even where the OEM specified the cybersecurity controls and protections. Any such cyber intrusion could cause reputational damage and lead to claims against us that have an adverse effect on our profitability.

Acquisition Risks

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Acquisition of Strategic Targets: We intend to continue to pursue acquisitions in those product areas which we have identified as key to our long-term corporate strategy. However, as a result of intense competition in these strategic areas, we may not be able to acquire the targets which we need to achieve our strategic objectives.

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Inherent Merger and Acquisition Risks: Acquisitions are subject to a range of inherent risks, including the assumption of incremental regulatory/compliance, pricing, supply chain, commodities, labour relations, litigation, environmental, pensions, warranty, recall, IT, tax, or other risks. While due diligence on an acquisition target is intended to mitigate such risks, these efforts may not always prove to be sufficient in identifying all risks and liabilities related to the acquisition, including as a result of: limited access to information; time constraints for conducting due diligence; inability to access target company facilities and/or personnel; or other limitations in the due diligence

24        Annual Information Form

process. Additionally, we may identify risks and liabilities that we are not able to sufficiently mitigate through appropriate contractual indemnities or other protections. The realization of any such risks could have a material adverse effect on our profitability.

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Acquisition Integration and Synergies: We may not be able to successfully integrate or achieve anticipated synergies from our acquisitions and/or such acquisitions may be dilutive in the short to medium term. Either of these outcomes could have a material adverse effect on our profitability.

Other Business Risks

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Joint Ventures: We conduct certain of our operations through joint ventures under contractual arrangements under which we share management responsibilities with our joint venture partners. Joint venture operations carry a range of risks, including those relating to: failure of our joint venture partner(s) to satisfy contractual obligations; potential conflicts between us and our joint venture partner(s); strategic objectives of joint venture partners that may differ from our own; potential delays in decision-making; a limited ability to implement some or all of our policies, practices and controls, or to control legal and regulatory compliance, within the joint venture(s); and other risks inherent to non-wholly-owned operations. The likelihood of such occurrences and their potential effect on us vary depending on the joint venture arrangement, however, the occurrence of any such risks could have an adverse effect on our operations, profitability, and reputation.

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Intellectual Property: We own intellectual property that is important to our business and product portfolio. Our intellectual property is an important factor in protecting our innovation activities and maintaining our competitive advantage. From time to time, our intellectual property rights may be challenged, including through the assertion of intellectual property infringement claims which could result in us: being prevented from selling certain products; having to license the infringed product/technology; and/or incurring monetary damages. The foregoing consequences could have an adverse effect on our sales, profitability and ability to fully implement our corporate strategy.

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Risks of Doing Business in Foreign Markets: Conducting business in markets outside our traditional markets of North America and Europe carries a number of potential risks, including those relating to: political, civil and economic instability and uncertainty; military conflict; corruption risks; high inflation and our ability to recover inflation-related cost increases; trade, customs and tax risks; potential sanctions and export control risk; expropriation risks; currency exchange rates; currency controls; limitations on the repatriation of funds; insufficient infrastructure; competition to attract and retain qualified employees; and other risks associated with conducting business internationally. Expansion of our business in China is an element of our long-term strategy and, as a result, our exposure to the risks described above may be greater in the future. The likelihood of such occurrences and their potential effect on us vary from country to country and are unpredictable, however, the occurrence of any such risks could have an adverse effect on our operations, profitability, and financial condition.

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Relative Foreign Exchange Rates: Our profitability is affected by movements of our U.S. dollar reporting currency against the Canadian dollar, the euro, the Chinese renminbi, and other currencies in which we generate revenues and incur expenses. Significant long-term fluctuations in relative currency values, in particular a significant change in the relative values of the U.S. dollar, Canadian dollar, euro or Chinese renminbi, could have an adverse effect on our profitability and financial condition and any sustained change in such relative currency values could adversely impact our competitiveness in certain geographic regions.

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Pension Risks: Some of our current and former employees in Canada, the United States and Germany participate in defined benefit pension plans. Although such plans in North America have been closed to new participants, existing participants in Canada continue to accrue benefits. Our defined benefit pension plans in Germany are not funded and plans in Canada and the United States may not be fully funded. Our pension funding obligations in North America could increase significantly due to a reduction in plan funding status caused by a variety of factors, including: weak performance of capital markets; declining interest rates; failure to achieve sufficient investment returns; investment risks inherent in the investment portfolios of the plans; and other factors. A significant increase in our pension funding obligations could have an adverse effect on our profitability and financial condition.

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Tax Risks: At any given time, we may face tax exposures arising out of changes in tax or transfer pricing laws, tax reassessments or otherwise. To the extent we cannot implement measures to offset these exposures, they may have an adverse effect on our profitability. We have incurred losses in some countries which we may not be able to fully or partially offset against income we have earned in those countries. In some cases, we may not be able to utilize these losses at all if we cannot generate profits in those countries and/or if we have ceased conducting business in those countries altogether. Our inability to utilize tax losses could adversely affect our profitability.

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Financial Flexibility: The occurrence of an economic shock not contemplated in our business plan, a rapid deterioration of conditions or a prolonged recession could result in the depletion of our cash resources, which could have a material adverse effect on our operations and financial condition.

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Returns on Capital Investments: In recent years, we have invested significant amounts of money in our business through capital expenditures to support new facilities, expansion of existing facilities, purchases of production equipment and acquisitions. We expect higher capital expenditures in 2023 to support program awards and our continued growth, including in megatrend areas. Returns achieved on such investments in the past are not necessarily indicative of the returns we may achieve on future investments and our inability to achieve returns on future investments which equal or exceed returns on past investments could have a material adverse effect on our level of profitability.

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Credit Ratings Changes: There is no assurance that any credit rating currently assigned to us will remain in effect for any period of time or that any rating will not be revised or withdrawn entirely by a rating agency in the future. A downgrade in the credit ratings assigned to

Magna International Inc.        25

us by one or more agencies could increase our cost of borrowing or impact our ability to negotiate loans, which could have an adverse effect on our profitability, financial condition, and the trading price of our Common Shares.

•	Stock Price Fluctuation: Trading prices of our Common Shares cannot be predicted and may fluctuate significantly due to a variety of factors, many of which are outside our control.

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Dividends: Our Board may in certain circumstances determine that it is in the best interests of the company to reduce or suspend our dividend. In such event, the trading price of our Common Shares may be materially affected.

Legal, Regulatory and Other Risks

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Antitrust Proceedings: The automotive industry has in recent years been the subject of increased government enforcement of antitrust and competition laws. Where wrongful conduct is found, the relevant antitrust authority can, depending on the jurisdiction, initiate administrative or criminal legal proceedings and impose administrative or criminal fines, penalties or restitution payments. OEMs, car dealers and consumers may also be able to claim against antitrust violators through civil lawsuits. The company’s policy is to comply with all applicable laws, including antitrust and competition laws, and has implemented a robust compliance training program to mitigate against the risk of an antitrust violation. However, in the event of an antitrust violation, Magna could suffer reputational damage and be subject to criminal or administrative fines or penalties, restitution settlements, or civil damages that could have a material adverse effect on Magna’s profitability.

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Legal and Regulatory Proceedings: From time to time, we may become involved in regulatory proceedings, or become liable for legal, contractual, and other claims by various parties, including customers, suppliers, former employees, class action plaintiffs and others. Depending on the nature or duration of any potential proceedings or claims, we may incur substantial costs and expenses, be required to devote significant management time and resources to the matters and suffer reputational damage as a result of regulatory proceedings. On an ongoing basis, we attempt to assess the likelihood of any adverse judgements or outcomes to these proceedings or claims, although it is difficult to predict final outcomes with any degree of certainty. Except as disclosed from time to time in our consolidated financial statements and/or our MD&A, we do not believe that any of the proceedings or claims to which we are currently a party will have a material adverse effect on our profitability; however, we cannot provide any assurance to this effect.

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Changes in Laws: A significant change in the current regulatory environment in our principal markets, including changes in tax laws, laws related to the COVID-19 pandemic, laws related to vehicle emissions, and other laws which impose additional costs on automotive manufacturers or consumers, could have an adverse effect on our profitability. More than 135 jurisdictions have agreed to implement a new global minimum tax regime (“Pillar Two”) based on model rules published by the Organization for Economic Co-operation and Development. The proposed Pillar Two rules are intended to ensure that large multinational enterprises pay a minimum tax of 15% on the income arising in each jurisdiction in which they operate. Although the impact on Magna will depend on how each jurisdiction implements the model rules, as well as profitability and local tax liabilities of Magna’s operations in those jurisdictions, this change in law may have an adverse effect on our profitability.

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Trade Agreements: Historical global growth of the automotive industry has been aided by the free movement of goods, services, people, and capital through bilateral and regional trade agreements, particularly in North America and Europe. Introduction of measures which impede free trade could have a material adverse effect on our operations and profitability.

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Trade Disputes/Tariffs: International trade disputes could, among other things, reduce demand for and production of vehicles, disrupt global supply chains, distort commodity pricing, impair the ability of automotive suppliers and vehicle manufacturers to make efficient long-term investment decisions, create volatility in relative foreign exchange rates, and contribute to stock market volatility. The imposition of sanctions, tariffs and/or escalation of trade disputes which interfere with automotive supply chains could have an adverse effect on our operations and profitability.

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Environmental Compliance: While we regularly attempt to estimate environmental clean-up liabilities, such an exercise is complex. In addition, environmental laws and regulations are complex, change frequently and have tended to become more stringent and expensive over time. In certain circumstances, we could be named as a Potentially Responsible Party (“PRP”) with respect to a contaminated site. Costs associated with being a PRP could be material depending on site conditions and the number of participating PRPs. As a result, we may incur material costs or liabilities significantly in excess of amounts we have reserved, which could have an adverse effect on our operations, profitability, financial condition or reputation.

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6. Description of the Business

Geographic Markets & Customers

Major Customers

While we supply products and services to a large number of customers worldwide, sales to our six largest customers represented the following proportions of our consolidated sales in 2022 and 2021:

Magna Sales Ranking	OEM Ranking(1)	Customer	Proportion of Magna Sales
			2022	2021

1	6	General Motors	16%	13%

2	11	BMW	14%	16%

3	5	Stellantis	13%	13%

4	10	Mercedes-Benz (formerly Daimler)	13%	14%

5	7	Ford	13%	12%

6	2	Volkswagen	10%	10%

		Other	21%	22%

		TOTAL	100%	100%

  Note:

(1)	Based on 2022 global light vehicle production.

Customer Management Offices

We have a globally structured sales, engineering and marketing team spread across multiple global locations where our customers maintain engineering, commercial and/or manufacturing facilities. The various internal operating divisions and subsidiaries of the automobile manufacturers normally initiate many of their own purchasing decisions. As a result, an automobile manufacturer may effectively constitute multiple customers.

Purchase Orders

Our sales are generated through customer requests to quote on particular products, as well as the tools and dies required to produce parts. Purchase orders for our products are typically for one or more models, and typically extend over the life of each model, which is generally four to seven years. However, purchase orders issued by our automobile manufacturer customers typically do not require them to purchase any minimum number of our products. Releases under such purchase orders, which authorize us to supply specific quantities of products, are issued for planning, raw material and production purposes, which is typically over a one to four month period in advance of anticipated delivery dates. The actual number of products that we supply under purchase orders in any given year is dependent upon the number of vehicles produced by the automobile manufacturers of the specific models in which those products are incorporated.

It has been our experience that once we receive purchase orders for products for a particular vehicle model or program, we will usually continue to supply those products until the end of that model or program, although most of our customers’ purchase orders allow them to terminate the purchase order for convenience. In addition, as part of our purchase contracts, we are generally required to supply service parts for up to 15 years after the end of production of any model, provided that we are the contracted supplier at the time production ceases. Automobile manufacturers could cease sourcing their production requirements from us for a number of reasons, including if we refuse to accept demands for price reductions or other concessions and if the vehicle is not meeting their sales targets. Should the latter occur, we are still required to provide service parts for up to 15 years, although we may be able to negotiate that this be supplied as a one-time up front purchase.

Manufacturing & Engineering

World Class Manufacturing

As part of our strategy of maintaining Operational Excellence, our goal is to be recognized as a leader in next generation “World Class Manufacturing”. Our global operating units strive toward this goal which aims to achieve “best in class” performance in all areas of manufacturing. In order to drive continuous improvement, we monitor our progress by using an assessment process known as the Magna Factory Concept or “MAFACT”, which includes elements we view as critical to achieving World Class Manufacturing in accordance with our Operational Principles. Best practices, “lessons learned” and key initiatives are shared among our global operating units.

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Factory of the Future (FOF) Initiatives

We continue to look at ways to integrate leading edge manufacturing trends into our operations, including Artificial Intelligence (AI) capabilities designed to, among other things: increase information available to human operators to enhance decision making; automate certain processes to increase efficiency and safety; optimize material and process flows, and perform predictive maintenance on equipment. Specifically, a number of our global facilities have implemented a combination of new technological applications, software and processes in order to benefit from more efficient and effective factory solutions, which is known as our “Factory of the Future (FoF)” approach. In 2022, we launched 66 FoF projects globally. A few examples of our FoF activities are set out below.

Advanced Robots & Digital

Twin

•  Our Corporate R&D team has developed a core Advanced Robotics System for high volume production using state-of-the-art 2D/3D vision systems and advanced robotics trajectory planning with AI supporting simplified, rapid implementation

•  The system has been launched in ten Magna facilities with over 20 systems in high volume production. As part of our planned “scaled implementation” approach, the system is ready for larger scale deployment in other facilities across all Magna Operating Groups for cost optimization

•  The advanced robotics platform allows continuous upgrades in performance as well as introduction of lower cost hardware components

Fenceless Robot System

•  Our Corporate R&D team is working with several robotics companies, startups, research labs and universities to develop enabling technologies that can be scaled across Magna. Together with one of our Powertrain Divisions, we co-developed and implemented the first fenceless robot system for high volume production at Magna.

•  The fenceless robot system can handle almost double the payload at 10 times the speed of other collaborative robotic systems in the market for boxes, baskets and trays.

•  Elimination of fencing and guarding of robot cells takes up less floor space and allows freedom of movement and access for human workers

•  The insight gained from the fenceless robot system is allowing Magna to co-develop, test and validate the next generation of fenceless robotics for high volume automotive production in a safe, collaborative and efficient way.

Predictive Maintenance

•  Our Exteriors facilities have actively implemented predictive maintenance of injection moulding machines. Data from a machine controller, as well as additional sensors, is collected and processed in real time.

•  The data is then made available by way of a dashboard and automatic alerts allowing emerging maintenance issues to be pinpointed and addressed before they develop into larger issues.

•  These activities allow for production and efficiency improvements, including reduced equipment downtime, as well as avoidance of unexpected equipment failures.

•  This flexible hardware and software platform is expected to expand to include additional equipment and processes throughout Magna

Augmented/Virtual Reality Centre

•  Located in Graz, Austria, the VR Centre is helping bring new technology to real product development

•  Before a new production line is installed, the new building, infrastructure and technology are planned virtually

•  Existing plants have also been digitized with the help of drones that scan the facility

•  Engineers also use Virtual Reality (VR) goggles in complete vehicle development, including vehicle styling and ergonomics

Data Analytics & Digital Infrastructure

•  Magna IT, Operating Groups, Divisions and Corporate R&D teams are implementing standards and data connectivity across the enterprise

•  Standardized digital infrastructure enables faster, more intelligent analytics solutions, ultimately aiding decision making

•  Standardized digital infrastructure also enables lower cost, faster implementation of shop floor solutions responsive to Industry 4.0 – which defines the rapid change to technology, industries and society due to increasing interconnectivity and smart automation

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Facilities

As at December 31, 2022, we had the following manufacturing and PDE&S facilities in each designated geographic region:

Our manufacturing and PDE&S facilities occupied approximately 81 million and 3.4 million square feet, respectively. These facilities were broken down between third party leases, and those owned by us as set out below. At this time, the largest percentage of properties leased (by square footage) from any single landlord is approximately 14%.

Our facility leases typically have terms of at least five years with one or more options to renew. Among other terms, our leases typically require us to return the facilities to the condition in which we received them at start of the lease (reasonable wear and tear excepted). From time to time, the cost of doing so may be significant due to such factors as the length of the lease period, the nature of the manufacturing operations, the extent of modifications made to the leased properties over the term of the lease and other factors.

We are also subject to environmental laws and regulations both as tenant and owner of our properties. Our leases with third party landlords generally provide that we must maintain the leased properties in accordance with all applicable laws, including environmental laws. Magna routinely conducts Phase 1 Environmental Assessments, and if necessary Phase 2 Site Investigations, at manufacturing, assembly and warehousing locations prior to occupancy to identify any actual and potential pre-existing environmental concerns at leased or owned sites. Magna is responsible for addressing environmental impacts arising during our tenancy, including exacerbations of existing impacts as defined by lease terms or regulatory requirements. Our leases with third party landlords generally also contain indemnities in favour of the landlord with respect to environmental matters and those indemnities expire after a specified period following the termination of the leases.

Key Components and Raw Materials

Our key purchased components include: stampings, electronics, semiconductor chips, molded parts, die casting, forging, coverstock, and wire harnesses. Our key purchased raw materials are steel, resin and aluminum. While we endeavour to purchase the majority of these components and raw materials from regional suppliers where we do business, factors such as price, quality, transportation costs, warehousing costs, duties, tariffs, availability of supply, timeliness of delivery, and customer requirements have an impact on the decision to source from certain suppliers. In some cases, we are directed by our OEM customers to source components or commodities from specific

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suppliers, as is largely the case for leather we purchase for use in automotive seats we produce. We also purchase some key components and raw materials offshore when shortages occur or when we choose to source one supplier for a global program. Prices for our raw materials used in our production of parts, like steel, resin and aluminum, continue to be volatile.

Approximately two-thirds of our steel is acquired through resale programs operated by automobile manufacturers and the balance is generally acquired through annual or six month contracts. Under customer steel resale programs we are not exposed to steel price volatility, thus helping to manage our production costs. Certain of our operations generate steel and aluminum scrap, which we typically sell at prices that fluctuate with published market indices. Most of our resin purchases fluctuate directly with market indices, although we do participate in some customer resale programs on approximately one quarter of our resin purchases. The majority of our aluminum purchases fluctuate with market indices. In some cases, our customers direct us to buy certain other raw materials from specified suppliers, at specified prices. Consistent with lean manufacturing principles, we do not typically carry inventories of key raw materials or finished products significantly in excess of those reasonably required to meet production and shipping schedules. The automotive industry globally continues to experience a shortage of semiconductors, which is negatively impacting vehicle production and is resulting in a number of consequences for us, including: operational inefficiencies due to production lines being stopped/restarted unexpectedly The risks related to the semiconductor chip shortage and potential future shortages/supply constraints of key commodities are discussed in greater detail under “Section 4 – Our Business & Strategy – Macroeconomic, Political and Other Trends” and “Section 5 – Risk Factors”.

Products & Services

Top Programs

Our top fifteen programs/platforms based on 2022 production and vehicle assembly sales were:

Customer	Vehicle	Capabilities
		Body Exteriors & Structures		Power & Vision					Seating Systems	Complete Vehicles
		Body & Chassis	Exteriors	Powertrain	Electronics	Mirrors	Lighting	Mechatronics	Seating	Vehicle Engineering & Manufacturing
General Motors	Full-Size SUVs & Pick-up Trucks	∎	∎	∎	∎	∎	∎	∎

Mercedes- Benz	Mercedes-Benz G-Class	∎	∎	∎		∎	∎	∎		∎

Stellantis	Jeep Grand Cherokee	∎	∎	∎	∎	∎		∎	∎

BMW	BMW 5-Series	∎		∎		∎		∎		∎

General Motors	GMC Acadia, Buick Enclave, Cadillac XT6, Chevrolet Blazer, Chevrolet Traverse	∎	∎	∎	∎	∎	∎	∎	∎

Stellantis	Ram Pick-up	∎	∎	∎	∎	∎	∎	∎	∎

BMW	BMW X3	∎	∎	∎		∎		∎

Ford	Ford Transit, Ford Transit Custom	∎	∎	∎	∎	∎		∎	∎

Mercedes- Benz	Mercedes-Benz GLE/GLE Coupe, Mercedes-Benz GLS	∎	∎	∎		∎	∎	∎

Ford	Ford Escape, Ford Kuga, Lincoln Corsair	∎	∎	∎	∎	∎			∎

BMW	BMW X5	∎	∎	∎	∎	∎		∎	∎

General Motors	Chevrolet Equinox & GMC Terrain	∎	∎	∎	∎			∎	∎

Stellantis	Chrysler Grand Caravan & Chrysler Pacifica	∎	∎		∎	∎		∎	∎

Stellantis	Jeep Wrangler	∎	∎	∎	∎	∎	∎	∎	∎

Tata	Jaguar I-Pace	∎	∎							∎

Note: Capabilities represented may not be on each vehicle or each trim level of each vehicle. Additionally, our capabilities in each product area range from components to full systems, only some of which may be represented on any particular program. Our Roof Systems capabilities are not present on the programs/platforms listed.

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Product Portfolio

We continue to evolve our product portfolio consistent with the strategy described under Section 4 “Our Business & Strategy – Corporate Strategy” in this AIF. The development of innovative technologies and solutions which are responsive to the global megatrends defining the “Car of the Future” requires R&D spending, as well as capital investments and the acquisition of engineering talent with the necessary software and other expertise. We believe that in typical years, the relatively stable profitability and cash generation from our “traditional” businesses provide us with the ability to fund the R&D and capital investment required to realize opportunities related to product areas such as electrification, ADAS and others aligned with the Car of the Future.

Some of our recent innovations can be found in “Section 7 – Innovation and Research & Development – Innovations and Innovation Awards”.

Product Segments

A description of our product and service capabilities, processes, top customers and key competitors by reporting segment follow. Manufacturing facility and PDE&S Centres counts below include joint venture facilities.

Body Exteriors & Structures

Our Body Exteriors & Structures segment includes our body and chassis systems, exterior systems and roof systems operations.

*	Figure includes certain manufacturing facilities and PDE&S centres shared with other reporting segments.

Top Segment Programs

Customer	Vehicle

1. General Motors	Full-Size SUVs & Pick-up Trucks

2. Stellantis	Jeep Grand Cherokee

3. General Motors	GMC Acadia, Buick Enclave, Chevrolet Traverse & Blazer, Cadillac XT6

4. BMW	BMW X3

5. Stellantis	Ram Pick-up Trucks

Segment Trends and Strategic Focus

Within our Body Exteriors & Structures segment, we aim to support our customers’ efforts to deliver vehicles which consume less fuel and produce lower CO2 emissions, particularly through reduced vehicle weight, aerodynamic enhancements and use of multi-materials. We currently offer our customers a broad range of lightweight product solutions, such as thermoplastic liftgates, as well as reduced-weight products formed through advanced manufacturing processes, such as hot stamping, high-pressure aluminum casting and multi-material joinery.

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Product Capabilities

Body and Chassis

Products	Key Processes	Top Customers	Key Competitors

• body systems • chassis systems • battery enclosures • engineering and testing

Forming technologies:

•  hydroforming

•  cold stamping, including high-strength steel & aluminum

•  hot stamping

•  roll forming

•  high pressure aluminum casting

•  advanced welding & joining

•  sealing and adhesive bonding

•  stretch bending of aluminum extrusions

• BMW • Ford • General Motors • Mercedes-Benz • Stellantis • Volkswagen

•  Benteler International AG

•  Flex-N-Gate Corporation

•  F-Tech Inc.

•  Georg Fischer Ltd.

•  Gestamp Automoción S.L.

•  Martinrea International Inc.

•  Minth Group Ltd.

•  Metalsa, S.A. de C.V.

•  Nemak, S.A.B. de C.V.

•  Tower International, Inc.

Finishing technologies: • e-coating • high temperature wax coating • heat treatment • machining • powder coating • conversion coating for aluminum castings

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Exteriors

Products	Key Processes	Top Customers	Key Competitors

•  fascia & trim

•  front end modules

•  integration panels

•  liftgate modules

•  active aerodynamics

•  engineered glass

•  running boards

•  truck bed access products

•  breakthrough lighting

•  side doors

•  greenhouse products (quarter windows; encapsulated glass)

Molding technologies:

•  injection molding, such as two shot, structural, insert, injection compression for thermoplastics & reaction injection molding

•  extrusion processes, such as co-extrusion, thermoset and thermoplastic extrusion

•  compression-molding for thermosets

•  expanded polypropylene foam

•  metal rollforming

•  glass encapsulation

•  tooling

		• BMW • Ford • General Motors • Renault-Nissan-Mitsubishi • Stellantis • Volkswagen	• ABC Group • Flex-N-Gate Corporation • Plastic Omnium S.A. • Röchling Group • Samvardhana Motherson Peguform • SRG Global Inc.

Finishing processes: • painting • hardcoating • chrome plating • hot stamp foils • metal finishing • hydrographics • laser etching/engraving • in-mold film

Assembly processes: • adhesive bonding • infrared, ultrasonic, vibration, torsional and resistance implant welding • laser cutting and welding • manual and automated assembly & sequencing

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Power & Vision

Our Power and Vision segment comprises our global powertrain systems, electronics systems and mechatronics, mirrors & lighting operations.

*	Figure includes certain manufacturing facilities and PDE&S centres shared with other reporting segments.

Top Segment Programs

Customer	Vehicle

1. General Motors	Full-Size SUVs & Pick-up Trucks

2. Stellantis	Ram Pick-Up Trucks

3. BMW	BMW X1

4. General Motors	GMC Acadia, Buick Enclave, Chevrolet Traverse & Blazer, Cadillac XT6

5. Mercedes-Benz	Mercedes-Benz GLC/GLC Coupe

Segment Trends and Strategic Focus

In our Power and Vision segment, we seek to realize opportunities presented by trends toward electrification, advanced driver assistance systems and autonomous driving. We believe that our powertrain business is well-positioned to benefit from the shift toward electrification by leveraging the investments we have made in high-voltage technologies, including highly integrated primary and secondary electric drive systems, as well as individual components such as electric traction motors and inverters through our joint venture with LG Electronics Inc. While investing in electrified technologies we continue to optimize operations in our market-leading traditional products such as 4WD/AWD systems and transmissions. Our Vision Systems business is currently a leading supplier of camera-based driver assistance systems and we continue to invest in advanced driver assistance technologies to expand the assisted driving systems expertise we can offer customers. These investments include both in-house research and development, as well as venture capital investments in and strategic relationships with mobility and technology companies.

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Product Capabilities

Powertrain

Products	Key Processes	Top Customers	Key Competitors

•  electric drive systems and components (eMotors*; inverters*, onboard chargers*, gearboxes, e-clutch for hybrid and BEVs

•  transmission systems (dedicated hybrid drives, dual clutch/hybrid dual clutch and manual transmissions)

•  driveline systems (AWD/4WD products, including transfer cases and rear drive modules)

•  metal-forming products (transmission, ICE, and driveline components)

* through our joint venture with LG Electronics Inc.

•  powertrain systems assembly and final testing

•  flow-forming,

•  stamping and spinning

•  grob, roller & cam die spline forming

•  precision heavy stamping

•  profilator processing

•  in-die fine cutting

•  soft and hard processing of gears and shafts

•  CNC machining & broaching

•  rotary swaging

•  heat treating

•  welding, including laser, electron beam (EB), capacitor discharge (CD), inertia, resistance & metal inert gas (MIG)/tungsten inert gas (TIG)

•  assembly & final test of eMotors*, inverters*, and on-board chargers*

		• BMW • Ford • General Motors • Mercedes-Benz • Renault-Nissan-Mitsubishi • Stellantis • Volkswagen	• Aisin Group • BorgWarner Inc. • GKN plc • JATCO Ltd. • Jing-Jin Electric Technologies Co., Ltd. • Linamar Corporation • Nidec Corporation • Robert Bosch GmbH • Valeo S.A. • ZF Group

* through our joint venture with LG Electronics Inc.

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Electronics

Products • ADAS technology and features, including cameras • ADAS sensors • electronic control units	Key Processes • surface mount placements of electronic components on printed circuit boards • manual and automated assembly of electronic modules	Top Customers • Ford • General Motors • Honda • Mazda • Mercedes-Benz • Stellantis • Volkswagen	Key Competitors • Aptiv PLC • Continental AG • Robert Bosch GmbH • Valeo S.A. • Veoneer, Inc. • ZF Group

Mirrors

Products • interior mirrors • exterior mirrors • camera and driver monitoring systems and electronics • actuators • door handles • overhead consoles	Key Processes • electronics integration • injection molding • painting • manual and automated assembly	Top Customers • BMW • Ford • General Motors • Mercedes-Benz • Stellantis • Volkswagen	Key Competitors • Ficosa International S.A. • Gentex Corporation • SMR Automotive

Lighting

Products • forward lighting • rear lighting • auxiliary lighting	Key Processes • electronics integration • injection molding • manual and automated assembly	Top Customers • BMW • General Motors • Renault-Nissan-Mitsubishi • Stellantis • Volkswagen	Key Competitors • Hella KGaA Hueck & Co. (now part of Forvia Group) • Koito Manufacturing Co. • Marelli Automotive Lighting • Valeo S.A.

Mechatronics

Products • latching systems • door modules • window systems • power closure systems • hinges and wire forming	Key Processes • light stamping • injection molding • manual and automated assembly	Top Customers • BMW • Daimler • Ford • General Motors • Renault-Nissan-Mitsubishi • Stellantis	Key Competitors • Brose Fahrzeugteile GmbH & Co. KG • Inteva Products, LLC • Kiekert AG

Roof Systems

Products • modular roofs • hard tops and soft tops • textile folding roofs	Key Processes • “cut and sew” of complete fabric covers • backlight gluing • manual and automated complete retractable roof assembly	Top Customers • BMW • Mercedes-Benz • Renault-Nissan-Mitsubishi • Stellantis • Toyota	Key Competitors • Valmet Automotive Inc. • Webasto Group

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Seating Systems

Our Seating Systems segment comprises our global seating systems operations.

*	Figure includes certain PDE&S centres shared with other reporting segments.

Top Segment Programs

Customer	Vehicle

1. Stellantis	Jeep Grand Cherokee

2. Ford	Ford Escape, Ford Kuga, Lincoln Corsair

3. Stellantis	Chrysler Grand Caravan & Chrysler Pacifica

4. BMW	BMW X5

5. Ford	Ford Expedition, Lincoln Navigator

Segment Trends and Strategic Focus

Our Seating Systems group continues to grow by winning new business based on its reputation for delivering innovative seating solutions. Longer term, our Seating Systems group aims to capitalize on its strength in seat mechanisms, vertical integration and reconfigurable seating, specifically to supply reconfigurable seating solutions for applications such as car sharing and autonomous ride sharing; as well as seat products that are responsive to growing EV requirements, including lighter weight seats, and lower seat box height.

Product Capabilities

Seating Systems

Products • complete seating systems • seat structures, mechanism & hardware solutions • foam & trim products

Key Processes

•  traditional “cut and sew” technology

•  manual and automated assembly

•  patented next gen EZ-Entry and seat stowing mechanisms systems

•  freeform trim technology

•  reconfigurable seating

	Top Customers • BMW • Ford • Geely • General Motors • Stellantis • Volkswagen	Key Competitors • Adient plc • Faurecia S.A. (now part of Forvia Group) • Lear Corporation

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Complete Vehicles

Our Complete Vehicles segment comprises our global complete vehicle engineering and manufacturing operations.

*	Figure includes certain manufacturing facilities and PDE&S centres shared with other reporting segments.

Segment Programs

Customer	Vehicle

1. Mercedes-Benz	Mercedes-Benz G-Class

2. BMW	BMW 5-Series

3. Tata Motors	Jaguar I-Pace

5. BMW	BMW Z4

6. Tata Motors	Jaguar E-Pace

Segment Trends and Strategic Focus

Our Complete Vehicles business continues to provide OEM-level expertise to traditional customers seeking a trusted vehicle complete vehicle outsource partner, as well as new market entrants seeking expertise for their traditional, electrified, autonomous and/or new mobility / MaaS concepts. Traditional OEMs currently represent the substantial majority of our Complete Vehicles group business customers. However, engineering sales with non-traditional customers, including Chinese OEMs and new OEM entrants, continue to grow. MaaS providers represent an important source of new opportunities since they typically do not have the vehicle development, engineering, integration and assembly capabilities of traditional OEMs and thus require outsource partners to commercialize their concepts. In this segment, we also focus on leveraging our expertise in alternative energy storage and propulsion systems by further strengthening and capitalizing on our know-how in different propulsion systems. In addition, we continue to focus on integration and testing of autonomous driving systems, and we support our customers with one of the most versatile test environments for highly automated vehicles.

Product Capabilities

Vehicle Engineering & Manufacturing

Products • complete vehicle manufacturing • engineering services	Key Processes • body-in-white • paint • assembly	Top Customers • BMW • Fisker • Mercedes-Benz • Tata Motors	Key Competitors Traditional and New OEMs Contract Manufacturers • NEVS AB • Valmet Automotive • VDL Nedcar B.V. Engineering Services • Bertrandt Group • EDAG Engineering GmbH • IAV GmbH

Tooling & Engineering

As part of our production programs, we design, engineer and manufacture tooling for our own use, as well as for sale to our customers. However, a predominant amount of the tooling used in our production programs is purchased by us from third parties and sold to our customers on a pass-through basis. In addition, we manufacture tooling for our customers on a standalone basis, which is tooling sold separately and not part of a production arrangement. We also provide engineering services independent of our production programs, as well as for programs for which we have production sales.

Acquisitions and Divestitures

For further details of our acquisitions and divestitures in the last three fiscal years, refer to “Schedule B – Acquisitions and Divestitures”.

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7. Innovation and Research & Development

Focus on Innovation and Technology

We have historically emphasized technology development and product and process innovation as a key element of our corporate strategy. See “Section 4 – Our Business & Strategy – Our Corporate Strategy” for further details. We continue to invest significant resources to develop and commercialize innovative technologies, which will provide additional value to our customers. In addition, we aim to advance our sustainability goals through innovations in electrification, driver assistance, lightweighting, adjacent mobiity markets such as micromobility, materials, fuel efficiency, and energy efficiency for both end-use products and our manufacturing processes.

We expect that our involvement with automobile manufacturers and new mobility partners in the development of innovative product and process technologies will increase as such manufacturers and partners further involve suppliers like us in the overall vehicle concept and development process.

Our Research and Development Process

Our R&D activities take place at our Division/Operating Group level and at the corporate level. Our Divisional/Operating Groups work with our customers to identify product and technology gaps. Magna’s Corporate R&D team, under the global direction of our Executive Vice- President and Chief Technology Officer, analyzes the key megatrends that are expected to drive future mobility and automotive development. As part of these efforts, our Corporate R&D team engages with the advanced engineering and product development teams of our current and potential OEM customers to understand their product strategies and better align our own product strategy and technology development with customer needs.

All of our R&D projects follow an Innovation Development Process (IDP) process – a multi-stage process aimed at turning ideas into innovations that can ultimately be commercialized and scaled. The initial phase of the process is designed to foster the generation of ideas and includes, among other things: identification, understanding of and analysis of societal, digital, demographic, regulatory, industry and other trends which may create demand for and thus drive development of new automotive and mobility technologies; review of academic research; collecting and screening ideas submitted through innovation programs; and automotive customer input.

Concepts that progress past this initial stage are further evaluated, including with respect to: fit with our strategy regarding electrification, autonomy, new mobility, vehicle connectivity and advanced manufacturing; commercialization potential; and risks and challenges to further development. Selected innovations then progress through subsequent stages towards product or process realization, validation and eventually, product launch.

Our R&D initiatives are supported by and involve close collaboration with our Corporate R&D group. Our Division/Operating Group R&D teams work together with our Corporate R&D group on technology development, and where necessary specific working groups are established to discuss and develop technological solutions.

As a result of our innovation activities, we have developed a number of product, process and materials innovations, some of which are described in this Section 7 under “Innovations and Innovation Awards”.

As a key part of our own innovation efforts and to gain further access to innovative thinking outside of our company, we partner with start-ups and early stage companies, inventors, entrepreneurs, universities, technical institutions and the venture capital community to help bring innovative ideas to market. We also look for the best ideas from other industries and apply them to mobility – a process we call “auto-qualifying”. As part of our continuing efforts to develop innovative solutions to the technology challenges of new mobility and the automotive industry, in the last year we have considered thousands of potential innovations, which has led to several active projects. Such projects include: development of Driver Monitoring Systems and ADAS features; efficiency and performance technologies related to electric drives and power electronics; and advanced robotics, inspection systems, Digital Twin/simulation and data analytics technologies supporting our World Class Manufacturing.

Intellectual Property

We own and use numerous patents, trademarks, and other intellectual property in connection with our operations. In addition, certain of our Operating Groups license their technology to third parties on a limited basis. We also license and use, to a minor extent, patents owned by others. From time to time, claims of intellectual property infringement are made by us or against us. At present, we believe that the outcome of any pending claim, whether positive or negative, will not have a material adverse effect upon us. While in the aggregate our intellectual property and licenses are considered important in the operation of our business, we do not consider them of such importance that the expiry of any one patent or license would materially affect our business. See “Section 5 – Risk Factors – “Intellectual Property” in this AIF for a discussion of risks related to our intellectual property.

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Innovations & Innovation Awards

We believe that innovation has been the foundation of Magna’s success and an important factor in our competitiveness, a key operational priority and a critical element of our corporate strategy. Our current strategic focus is aimed at responding to key industry trends, as discussed in “Section 4 – Our Business & Strategy – Our Corporate Strategy”. Some examples of recent innovations are as follows:

Innovations

48 VOLT HYBRID TRANSMISSION SYSTEM

Our 48 volt hybrid dual-clutch transmission system has made its debut on Stellantis’ Jeep Renegade, Jeep Compass e-Hybrid, Fiat 500 X and Fiat Tipo. Hybrid technologies are an important step on the path to lower emissions, and our hybrid transmission achieves stringent CO2 requirements while offering improved driving dynamics due to electric torque vectoring and traction support. The 48V 7-speed dual-clutch transmission system for hybrids provides a maximum torque of 320 Nm and torque-split technology to optimize the efficiencies of the internal combustion engine (ICE) and the e-motor. The e-motor is capable of providing propulsion to the vehicle even when the ICE is switched off. This new transmission features independent on-demand cooling for the clutch and e-motor with a single oil circuit for cooling and lubrication, resulting in significant CO2 reductions in worldwide harmonized light-duty vehicles Test Cycles (WLTC) and real-world driving conditions.

48 VOLT HYBRID INVERSE TRANSMISSION

Magna’s new 7-speed, mild hybrid dual-clutch transmission is featured exclusively on BMW Group’s compact class, which underpins all its front-transverse vehicles, starting with the BMW 2 Active Tourer. With its specific torque-split concept for hybridization, Magna’s 7HDT400 48V transmission enables optimal efficiency of an ICE and electric motor. It provides a maximum of 400 Nm of torque as well as offering scalable functionality benefits. It also offers high modularity with the: base transmission; fully integrated e-machine; on-demand cooling of the clutch and e-motor; a single oil circuit for cooling and lubrication, and a significant reduction in CO2 at WLTC and in real-world driving operations. Our hybrid transmission significantly reduces CO2 emissions of an ICE and continues our accelerated transformation toward electric mobility.

CLEARVIEW™ VISION SYSTEM

Magna’s ClearView™ vision innovation is a unique system that combines camera and mirror technology, potentially reducing blind-spots and enhancing visibility around the vehicle. The complete vision system with first-to-market features, has been introduced on Ram 2500 and 3500 Heavy Duty trucks. The ClearView™ system includes an interior rear-view video mirror, exterior mirrors with integrated cameras and a center high-mounted stop lamp camera. An additional trailer camera is available as an option to provide an unobstructed view while towing. All camera data is processed through Magna’s software in a central electronic control unit. The interior mirror includes Magna’s PACE award-winning Infinity™ glass. Drivers can switch between an optical rear view and a video display that shows up to three camera views at the same time – the first of its kind on the market.

REAR THERMOPLASTIC SWING DOORS

Magna’s industry-first thermoplastic rear swing doors will debut on the all-electric Volkswagen ID. Buzz. The doors contain recycled materials that are 20 to 30 percent lighter than conventional steel solutions, helping to reduce vehicle weight, optimize range and make them easier to open. By using thermoplastics, the real spoiler has been integrated into the swing doors, resulting in reduced costs, a cleaner appearance and improved vehicle aerodynamics. In addition, the use of thermoplastic resin materials allows for greater design flexibility and detailing, undercut surfaces and tighter radii.

BREAKTHROUGH LIGHTING

Our breakthrough lighting solution featured on our thermoplastic liftgate known as “Litgate”, combines our expertise in exteriors and lighting. In addition to enhancing visibility, the lighting offers new avenues for vehicle personalization as exterior lighting increasingly becomes a styling differentiator. The innovation, which expected to be ready for production in 2023, includes: breakthrough hidden-until-lit light effects; communicative, functional and decorative lighting; molded-in styling features and intricate textured surfaces; and an extensive color palette available, programmable to customer specifications. The technology can be applied to thermoplastic material surfaces including polycarbonate and thermoplastic polyolefins.

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MORPHING SURFACES TECHNOLOGY

Debuted at the Consumer Electronics Show in January 2023, Magna’s Morphing Surfaces technology builds on our expertise in producing millions of active aerodynamic systems. The innovation represents a paradigm shift beyond today’s active shutters, panels and grilles through the use of active ‘bendable’ surfaces that can be designed to visually blend into a vehicle’s body while opening or closing to optimize cooling, venting or aerodynamics when required. Magna morphing surfaces create more possibilities for vehicle designers to balance aesthetics and aero performance in reducing vehicle drag, particularly for EVs. Depending on the vehicle, a typical application could achieve up to a 10% reduction in drag resulting in up to a 5% range extension in EVs without foregoing the sleek, clean designs prized by modern automotive designers and customers.

BATTERY ENCLOSURES

Magna’s battery enclosures can be found on the all-electric Ford F-150 Lightning and GMC Hummer EV, and will feature on the new 2024 Chevrolet Silverado EV. The product illustrates our ability to expand structural product opportunities as electrification grows. The enclosures, which all EVs require, house high-voltage batteries, electrical components, sensors and connectors, contributing to the structural and safety aspects of a vehicle’s frame and protecting critical components from potential impact, heat and water intrusion. In addition, the use of lightweight aluminum helps minimize added mass from the vehicle’s battery.

SMARTACCESS™ POWER DOOR SYSTEM

The SmartAccess™ power door system, which is set to launch on the opposing rear doors of the Ferrari Purosangue, is a complete power door system, which includes our power door drive unit, SmartLatch™ with cinch actuator, and a first-to-market Haptronik™ motion control. Haptronik is an innovative motion control software that enhances the tactile feel of door movement, enabling effortless opening and closing. It can detect when the vehicle is parked on a curb or a hill and automatically adapts the gravitational force so that opening and closing remains smooth in these conditions. It also includes anti-slam and wind catch features. SmartAccess was a finalist for the 2022 Automotive News Pace Awards, and the system can be configured for a wide range of vehicle embodiments – to serve the rapidly growing cargo and rideshare markets as well.

INTEGRATED DRIVER AND OCCUPANT MONITORING SYSTEM

Our industry-first solution for driver and occupant monitoring are expected to debut on several models from a German OEM in 2024. The system, which reduces packaging complexities, fully integrates Magna’s high-resolution camera, infrared emitters and electronic control unit into the interior mirror of the vehicle. Advanced software actively monitors the driver’s head, eye and body movement and sends customizable audible or visual alerts if signs of distracted behaviour, drowsiness and/or fatigue are detected. The system is also scalable to include features such as child presence detection, seat belt detection and identification of specific passengers to enable user preference memory settings.

ETELLIGENT FORCE™

Magna’s EtelligentForce, is a battery electric 4WD powertrain system for pickup trucks and light commercial vehicles. The product features Magna’s Mid+ eDrive technology at the front of the vehicle and its eBeam™ electric axle drive system in the rear. The system is designed to deliver the environmental benefits of an electric powertrain, while maintaining full vehicle capabilities and without compromising payload or towing capacities of pickup trucks and light commercial vehicles. The system is designed for high-payload vehicles, capable of towing up to 14,500 pounds – on par with its ICE counterparts in this truck segment. It can provide a total peak power of up to 430 kW - 250kW from the rear eBeam™ and 180kW from the front eDrive. The solution also eliminates the need for architectural changes to the vehicle and is totally customizable for automakers to prioritize key performance attributes. Magna’s eBeam™ replaces traditional beam axles, accommodating existing suspension and brake systems, and avoiding the need for expensive redesign of existing truck platforms. These benefits help automakers simplify the transition toward electrification of these vehicle segments. In addition, with fewer moving parts than a traditional ICE powertrain, the EtelligentForce requires less maintenance – a direct benefit to truck owners over the life of the vehicle.

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ETELLIGENT COMMAND™

EtelligentCommand is a PHEV/HEV system featuring a Dedicated Hybrid Drive DHD Plus at the front and an eDrive Mid+ with torque vectoring at the rear, combined with advanced software and controls. Various driving modes are available on command to enhance performance and drivability and provide greater power handling and control. The Dedicated Hybrid Drive DHD Duo is a two e-motor single or multi speed system suitable for HEV application delivering greater performance, drivability and comfort even when driving in congested traffic. Additional efficiency increases are available through an optional voltage booster and innovative e-coupling technology for ICE disconnection.

ETELLIGENT REACH™

Magna’s all-electric connected powertrain, the EtelligentReach, is a complete system comprised of two electric motors, inverters and gearboxes, and leverages advanced software to maximize vehicle range and driving dynamics. eDrive technology advancements and the holistic vehicle development approach of the EtelligentReach achieve a range increase of up to 145 km/90 miles or 30% compared to certain production BEV vehicles in this segment, which reduces range anxiety, and is a key differentiator in the growing electrification space. Magna’s approach optimizes the interaction of individual eDrive components and the entire vehicle with a software package that manages multiple vehicle functions. On one of our new entrant customer’s vehicles, for example, EtelligentReach utilizes a functional, modular control unit that integrates various powertrain and chassis functions. This includes a vehicle dynamics controller with a disconnect system which increases efficiency while reducing CO2 emissions, and a longitudinal torque vectoring function that can improve the safety margin by up to 10% by controlling each axle individually in all road conditions, as well as significantly reduce steering effort during dynamic cornering. Drivers can select from several distinctive driving modes - further enhancing the driving experience. Additional efficiency gains are achieved using silicon carbide within the inverter.

Innovation Awards

A number of our product and process innovations have received accolades and awards in recent years. In 2022, Magna was:

•

A double winner of GM’s Overdrive Awards for Launch Excellence and Accelerating Innovation, for the development and delivery of a jump-seat for BrightDrop’s electric delivery vehicles and battery pack module plates.

•

A 2022 Consumer Electronics Show (CES) Innovations Award winner for our ICON 4D Digital Radar, which scans the environment around the vehicle in four dimensions with higher resolution and contrast than analog radar. Our third award in two years after being a double honouree in 2021.

Magna was also selected as 2002 Automotive News Pace Award winner for its Auto Adjusting Balance Blocks (AABB) process, a smart die solution offering real-time die adjustments to counter thermal expansion during stamping runs. Magna has won five Pace Awards over the last eight years.

Three other Magna product and process innovations were named as finalists for the 2022 Pace Awards, which together with the AABB process, represent the most finalists of any company for the award year. These finalist innovations were:

•	ICON 4D Digital Radar (discussed above);

•	SmartAccess™ Power Door with Haptronik™ Motion Control, a complete powered door system; and

•

Augmented Reality (AR) Quality Inspection System, which works through a user-operated tablet and a full-scale CAD overlay on the physical part to recognize defects. The tablet guides operators through a standardized step-by-step sequence to verify the quality of parts. The easily scalable system has been introduced in 65 Magna Divisions in 6 months, and reduces inspection cycle time by approximately 40%.

In addition, Magna was awarded a 2022 Automotive News PACEpilot Innovation to Watch – an award which acknowledges post-pilot, pre-commercial innovations in the automotive and future mobility space – for its Aural 5R Alloy. The innovation is the only aluminum die-cast alloy for structural applications created from 100% recycled materials, and offers a better performing alloy for structural applications at a lower cost and lower carbon footprint.

42        Annual Information Form

8. Capital Structure, Financings & Credit Ratings

Capital Structure Approach

Our approach to capital structure remains unchanged from recent years. We aim to maintain the company’s financial flexibility in order to remain in a position to pursue opportunities and withstand an industry downturn. To do so, we are focused on:

•

maintaining sufficient liquidity, including committed lines of credit, to run our operations and continue investing in our business through organic growth, innovation spending, and acquisitions that fit our product strategy;

•

preserving a strong investment grade credit rating of BBB+ or better, and an Adjusted Debt to Adjusted EBITDA ratio that meets or exceeds the Moody’s Investors Service criteria for a strong investment grade credit rating;

•	growing dividends over time as earnings grow; and

•	returning excess cash to shareholders in the form of share repurchases.

Other core elements of our approach to capital structure and strategy include:

•	lowering our capital spending as a percentage of sales, thereby increasing free cash flow generation;

•	utilizing share repurchases to deploy excess cash not needed for organic growth and acquisitions; and

•	delivering strong Return on Invested Capital.

In light of the above strategy, we have made significant levels of investment in our business in recent years and have also returned significant amounts of capital to our shareholders in the form of dividends and share repurchases. We had an Adjusted Debt(1) ratio of 1.56 times Adjusted EBITDA(1) at the end of 2022 and our capital structure strategy remains with a long-term target range of 1.0 – 1.5 times Adjusted EBITDA. In order to fund the acquisiton of the Veoneer Active Safety business, which is expected to close mid-year 2023, and to support investment in megatrend areas, we anticipate that our Adjusted Debt ratio will exceed our target range in the near term. However, we are committed to getting into our target range within approximately the next 24 months.

Authorized Share Capital

Our authorized share capital consists of an unlimited number of Common Shares and 99,760,000 Preference Shares, issuable in series, all with no par value. As of March 24, 2023, the Record Date for our Meeting, a total of 286,117,975 Common Shares were issued and outstanding. No Preference Shares have been issued or are outstanding.

The following is a brief description of the significant attributes of our authorized share capital and is qualified in its entirety by reference to the detailed provisions in our charter documents, that set out the attributes of our Common Shares and our Preference Shares.

Common Shares

The holders of our Common Shares are entitled to:

•	one vote for each Common Share held at all meetings of our shareholders, other than meetings of the holders of another class or series of shares;

•	receive any dividends that may be declared by our Board, subject to the preferential rights attaching to any shares ranking in priority to our Common Shares; and

•

receive, after the payment of our liabilities and subject to the rights of the holders of any shares ranking in priority to our Common Shares, all our property and assets available for distribution in the event of our liquidation, dissolution or winding-up, whether voluntary or involuntary, or any other distribution of assets among our shareholders for the purpose of winding-up our affairs.

For further details of the market for our securities, refer to “Schedule C – Market for Securities”.

Preference Shares

Our Board may, without the approval of any of our shareholders, fix the number of shares in, and determine the attributes of, an individual series of Preference Shares and issue shares of such series from time to time. The shares of each such series will be entitled to a preference over our Common Shares, but will rank equally with the Preference Shares of every other series with respect to the payment of dividends and in the distribution of all our property and assets available for distribution in the event of our liquidation, dissolution or winding-up, whether voluntary or involuntary, or any other distribution of assets among our shareholders for the purpose of winding-up our affairs. No Preference Shares have been issued or are outstanding and we do not currently anticipate issuing any such shares. In the event we do issue Preference Shares in the future, we would expect to issue them solely for legitimate financing purposes and not to block a change of control transaction.

(1)

Adjusted Debt is calculated by taking our long- and short-term debt and operating lease liabilities and adding pension obligations and certain other Moody’s adjustments. Adjusted EBITDA is calculated by taking our trailing 12-month Earnings before Interest, Taxes, Depreciation and Amortization, as well as operating lease expense and interest income, and adding adjustments relating to pension obligations and unusual items. In each case, such adjustments reflect a methodology for calculating such ratios used by Moody’s.

Magna International Inc.        43

Amendments to Share Provisions and Other Matters

The provisions attaching to our Preference Shares, to a series of our Preference Shares and to our Common Shares may not be deleted or varied without the approval of the holders of the class or series concerned. In addition, no shares of a class ranking prior to or on a parity with our Preference Shares, or our Common Shares, may be created without the approval of the holders of the class or each series of the class concerned. Any approval required to be given must be given by two-thirds of the votes cast by those present or voting at a meeting of the holders of the class or series concerned duly called for that purpose in addition to any other consent or approval required by law.

Dividends

The following table sets forth the cash dividends paid and payable on our Common Shares in respect of each quarter for the last three years.

We intend to continue paying a quarterly dividend from our cash flow from operations, with the aim of regularly increasing the dividend consistent with our practice since 2010. Magna’s quarterly dividend has increased for thirteen consecutive years. The declaration and payment of dividends, including the dividend rate, is reviewed quarterly by our Board and is subject to the Board’s discretion taking into account our cash flow, capital requirements, our financial condition and other factors they consider relevant. See “Section 5 – Risk Factors”.

Dividend Reinvestment Plan (DRIP)

Since 1994, we have maintained a dividend reinvestment plan in which registered shareholders have the option to purchase additional Common Shares by investing the cash dividends paid on their shares.

Financings and Securities/Corporate Transactions

Senior Unsecured Notes

We currently have the following senior unsecured notes outstanding:

Issuance Date	Amount Issued	Interest Rate	Maturity Date

June 16, 2014	$750,000,000	3.625%	June 15, 2024

September 23, 2015	$650,000,000	4.150%	October 1, 2025

November 24, 2015	€550,000,000	1.900%	November 24, 2023

September 25, 2017	€600,000,000	1.500%	September 25, 2027

June 15, 2020	$750,000,000	2.450%	June 15, 2030

March 10, 2023	C$350,000,000	4.95%	January 31, 2031

March 17, 2023	€550,000,000	4.375%	March 17, 2032

March 21, 2023	$300,000,000	5.980%	March 21, 2026

March 21, 2023	$500,000,000	5.500%	March 21, 2033

The prospectus supplements (or in the case of the 4.95% Canadian dollar-denominated notes, the offering memorandum) which describe each of the notes above have been filed and are available on SEDAR (www.sedar.com).

On February 28, 2022, we completed an early redemption of our outstanding Canadian dollar-denominated 3.100% senior unsecured notes due 2022. The Redemption Price for such Notes was approximately CAD $430 million in the aggregate, including accrued and unpaid interest on such notes, up to but excluding, the Redemption Date.

44        Annual Information Form

Credit Facilities

On May 18, 2022, we amended our $2.75 billion syndicated revolving credit facility (the “Global Credit Facility”), including a decrease to the size of the facility to $2.7 billion and an extension of the maturity date from June 24, 2026 to June 24, 2027. The facility includes a $150 million Asian tranche, a $150 million Mexican tranche and a tranche for Canada, U.S. and Europe, which is fully transferable between jurisdictions and can be drawn in U.S. dollars, Canadian dollars or euros. As at December 31, 2022, we had approximately $1 million outstanding under this facility.

We also maintain an $800 million, 364-day syndicated revolving credit facility that expires on June 24, 2023, and can be drawn in U.S. dollars or Canadian dollars. As at December 31, 2022, we had no amounts outstanding under the 364-day facility.

On March 6, 2023, we entered into a syndicated credit agreement with several financial institutions providing for an unsecured term loan (the “Term Loan”) with a 3-year tranche of US$800 million and 5-year tranche of US$600 million. The purpose of the Term Loan is to finance in part our proposed acquisition of the Veoneer Active Safety business from SSW Partners.

Commercial Paper Programs

We maintain a euro-commercial paper program (the “ECP Program”) and a U.S. commercial paper program (the “USCP Program”), each backstopped by our Global Credit Facility. Under the ECP Program, one of our indirect wholly-owned subsidiaries may, from time to time, issue euro-commercial paper notes, subject to an aggregate maximum of €500 million or its equivalent in alternative currencies. Under the USCP Program, we may, from time to time, issue commercial paper notes, subject to an aggregate maximum of $2 billion or its equivalent in alternative currencies (increased from $1 billion in March 2023). As at December 31, 2022, we had no outstanding issues under the ECP Program or the USCP Program.

Normal Course Issuer Bid

On November 8, 2022, the TSX accepted our Notice of Intention (the “Notice”) to Make a Normal Course Issuer Bid relating to the purchase of up to 28,445,000 Magna Common Shares (the “2023 Bid”), representing approximately 10% of our “public float” of Common Shares. The primary purposes of the 2023 Bid are purchases for cancellation, as well as purchases to fund our stock-based compensation awards or programs and/or our obligations to our deferred profit sharing plans. The 2023 Bid commenced on November 15, 2022 and will terminate no later than November 14, 2023.

Purchases of Common Shares under the 2023 Bid as of the date of this AIF have been made on the TSX or the NYSE at the prevailing market price at the time of purchase and in accordance with the rules and policies of the TSX or in compliance with Rule 10b-18 under the U.S. Securities Exchange Act of 1934, respectively, or through other published markets, or by such other means permitted by the TSX.

We have purchased the following Common Shares pursuant to the 2023 Bid as at March 24, 2023, and under our previous normal course issuer bid which commenced on November 15, 2021 and terminated on November 14, 2022 (“2022 Bid”):

	2023 Bid	2022 Bid

Shares purchased and cancelled	0	14,939,400

Shares purchased and retained for stock-based compensation awards or programs and/or deferred profit sharing plans	180,087	289,279

Total	180,087	15,228,679

Ratings

As of the date of this AIF, we have been assigned the ratings in the table below:

Credit Rating Agency	Issuer Rating	Senior Debt Rating	Short-Term Debt Rating	Outlook/ Trend

Dominion Bond Rating Service (DBRS)(1)	A (low)	A (low)	R-1 (low)	Stable

Moody’s Investor Services (Moody’s)(2)	A3	A3	P-2	Stable

Standard & Poor’s (S&P)(3)	A–	A–	A-2	Stable

Notes:

(1)

DBRS’s issuer and senior debt ratings are based on its long-term rating scale that ranges from “AAA” to “D” which represents the range from an issuer with the highest credit quality to one that has filed under bankruptcy, insolvency or winding up legislation or failed to satisfy an obligation after exhausting grace periods. A rating in the “A” rating category is in the third highest category of the relevant scale of eight major categories and is considered by DBRS to be of good credit quality, with substantial capacity for payment of financial obligations. “High” and “low” grades are used to indicate the relative standing of credit within a particular rating category. The absence of one of these designations indicates a rating which is in the middle of the category, excluding the AAA and D categories for which the “high”, “middle” or “low” designations are not used. The DBRS rating trends provide guidance in respect of DBRS’ opinion regarding the outlook for the rating in question, with rating trends falling into one of three categories – “Positive”, “Stable” or “Negative”. The rating trend indicates the direction in which DBRS considers the rating is headed should present tendencies continue, or in some cases, unless challenges are addressed. A “Positive” or “Negative” does not necessarily indicate a rating change is imminent, but rather the trend represents an indication that there is a greater likelihood that the rating could change in the future versus if a “Stable” trend was assigned.

DBRS’s short-term debt rating is based on its commercial paper and short-term debt rating scale that ranges from “R-1 (high)” to “D” which represents the range from an issuer with the highest credit quality to one that has filed under bankruptcy, insolvency or winding up legislation or failed to satisfy an obligation after exhausting grace periods. A rating

Magna International Inc.        45

in the “R-1 (low)” category represents the third highest category of the relevant scale of ten major categories and is considered by DBRS to be of good credit quality, with substantial capacity for payment of financial obligations.

(2)

Moody’s senior unsecured issuer rating is an opinion as to our future relative creditworthiness. The credit rating is based on a rating scale that, for global automotive suppliers, ranges from “Aaa” to “C”, which represents the range from those obligations with minimal credit risk to those obligations that are in default with little prospect of recovery. Issuer’s in the “A” rating category are in the third highest category of the relevant scale of nine major categories and are considered by Moody’s to be subject to low credit risk. The determination of the overall rating assigned to a global automotive supplier is based on an assessment of an issuer’s performance in five broad weighted categories, some of which are further broken down into a number of weighted sub-factors each of which maps to a specific letter rating in the range above. The indicated rating category for each sub-factor (i.e., Aaa, Aa, etc.) is then converted into a numeric value, which is then multiplied by the weight for that sub-factor with the results then totaled to produce a composite weighted-factor score, that is itself then mapped back to an alphanumeric rating based on the ratings range from Aaa to C. Moody’s appends the numerical modifiers 1, 2, or 3 to each generic rating classification from Aa through Caa. The modifiers 1, 2 and 3 indicate that the obligation ranks in the higher end, mid-range or lower end of its generic rating category, respectively. The Moody’s rating outlook is an opinion regarding the likely direction of an issuer’s rating over the medium term, and fall into one of four categories: Positive, Negative, Stable or Developing.

(3)

S&P’s issuer credit rating is a current opinion of our overall financial capacity (i.e. credit worthiness) to pay our financial obligations in full and on time. This credit rating is based on a rating scale that ranges from “AAA” to “D”, which represents the range from extremely strong capacity to meet financial obligations to a failure to pay one or more financial obligations when it came due. An issuer with a long-term issuer rating in the “A” rating category is in the third highest category of the relevant scale of ten major categories and is considered by S&P to have a strong capacity to meet its financial commitments but is somewhat more susceptible to the adverse effects of changes in circumstances and economic conditions than issuers in higher-rated categories. The ratings from “AA” to “CCC” may be modified by the addition of a plus (+) or minus (-) sign to show relative standing within the major rating categories. The lack of one of these designations indicates a rating that is in the middle of the category. The S&P rating outlook assesses the potential direction of a credit rating over the intermediate term (typically six months to two years), but is not necessarily a precursor to a rating change.

Credit ratings are intended to provide investors with an independent measure of the credit quality of debt and securities. The credit ratings assigned to us or our senior debt by the rating agencies are not recommendations to purchase, hold or sell our debt or securities, since such ratings do not address market price or suitability for a particular investor. There is no assurance that any rating will remain in effect for any given period of time or that any rating will not be revised or withdrawn entirely by a rating agency in the future, if in its judgement, circumstances warrant. See “Section 5 – Risk Factors – “Credit Ratings Changes” in this AIF. We have made payments in the ordinary course to the rating agencies listed above in connection with the assignment of ratings on our securities. In addition, we made payments to Moody’s and S&P in connection with the confirmation of our ratings in respect of the issuance of our Senior Notes and continued issuances under our ECP Program and USCP Program.

9. Directors & Executive Officers

Directors

Our Board currently consists of the following members:

Name & Municipality of Residence	Director Since	Principal Occupation

Peter G. Bowie(1) Ontario, Canada	May 10, 2012	Corporate Director

Mary S. Chan New Jersey, U.S.A.	August 10, 2017	Managing Partner of VectoIQ LLP and Corporate Director

Hon. V. Peter Harder Ontario, Canada	January 10, 2020	Senator and Corporate Director

Jan R. Hauser Massachusetts, U.S.A.	August 1, 2022	Corporate Director

Seetarama (Swamy) Kotagiri Michigan, U.S.A.	January 1, 2021	Chief Executive Officer of Magna

Dr. Kurt J. Lauk(2) Baden-Württemberg, Germany	May 4, 2011	Co-Founder & President, Globe CP GmbH

Robert F. MacLellan(3) Ontario, Canada	May 10, 2018	Chairman, Northleaf Capital Partners and Corporate Director

Mary Lou Maher Ontario, Canada	May 6, 2021	Corporate Director

William A. Ruh New South Wales, Australia	May 11, 2017	Chief Executive Officer, Digital of Lendlease Group

Dr. Indira V. Samarasekera British Columbia, Canada	May 8, 2014	Senior Advisor, Bennett Jones LLP and Corporate Director

Dr. Thomas Weber Baden-Württemberg, Germany	January 1, 2022	Corporate Director

Lisa S. Westlake Florida, U.S.A.	May 9, 2019	Corporate Director

Notes:

(1)

Mr. Bowie was a director of Xebec Adsorption, Inc. (“Xebec”) when it sought protection under the Companies’ Creditors Arrangement Act (“CCAA”) on September 29, 2022. Xebec’s shares were suspended from trading by the Toronto Stock Exchange on the same date and subsequently delisted on November 14, 2022.

(2)	Retiring at the end of the current term on May 11, 2023.
(3)	Chairman of the Board.

46        Annual Information Form

All of our directors were elected to their present terms of office by our shareholders at our Annual and Special Meeting of Shareholders held on May 3, 2022, except Jan R. Hauser, who was appointed to the Board on August 1, 2022. The term of office for each director expires at the conclusion of the next annual meeting of our shareholders. Two individuals, Jay K. Kunkel and Matthew Tsien, are being nominated for election to our Board at the Meeting, and if elected, will serve as independent directors.

All of the directors have held the principal occupations identified above (or another position with the same employer) for not less than five years, except as follows:

•	Mr. Harder served as the Representative of the Government of Canada in the Senate from March 2016 to January 2020;

•	Ms. Hauser was a Vice President of General Electric from April 2013 to March 2019, as well as GE’s Controller and Chief Accounting Officer from April 2013 to November 2018;

•	Ms. Maher was concurrently the Canadian Managing Partner, Quality and Risk, KPMG Canada and Global Head of Inclusion and Diversity, KPMG International from October 2017 to February 2021;

•	Mr. Ruh was Chief Executive Officer, Senior Vice-President and Chief Digital Officer, GE Digital from September 2015 to December 2018; and

•	Ms. Westlake was Chief Human Resources Officer of IHS Markit Ltd. from April 2017 to August 2018.

With the exception of Mr. Kotagiri, our CEO, all other directors have been determined by our Board to be “independent directors” within the meaning of such term under applicable law.

Board Committees

Effective August 1, 2022, our Corporate Governance, Compensation and Nominating Committee (“CGCNC”) was split into two new committees: (1) Governance, Nominating and Sustainability Committee (“GNSC”); and (2) Talent Oversight and Compensation Committee (“TOCC”), in order to enable more focused oversight.

A copy of our Board Charter, Audit Committee Charter, as well as the charters of our other Board Committees are available on our website (www.magna.com), have been filed on SEDAR (www.sedar.com) and EDGAR (www.sec.gov/edgar) and are incorporated by reference into this AIF. Additional information about our Audit Committee is contained under “Corporate Governance – Report of the Audit Committee” in our Circular for our Meeting, which is incorporated by reference into this AIF.

Membership of these Committees as of the date of this AIF are as follows:

Name	Audit Committee	Governance, Nominating & Sustainability Committee	Talent Oversight & Compensation Committee	Technology Committee

Peter G. Bowie	©			∎

Mary S. Chan		∎		∎

Hon. V. Peter Harder		©		∎

Jan R. Hauser	∎			∎

Dr. Kurt J. Lauk(1)		∎		©

Robert F. MacLellan(2)				∎

Mary Lou Maher	∎			∎

William A. Ruh			∎	∎

Dr. Indira V. Samarasekera			©	∎

Dr. Thomas Weber				∎

Lisa S. Westlake			∎	∎

∎ Committee Member                 © Committee Chair

Notes:

(1)	Mr. Lauk will retire from his committee assignments in connection with his retirement from the Board at the end of his current term on May 11, 2023.
(2)	Chairman of the Board

Additional details regarding our Committee structure can be found in the “Corporate Governance” section of our Circular.

Magna International Inc.        47

Executive Officers

Our executive officers currently consist of the following persons:

Name & Municipality of Residence	Principal Occupation

Seetarama (Swamy) Kotagiri Michigan, U.S.A.	Chief Executive Officer (since January 2021)

Patrick W.D. McCann Ontario, Canada	Executive Vice-President and Chief Financial Officer (since January 2022)

Vincent J. Galifi Ontario, Canada	President (since January 2022)

Guenther F. Apfalter Upper Austria, Austria	President, Magna Europe (since February 2011) and Magna Asia (since July 2020) and President, Magna Steyr (since March 2022)

John H. Farrell Ontario, Canada	President (Cosma, Exteriors and Seating) (since January 2023)

Tom J. Rucker Ontario, Canada	President (MPT, MML, Electronics and Complete Vehicles) (since January 2023)

Bruce R. Cluney Ontario, Canada	Executive Vice-President and Chief Legal Officer (since July 2020)

Matteo Del Sorbo Ontario, Canada	Executive Vice-President, Magna New Mobility (since January 2022)

Uwe Geissinger Hesse, Germany	Executive Vice-President, Operational Efficiency (since February 2021)

Anton Mayer Lower Austria, Austria	Executive Vice-President and Chief Technology Officer (since January 2022)

Aaron D. McCarthy Ontario, Canada	Executive Vice-President and Chief Human Resources Officer (since January 2019)

Boris Shulkin Michigan, U.S.A.	Executive Vice-President (since February 2021) and Chief Digital & Information Officer (since April 2022)

Eric J. Wilds Michigan, U.S.A.	Executive Vice-President and Chief Sales & Marketing Officer (since January 2020)

To the extent that our executive officers have not held the offices identified above for the last five years, they have held the following offices or positions with us and/or have had the following principal occupations during the last five years:

•

Prior to becoming our CEO, Mr. Kotagiri was President, Magna International from January 2020 to December 2020 and Executive Vice-President and Chief Technology Officer from January 2014 to January 2020. He also served as President, Power and Vision from May 2018 to December 2020 and as President, Magna Electronics from February 2016 to May 2018;

•	Mr. McCann was Senior Vice-President, Finance from May 2019 to December 2021, and Vice-President, Cosma Group from January 2016 to April 2019;

•	Mr. Galifi was Executive Vice-President from September 1996 to December 2021, and Chief Financial Officer from December 1997 to December 2021;

•	Mr. Farrell was President of Cosma International from January 2013 to December 2022;

•

Mr. Rucker was President of Magna Powertrain from October 2019 to December 2022, Senior Vice President, Program Management and Launch Excellence of Magna Powertrain from April 2018 to September 2019 and Vice President, Operations – Metal Forming Solutions, a subgroup of Magna Powertrain from January 2012 to March 2018;

•

Mr. Cluney was Executive Vice-President and General Counsel, Power and Vision from July 2018 to July 2020 and Vice-President, Secretary and General Counsel of Magna Closures / Magna Mirrors (now known as Mechatronics / Magna Mirrors / Magna Lighting) from January 2010 to July 2018;

•

Mr. Del Sorbo was Vice-President, Business Development from January 2020 to January 2022 and Vice-President, Business Development – Exteriors, Seating, Mirrors, Closures and Cosma Groups from January 2017 to January 2020;

•

Mr. Geissinger was President, Magna Electronics and Senior Vice-President Operations, Power & Vision Group from April 2019 to February 2021, and Senior Vice-President, Fluid Pressure & Controls Group from January 2017 to March 2019;

•

Mr. Mayer was Executive Vice President, Research and Development from October 2021 to December 2021, Executive Vice- President, Systems and Portfolio Strategy from February 2021 to September 2022 and Senior Vice-President, Global Engineering at Magna Powertrain from November 2017 to February 2021;

•	Mr. McCarthy joined Magna in January 2016 as Vice-President, Human Resources, the Americas and India and remained in this role until December 2018;

48        Annual Information Form

•

Mr. Shulkin was Senior Vice-President, Technology and Development from July 2020 to February 2021, Vice-President, Research and Development from May 2011 to July 2020, and Executive Vice President, Technology & Investments from February 2021 to March 2022; and

•	Mr. Wilds was Executive Vice President, Business Development & Strategy, Magna Power and Vision from January 2018 to January 2020.

Beneficial Ownership of Securities

As at March 24, 2023, we had 286,117,975 Common Shares issued and outstanding. All our directors and executive officers (as a group 24 persons) owned beneficially or exercised control or direction over 1,407,402 Common Shares representing approximately 0.5% of the class, as at March 24, 2023. Our issued and outstanding Common Shares are held as follows:

10. Legal Proceedings

Regulatory Proceedings

From time to time, the Company may become involved in regulatory proceedings. Magna’s policy is to comply with all applicable laws, including antitrust and competition laws. Based on a previously completed global review of legacy antitrust risks which led to a September 2020 settlement with the European Commission and a June 2022 settlement with Brazil’s federal competition authority involving in both cases the supply of closure systems, Magna does not currently anticipate any material liabilities. However, we could be subject to restitution settlements, civil proceedings, reputational damage and other consequences, including as a result of the matters specifically referred to above.

Other

In the ordinary course of business activities, we may become contingently liable for litigation and claims with customers, suppliers, former employees and other parties. In addition, we may be, or could become, liable to incur environmental remediation costs to bring environmental contamination levels back within acceptable legal limits. On an ongoing basis, we assess the potential of any adverse judgments or outcomes to these matters, as well as any associated probable costs and losses.

A determination of the provision required, if any, for these contingencies is made after analysis of each individual issue. The required provision may change in the future due to new developments in each matter or changes in approach, such as a change in settlement strategy in dealing with these matters.

Warranty, Product Liability and Recall Costs

In certain circumstances, we are at risk for warranty, product liability and recall costs, and are currently experiencing increased customer pressure to assume greater warranty responsibility. Certain customers seek to impose, partial responsibility for the warranty costs where the underlying root cause of product or system failure cannot be determined. Due to the nature of the costs, we make our best estimate of the expected future costs, however, the ultimate amount of such costs could be materially different. For most types of products, we only account for existing or probable claims on product defect issues when amounts related to such issues are probable and reasonably estimable. However, for certain complete vehicle assembly, powertrain systems, and electronics contracts, we record an estimate of future warranty-related costs based on the terms of the specific customer agreements and/or our warranty experience.

Product liability and recall provisions are established based on our best estimate of the amounts necessary to settle existing claims, which typically take into account: the number of units that may be returned; the cost of the product being replaced; labour to remove and replace the defective part; and the customer’s administrative costs relating to the recall. In making this estimate, judgement is also required as to the ultimate negotiated sharing of the cost between us, the customer and, in some cases a supplier. Where applicable, insurance recoveries related to such provisions are also recorded.

Magna International Inc.        49

11. Other Information

Additional Information

Our Circular contains the following additional information:

•	our directors’ and named executive officers’ remuneration and indebtedness;

•	our voting securities and their principal holders; and

•	securities authorized for issuance under our equity-based compensation plans.

Additional financial information about us is provided in our consolidated financial statement as at and for the year ended December 31, 2022 and in our MD&A. These documents and additional information about us may be found on SEDAR, at www.sedar.com, on EDGAR at www.sec.gov/edgar and on our website, at www.magna.com.

Interests of Management & Others in Material Transactions

Reference is made to “Interests of Management and Other Insiders in Certain Transactions” in our Circular for our Meeting, which is incorporated by reference into this AIF.

Transfer Agent & Registrar

The transfer agent and registrar for our Common Shares is Computershare Trust Company of Canada, at its principal offices in Toronto, Ontario. The co-transfer agent and co-registrar for our Common Shares in the United States is Computershare Trust Company, N.A., at its offices in Louisville, Kentucky.

Interests of Experts

Our independent auditor for the 2022 fiscal year is Deloitte LLP. Deloitte LLP is independent within the meaning of the Rules of Professional Conduct of the Chartered Professional Accountants of Ontario, and the applicable rules and regulations adopted by the SEC and the Public Company Accounting Oversight Board (United States) (PCAOB). Additional information regarding the fees paid to our independent auditors is contained under “Business of the Meeting – Reappointment of Deloitte as Magna’s Independent Auditors” in our Circular, which is incorporated by reference into this AIF.

50        Annual Information Form

Schedules

Schedule A

Principal Subsidiaries and Investments

Subsidiaries

A list of our principal subsidiaries and each of their jurisdictions of incorporation as of December 31, 2022 is set out below. Our legal structure (including that of our subsidiaries) is not necessarily indicative of our operational structure.

Subsidiary(1)(2)	Voting Securities	Jurisdiction of Incorporation
1305290 Ontario Inc.	100%	Ontario
Magna International Investments S.A.	100%	Luxembourg
Magna International Automotive Holding GmbH	100%	Austria
Magna Automotive Europe GmbH	100%	Austria
Magna Automotive Holding GmbH	100%	Austria
Magna Metalforming GmbH	100%	Austria
Magna Steyr GmbH & Co. KG	100%	Austria
Magna Powertrain GmbH & Co KG	100%	Austria
Magna Steyr Fahrzeugtechnik AG & Co. KG	100%	Austria
Engineering Center Steyr GmbH	100%	Austria
Magna Powertrain GmbH	100%	Austria
Magna Automotive Holding (Germany) GmbH	100%	Germany
Magna PT Holding GmbH	100%	Germany
175 Holdings ULC	100%	Alberta
Magna US Holding, Inc.	100%	Delaware
Cosma International of America, Inc.	100%	Michigan
Intier Automotive of America, Inc.	100%	Delaware
Intier Automotive of America Holdings, Inc.	100%	Delaware
Magna Seating of America, Inc.	100%	Delaware
Magna Exteriors Holdings, Inc.	100%	Delaware
Magna Exteriors of America, Inc.	100%	Delaware
Magna Mirrors of America, Inc.	100%	Michigan
Magna International (Hong Kong) Limited	100%	Hong Kong
Magna Exteriors Inc.	100%	Ontario
Magna Powertrain de Mexico, S.A. de C.V.	100%	Mexico
Magna Seating Inc.	100%	Ontario
Magna Internacional de Mexico, S.A. de C.V.	100%	Mexico
Magna Powertrain Inc.	100%	Ontario

Notes:

(1)

The table shows the percentages of the votes attached to all voting securities and of each class of non-voting securities, owned by us or over which control or direction is exercised by us. Parent/subsidiary relationships are identified by indentations. Percentages represent the total equity interest in a subsidiary, which is not necessarily indicative of percentage voting control.

(2)

Subsidiaries not shown each represent less than 10% of our total consolidated revenues and total consolidated assets (although not all subsidiaries shown necessarily each represent more than 10% of our total consolidated assets and total consolidated sales) and, if considered in aggregate as a single subsidiary, represent less than 20% of our total consolidated revenues and total consolidated assets.

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Investments

Our principal equity method investments are the following:

Joint Venture	Magna Equity Ownership %	Partner(s)	Reporting Segment
Litens Automotive Partnership	76.7% (non-controlling 50% voting interest)	Current and retired members of senior Litens management	Power & Vision
Hubei HAPM MAGNA Seating Systems Co., Ltd.	49.9%	Hubei Aviation Precision Machinery Co., Ltd.	Seating Systems
LG Magna e-Powertrain Co.,Ltd.	49.0%	LG Electronics Inc.	Power & Vision

52        Annual Information Form

Schedule B

Acquisitions and Divestitures

We have completed a number of acquisitions, divestitures, financings and securities/corporate transactions in the last three fiscal years, including those listed below. None of these acquisitions constitutes a “significant acquisition” within the meaning of such term in National Instrument 51-102 – Continuous Disclosure Obligations of the Canadian Securities Administrators. Additional information about the acquisitions and/or divestitures listed below can be found in Note 21 of our consolidated financial statement as at and for the year ended December 31, 2022, Note 5 of our consolidated financial statement as at and for the year ended December 31, 2021, and Notes5&7 of our consolidated financial statement as at and for the year ended December 31, 2020.

Acquisitions

Year	Acquisition

2022

•  Investment in Yulu Mobility, an electrified mobility provider in India and together with Yulu Mobility, establishment of 51% controlling interest in a new battery swapping entity (“Magna Yuma”) to support electrification of mobility and required infrastructure.

2021

•  Getrag Ford Transmission GmbH’s non-controlling interest in Getrag (Jiangxi) Transmission Co., Ltd., a Chinese joint venture controlled by Magna, and a facility in Europe

•  65% equity interest and a controlling financial interest in Chongqing Hongli Zhixin Scientific Technology Development Group LLC

•  Klein Automotive, a metalforming operation in Czechia

2020	Controlling interest in Getrag (Jiangxi) Transmission Co., Ltd joint venture

Divestitures

Year	Divestiture

2022	None

2021

•  Distribution to Ford Motor Company of certain assets of Getrag Ford Transmission GmbH, a European joint venture with Ford, in connection with multiple agreements with Ford to operate certain businesses within the joint venture under separate ownership

•  Three Body Exteriors & Structures operations in Germany

2020	None

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Schedule C

Market for Securities

Our Common Shares are listed and posted for trading on the TSX under the trading symbol “MG”, and on the NYSE under the trading symbol “MGA”.

The high and low sale prices and volume of shares traded for our Common Shares, as reported by the TSX and NYSE, respectively, for the months during the year ended December 31, 2022 were as follows:

Month	TSX High (C$)	TSX Low (C$)	TSX Volume	NYSE High ($)	NYSE Low ($)	NYSE Volume

January	112.62	94.09	16,303,403	90.15	74.26	26,673,058

February	106.20	90.90	17,873,751	83.68	70.78	29,556,418

March	93.30	70.16	35,416,948	73.72	54.60	52,610,978

April	83.39	75.97	17,202,327	66.81	59.35	23,406,350

May	83.67	71.92	21,200,091	66.20	55.19	26,619,020

June	84.32	69.10	20,288,121	67.31	53.55	24,285,486

July	82.36	68.39	14,933,904	64.14	52.47	18,862,392

August	83.77	75.38	14,145,468	65.58	57.69	20,220,820

September	78.64	64.49	15,258,822	60.55	47.04	21,814,971

October	76.88	63.55	15,461,307	56.32	45.58	22,283,857

November	84.49	73.38	17,727,947	64.31	53.21	25,359,486

December	84.24	73.64	13,146,893	62.74	53.86	23,241,480

54        Annual Information Form

Appendix 1

Sustainability

Report

FY 2022

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Contents

Sustainability Report

A-4	Summary Sustainability Metrics
A-5	Introduction
A-6	Sustainability Governance
A-8	Climate-Related Opportunities
A-13	Climate-Related Risks and Risk Mitigation
A-20	Non-Climate Elements of Sustainability
A-33	Sustainability Metrics

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ENVIRONMENTAL, SOCIAL AND GOVERNANCE

Committed to a Sustainable Future.

Concern for the environment is central to who we are and what we do at Magna. Last year, we committed to being carbon neutral in our European operations by 2025 and globally by 2030, placing us among industry leaders. Some of our divisions have already exceeded those ambitious goals, because we get down to the shop-floor level when it comes to sustainability.

This is why so many Magna employees around the world plant thousands of trees, tend beehives, cultivate wildflowers, and ride bikes to work. We know we are all responsible for meeting our sustainability goals.

Committed to Making a Difference

PRODUCT
delivering solutions for a better tomorrow
PROCESS
minimizing our environmental impact
PEOPLE
benefiting our teams and communities

	Where We Are	Year Over Year Progress	Where We Are Going
% of global electricity buy that is renewable electricity	**19%**	↑ **+500 bps**	**35%** Expected by 2025
Divisions using renewable electricity	**61**	↑ **+32**	**>120** Expected by 2025
Divisions that are CO_2 neutral	**26**	↑ **+17**	**110** Expected by 2025
Divisions with on-site solar generation	**6**	↑ **+1**	**>20** Currently investigating

ENVIRONMENTAL, SOCIAL AND GOVERNANCE Committed to a Sustainable Future. Concern for the environment is central to who we are and what we do at Magna. Last year, we committed to being carbon neutral in our European operations by 2025 and globally by 2030, placing us among industry leaders. Some of our divisions have already exceeded those ambitious While energy, water, and natural gas conservation are important to sustainability, they are just part    of the equation for us. We think bigger. It’s about protecting our common home and making a better society overall. This is why so many Magna employees around the world plant thousands of trees, tend beehives, sustainability goals.

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Summary Sustainability Metrics

TOPIC	SASB CODE	METRIC	UNIT OF MEASURE	MAGNA 2022 DATA(1)	CHANGE FROM 2019 BASELINE(2)

	—	Scope1&2 emissions	Metric Tons (t) CO2e	1,460,959 t	i 30.9%
Energy Management	TR-AP-130a.1	Aggregate amount of energy consumed	Gigajoules (GJ) MegaWatt hours (MWh)	20,052,840 GJ 5,570,234 MWh	i 12.9%
		% of energy consumed supplied from electrical grid	Percentage (%)	57.8%	h 280 bps
		% of energy consumed that is renewable energy	Percentage (%)	10.0%	—
	—	Energy intensity	MegaWatt hours (MWh) / Sales (USDm)	147 MWh / USDm	i 9.3%
		Energy intensity reduction	MegaWatt hours (MWh) / Sales (USDm)	Target: ≥3% p.a. Actual: 1.3% 2022	—
Waste Management	TR-AP-150a.1	Aggregate amount of waste generated from manufacturing operations	Metric Tons (t)	1,476,282 t	—
		% of waste generated that is hazardous	Percentage (%)	4.3%	—
		% of waste generated that was recycled	Percentage (%)	87.2%	—
	—	% hazardous waste diverted from landfill	Percentage (%)	90.0%	—
		Waste diversion from landfill target	Percentage (%)	≥95% p.a.	—
Water Management	—	Annual water withdrawals	Megalitres (ML)	6,292 ML	i 17.4%
		Water reduction target	Percentage (%)	1.5% p.a. 15% by 2030 (vs. 2019)	—
Environmental Management	—	Annual remediation expenses	Reporting Currency (USD)	<$1.0m	No Change
		Aggregate remediation balance for known events	Reporting Currency (USD)	$16.3m	h 21.6%
Competitive Behaviour	TR-AP-520a.1	Total amount of monetary losses incurred as a result of legal proceedings associated with anti-competitive behaviour regulations	Reporting Currency (USD)	$1.2m	—

Health and Safety	—	Accident frequency rate	1.0 = 1 injury / illness per 100 employees working 40 hours/week, 50 weeks/year	0.62	i 40.4%
		Accident severity rate	10.0 = 10 lost work days / 100 employees working 40 hours/week, 50 weeks/year	12.40	h 0.4%
Gender Diversity	—	% of employees who are women(3)	Percentage (%)	28%	—
		% Women in Critical Positions	Percentage (%)	18%	—
		% Women on the Board of Magna	Percentage (%)	42%(4)	h 600 bps

Notes:

(1)	2022 data with respect to Water Withdrawals, Emissions, Energy Management, Waste Management, and Health and Safety is preliminary.
(2)	Items indicated by a dash were not tracked in 2019.
(3)	Wholly-owned operations only.
(4)	As of May 11, 2023, the percentage of women on the Board will be 38%, assuming election of all nominees for Magna’s annual meeting of shareholders.

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Introduction

At Magna we are committed to making a difference through our products and processes, as well as care and concern for our people and the communities in which they live.

Magna’s Climate Change Committment

We recognize the reality of climate change and its impact on the planet. As a result, we are focused on doing the right things today so that our corporate interests do not come at the expense of the viability of life for the generations that follow. Although combating climate change requires a collective global response, Magna is determined to play its part in addressing this existential threat to our planet. We took a significant step in 2021, targeting carbon neutrality (Scope 1 and Scope 2 emissions) in our European operations by 2025 and in our global operations by 2030. To date, 26 (2022: 20; 2021: 9) of our Divisions globally have achieved carbon neutrality.

We believe our ambitous commitment makes us an industry leader in North America and aligns us with industry leaders in Europe. Moreover, we are focused on a science-based approach aligned with the objectives of the Paris Climate Agreement and intend to submit our emission reduction targets for official validation by the Science-based Targets initiative (SBTi) in 2023.

Our progress to date with respect to carbon neutrality is detailed in this Sustainability Report.

Approach to Sustainable Value Creation

Overall, our approach to sustainable value creation involves:

•	designing, engineering, manufacturing and delivering innovative product solutions for our customers, which achieve shared goals of reduced weight, lower fuel consumption and reduced carbon emissions;

•	optimizing and innovating our manufacturing processes for resource and input efficiency, as well as product quality;

•	enhancing the energy efficiency of our plants to reduce Scope 1 greenhouse gas emissions;

•	implementing our roadmap for the transition to 100% renewable energy by 2030 to reduce our Scope 2 emissions;

•	working on a roadmap for engaging our supply chain regarding Scope 3 emissions;

•	treating our employees fairly and looking out for their health, safety and general well-being;

•	serving as a good community partner, particularly in the communities in which our employees live and work; and

•	enhancing the sustainability of our supply chain with respect to human rights and working conditions through communication, monitoring, and where necessary, corrective action.

This Sustainability Report aims to provide our stakeholders with a better understanding of how we approach the creation of sustainable, long-term value and our management of sustainability-related risks. The report has been structured to align with the Task Force on Climate-related Financial Disclosures (“TCFD”) framework, as well as the Sustainability Accounting Standards Board’s (“SASB”) Auto Parts accounting standard, where possible. While this report may not currently provide stakeholders with all of the information sought through the TCFD and SASB frameworks; we continue to evolve and enhance our disclosure as our collection and validation of the applicable data improves. While the TCFD and SASB Auto Parts frameworks primarily address climate-related factors, this Sustainability Report aims to go beyond such items to give stakeholders a better understanding of the broad range of initiatives that define our approach to sustainable value creation.

1. Sustainability Governance

1.1 Board Oversight

Magna’s Board of Directors is the company’s highest decision-making body, except to the extent certain rights have been reserved for shareholders under applicable law or Magna’s articles of incorporation or by-laws. As such, the Board is responsible for the overall

Magna International Inc.        A-5

stewardship of the company by: supervising the management of the business and affairs of Magna in accordance with the legal requirements set out in applicable company law (Business Corporations Act (Ontario)), as well as other applicable law; and, jointly with Management, seeking to create long-term shareholder value. The Board operates under a written Board Charter, in addition to applicable law, our articles of incorporation and by-laws. The Board Charter, which has been filed on SEDAR, and is available in the Leadership & Governance section of Magna’s website (www.magna.com), delineates Board oversight responsibilities including with respect to a number of areas relevant to sustainability such as: corporate culture; corporate governance; strategy; risk; shareholder engagement; and fundamental corporate actions.

The Board takes an integrated and coordinated approach to oversight (including climate-related issues). This includes oversight of the Company’s corporate culture, as well as its overall approach to corporate governance; capital allocation; major corporate policies; enterprise risk management, including sustainability risks; and shareholder engagement. Climate-related and other sustainability issues are typically considered by the Board at least annually through the Board’s strategic planning process. Typically, Magna’s Chief Technology Officer identifies material “megatrends” impacting the automotive industry, including automotive and mobility trends arising from climate-related issues. Significant opportunities and risks are then addressed by the CTO at the annual Board strategy meeting, while Operating Group Presidents address the opportunities and risks applicable to their respective business units at the annual business planning meeting. Guidance, feedback and other outputs from the strategy meeting are incorporated and integrated into business unit business plans for the next business planning meeting. Sustainability issues may also arise before the Board in connection with its oversight of fundamental corporate actions such as review/approval of material acquisitions/divestitures, three-year business plans and capital expenditures. Additionally, the Board annually monitors our progress in reducing our carbon footprint and reviews/approves the company’s material public disclosures, including our Annual Information Form / Annual Report on Form 40-F incorporating this Sustainability Report.

1.1.1 GNSC and TOCC Roles

The Board carries out its duties in part through standing committees composed solely of independent directors. One such committee, the GNSC, supports the Board’s oversight of the company’s approach to sustainability and climate change issues, including by assessing Magna’s overall approach to reduce its carbon footprint, environmental compliance, as well as Magna’s actions to identify, monitor and mitigate any material risk exposures relating to such areas. The Board’s TOCC also supports the Board’s sustainability oversight activities by assessing Magna’s approach to certain non-climate elements of sustainability, including its approach to advancing diversity in our workplace, and occupational health and safety compliance, as well as Magna’s actions to identify, monitor and mitigate any material risk exposures relating to such areas.

Like the Board, the GNSC and TOCC maintain a written charter which outlines its specific roles and responsibilities. The GNSC and TOCC Charters have been filed on SEDAR and is available in the Leadership & Governance section of Magna’s website (www.magna.com). Matters under the GNSC’s responsibility include: corporate governance, sustainability, and other matters. The scope of the GNSC’s oversight role with respect to sustainability includes climate-related issues generally, as well as related elements such as environmental management and compliance. As Magna defines “sustainability” in a broad and inclusive manner to include areas that go beyond climate- related issues, the GNSC’s role also extends to matters such as supply chain sustainability. The GNSC periodically reviews Magna’s policies, practices and public disclosures relating to sustainability topics, and makes recommendations to the Board regarding such items. During 2022, the GNSC received updates on Magna’s evolving sustainability strategy, its progress in achieving its carbon neutrality commitments, and its activities in relation to supply chain monitoring. Its predecessor committee, the CGCNC also reviewed, provided input into and approved the organization’s Sustainability Report and presented its recommendations to the Board regarding the Board’s approval of the Sustainability Report. Additionally, the CGCNC received reporting relating to the performance of Magna’s environmental compliance and management program. The TOCC’s responsibility include: talent management and succession planning, executive and incentive compensation, employee health and safety, and other matters. During 2022, the TOCC received updates on Magna’s occupational health and safety program, leadership development and succession planning, and global compliance program training.

1.1.2 Other Board Committees

In addition to the GNSC and TOCC, the Board maintains two other standing committees – the Audit Committee and the Technology Committee. While neither of these committees have specific sustainability responsibilities, each may have a role with respect to sustainability risks and opportunities that arise indirectly out of the committee’s primary role and responsibilities.

Magna’s Audit Committee supports the Board through its oversight of financial and audit-related matters, including financial risks and disclosures. To the extent that climate-related or other sustainability risks are or could be financially material, the Audit Committee would be involved through its consideration of the financial statement or other disclosure of the nature and scale of the risk.

The Technology Committee supports the Board’s overisight duties by advising it on technology trends, related opportunities and risks, R&D and innovation, and technology-focused acquisitions, as well as the alignment between the company’s technology and its strategic priorities. As such, the scope of the Technology Committee’s role includes products and processes that seek to realize opportunities created by climate-related challenges.

1.2 Management

Climate-related issues are part of the CEO’s responsibility. As Magna’s highest-ranking member of management, the CEO guides and directs Executive Management and Operating Group Presidents with respect to product portfolio and strategic planning, business planning,

A-6        Annual Information Form

capital expenditures, innovation/R&D, manufacturing productivity and efficiency, as well as other critical areas, including the setting of the carbon neutrality targets (Scope 1 & Scope 2) announced by Magna in 2021. The CEO is also the highest executive responsible for customer management, shareholder engagement/investor relations, as well as talent management. The criticality of climate sustainability to the future of the automotive industry generally means that climate-related issues are interwoven through all of the foregoing areas of the CEO’s responsibilities. At the same time, the importance of making demonstrable progress with climate sustainability goals requires CEO-level engagement and direction to ensure organizational alignment.

To assist our CEO, Magna has designated one of its Operating Group presidents as an executive “champion” for climate-related sustainability matters (the “Sustainability Champion”). The Sustainability Champion reports directly to Magna’s CEO on sustainability matters and helps coordinate and align sustainability priorities across the company’s other Operating Groups. Operating Group management is responsible for development of product strategies to address megatrends, industry trends, and business opportunities and risks, including those which arise due to climate-related challenges.

We also have a bottom-up sustainability structure with representatives at each of our three main management levels (Divisional, Operating Group and Corporate). Approximately 95% of our manufacturing Divisions have an energy management champion who works with members of our Global Energy Team to identify and implement high-priority energy management projects. The Global Energy Team functions across all of our Divisions and Operating Groups to share energy efficiency/management case studies and best practices. Each Operating Group’s day-to-day sustainability activities are coordinated through a Group “lead”. Operating Group sustainability leads participate in a sustainability steering committee headed by the Sustainability Champion, which consists of cross-functional corporate leaders representing operational improvement, environmental, purchasing, supplier risk management, energy, real estate, R&D, legal/corporate secretarial and finance, with other functions as needed. The Sustainability Steering Committee is led by the Sustainability Director who oversees and tracks the metrics and KPIs developed by the Committee, such as the energy reduction goals. The Sustainability Director leverages the multidisciplinary Committee to develop Magna’s long-term sustainability and decarbonization strategy coupled with near-term metrics. In connection with our evolving sustainability strategy and our commitment to achieving the carbon neutrality targets, our energy reduction progress and initiatives are reported to our Sustainability Champion, helping to increase the visibility of these initiatives across our Operating Groups through the Sustainability Champion’s regular interaction with other Operating Group Presidents.

A number of initiatives intended to help us achieve our carbon neutrality targets are well underway, including energy optimization initiatives at most of our operating Divisions and a phased in transition to renewable electricity globally. For us, carbon offsets are a last resort to offset Scope 1 emissions that cannot be displaced by other methods, not a primary means of achieving our targets.

CARBON NEUTRALITY PRIORITIES

Our energy optimization activities are described in further detail in Section 2.3 of this Sustainability Report.

Aspects of sustainability beyond climate-change concerns are typically managed through a matrix structure in which corporate-wide functions support initiatives implemented or managed by Operating Groups and Divisions. Examples of functional areas managed in this manner include: environmental management and compliance; occupational health and safety; quality and operational improvement; talent management, including diversity and inclusion; cybersecurity; data privacy; as well as supply chain.

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1.3 Enhancements to Our Sustainability Program

In 2022, we made a number of enhancements to our Sustainability program, including introducing:

•

a Corporate-wide Fundamentals of Sustainability Training, which was rolled out in 11 languages and completed by approximately 42,000 employees. The training provides a review of sustainability basics and their relation our business, and helps our organization continue to cultivate interest, ideas and opportunities for improving our operations and products and our world in general.

•

our first annual Commitment to Sustainability Awards to recognize how sustainable activities benefit our Divisions, our environment, and all stakeholders. The awards, which are open to Magna’s Divisions globally, are separated into three categories: (i) product excellence and innovation; (ii) process improvements that advance lean and sustainability efforts; and (iii) people – programs that overcome employee and community challenges in the areas of education and training, health and safety, diversity and inclusion, and other areas of social impact. 71 Divisions submitted applications for the inaugural awards, and 191 Divisions have submitted applications for this year’s awards. Our inaugural winners are detailed on pages A-32 and A-33 of this Sustainability Report.

•

a new module in our MAFACT system covering Sustainability with five scoring levels that assess a Divison’s performance on sustainability, including: carbon/air emissions, water usage, waste, and support for UN Sustainable Development Goals. Scoring is based on development of a strong foundation for data collection (level 1) through to achieving carbon neutrality (level 5).

2. Climate-Related Opportunities

2.1 Corporate Strategy

The automotive industry is being defined by a number of global megatrends that have shaped our long-term strategy, including:

	Megatrend	Impact on Automotive
Economy	Globalization	Industry built through globalization appears to be undergoing regionalization.
	Environmental Impact	Concern for environment/climate change driving vehicle electrification.
	Natural Resources & Energy	Access to critical battery minerals and availability of sufficient renewable energy may define success in drive to vehicle electrification.
Society	Demographic Change & Individualism	Product design will be influenced by aging population and growing individualization.
	Digital Transformation	Connectivity and digitization impact both product and process. New vehicle architectures that connect the subsystems along with software functionality creates additional value to products. Process is also impacted due to increased digitization, driven by increased requirements for productivity and quality.
	Health & Well-Being	ADAS and autonomy take rates will be driven both by consumer preferences as well as regulatory requirements tied to increased safety.
Mobility	Urbanization	Continued growth in urban population will lead to changes in mobility as a result of increased density and congestion with an increase in EV adoption and new transport modalities.
	New Mobility	Emerging new mobility eco-system offers a range of potential opportunities for new products and services.

We have distilled the impacts of the global megatrends into four long-term strategic factors which we see defining the “Car of the Future” – electrification, autonomy, new mobility and connectivity. We believe we are well-positioned to capitalize on opportunities in each area:

A-8        Annual Information Form

We possess an enhanced e-Powertrain portfolio with a range of products that addresses the roadmap for the transition to EVs. We continue to win new EV business.

We possess full ADAS capability and complete ADAS system expertise. We take a systems level approach in developing ADAS building blocks for OEM customers with a focus up to level 2+/3 ADAS capabilities.

We have expanded our collaboration ecosystem and continue to look for opportunities to leverage new business models. The breadth of our capabilities make us a key enabler of OEM customers and new entrants in the New Mobility space.

We possess software-enabled functionality in our electronic control unit-related products. This functionality could help optimize performance and efficiency in connected products, such as our connected powertrains.

We have developed our corporate strategy to realize the opportunities from these trends. Key elements of such strategy include:

Increasing capital deployment toward high-growth areas aligned with the “Car of the Future”

We are proactively managing our portfolio and evolving our product mix based on alignment with the Car of the Future. We seek to grow our business and capabilities in areas which are positively impacted by the megatrends discussed earlier. Examples of such areas include powertrain electrification, ADAS and battery enclosures, as well as our contract vehicle manufacturing operations. As illustrated below, we believe that a substantial proportion of our product areas are not adversely impacted by the global megatrends, including our body, chassis, lighting, active aerodynamics, dual clutch transmissions, mirrors, mechatronics and seating products. The strong returns and cash flow from these product areas enable us to fund the R&D and capital investments required to realize the opportunities in high-growth products which are benefiting directly from the global megatrends.

Lastly, there are elements of our product portfolio which are negatively impacted by the global megatrends and are expected to be less directly relevant to the Car of the Future. Examples of such products include manual transmissions, mechanical AWD/4WD systems and fuel tank systems. Despite their declining long-term strategic importance, our assets and expertise associated with these products remain relevant to, and can be redeployed for, growing product areas aligned with the Car of the Future.

Driving Operational Excellence

We are committed to manufacturing excellence. We continue to elevate our approach to manufacturing by implementing “factory of the future” initiatives including: enhanced use of big data and analytics; advanced robotics, additive manufacturing and augmented reality. The

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ultimate goal is to achieve greater profitability through further enhanced quality, production efficiency, reduction of floor space and improved return on investments. Critical elements of our approach to operational excellence include our World Class Manufacturing initiatives and MAFACT operating system, which are discussed in “Section 6 – Description of the Business – Manufacturing & Engineering” in our AIF. Additionally, our sustainability strategy dovetails with our efforts around operational excellence, due to the focus on energy optimization and minimization of both water withdrawals, as well as waste streams to landfill.

Unlocking New Business Models and Markets

The new mobility landscape, which is generally urban, electrified, autonomous and connected, is creating new business models and markets. We believe that our systems and complete vehicle knowledge, including elements of our portfolio such as EV and ADAS platforms, provide us with an advantage in pursuing such opportunities. In addition, our ability to use capital efficiently, launch programs reliably and help speed products to market, makes Magna a key enabler of new entrants. Additionally, we are using our capabilities and platform technologies to enter the micromobility market. For example, in 2022 we invested in the Yulu electrified two-wheeler shared mobility business in India and related battery-swapping business and have a number of activities underway involving Magna-developed and third-party developed delivery robots.

Our long-term strategy is well-aligned with climate change-related trends impacting the automotive industry, including vehicle electrification, operational efficiency to minimize manufacturing inputs and waste outputs, as well as the pursuit of new mobility business models. We cannot determine for certain how quickly the market for the declining products in our portfolio may deteriorate, but products such as AWD/4WD systems appear to have continuing relevance for the next decade. However, we believe that our physical assets, human capital and know-how related to the mechanical solutions can be repurposed as vehicle development plans migrate toward electrified AWD/4WD solutions. We currently offer multiple alternatives to manual transmissions, including efficient dual-clutch, hybrid dual-clutch and dedicated hybrid transmissions, as well as complete e-drive systems, and expect to be able to continue growing our market share in the drivetrain market. Fuel tank systems are not a material part of our business, but also have continuing relevance for a number of years to come. The physical assets, human capital and know-how related to fuel tank systems could be repurposed for adjacent product areas such as vehicle hydrogen storage tank systems.

Section 2.2 Markets & Products

The transition to a lower-carbon economy has provided, and is expected to continue to provide, opportunities to enter new product and service markets. Some recent new products developed to take advantage of opportunities from such transition include:

48 VOLT HYBRID TRANSMISSION SYSTEM

Our 48 volt hybrid dual-clutch transmission system has made its debut on Stellantis’ Jeep Renegade, Jeep Compass e-Hybrid, Fiat 500 X and Fiat Tipo. Hybrid technologies are an important step on the path to lower emissions, and our hybrid transmission achieves stringent CO2 requirements while offering improved driving dynamics due to electric torque vectoring and traction support. The 48V 7-speed dual-clutch transmission system for hybrids provides a maximum torque of 320 Nm and torque-split technology to optimize the efficiencies of the internal combustion engine (ICE) and the e-motor. The e-motor is capable of providing propulsion to the vehicle even when the ICE is switched off. This new transmission features independent on-demand cooling for the clutch and e-motor with a single oil circuit for cooling and lubrication, resulting in significant CO2 reductions in worldwide harmonized light-duty vehicles Test Cycles (WLTC) and real-world driving conditions.

48 VOLT HYBRID INVERSE TRANSMISSION

Magna’s new 7-speed, mild hybrid dual-clutch transmission is featured exclusively on BMW Group’s compact class, which underpins all its front-transverse vehicles, starting with the BMW 2 Active Tourer. With its specific torque-split concept for hybridization, Magna’s 7HDT400 48V transmission enables optimal efficiency of an ICE and electric motor. It provides a maximum of 400 Nm of torque as well as offering scalable functionality benefits. It also offers high modularity with the: base transmission; fully integrated e-machine; on-demand cooling of the clutch and e-motor; a single oil circuit for cooling and lubrication, and a significant reduction in CO2 at WLTC and in real-world driving operations. Our hybrid transmission significantly reduces CO2 emissions of an ICE and continues our accelerated transformation toward electric mobility.

BATTERY ENCLOSURES

Magna’s battery enclosures can be found on the all-electric Ford F-150 Lightning and GMC Hummer EV, and will feature on the new 2024 Chevrolet Silverado EV. The product illustrates our ability to expand structural product opportunities as electrification grows. The enclosures, which all EVs require, house high-voltage batteries, electrical components, sensors and connectors, contributing to the structural and safety aspects of a vehicle’s frame and protecting critical components from potential impact, heat and water intrusion. In addition, the use of lightweight aluminum helps minimize added mass from the vehicle’s battery.

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ETELLIGENT COMMAND™

EtelligentCommand is a PHEV/HEV system featuring a Dedicated Hybrid Drive DHD Plus at the front and an eDrive Mid+ with torque vectoring at the rear, combined with advanced software and controls. Various driving modes are available on command to enhance performance and drivability and provide greater power handling and control. The Dedicated Hybrid Drive DHD Duo is a two e-motor single or multi speed system suitable for HEV application delivering greater performance, drivability and comfort even when driving in congested traffic. Additional efficiency increases are available through an optional voltage booster and innovative e-coupling technology for ICE disconnection.

ETELLIGENT FORCE™

Magna’s EtelligentForce, is a battery electric 4WD powertrain system for pickup trucks and light commercial vehicles. The product features Magna’s Mid+ eDrive technology at the front of the vehicle and its eBeam™ electric axle drive system in the rear. The system is designed to deliver the environmental benefits of an electric powertrain, while maintaining full vehicle capabilities and without compromising payload or towing capacities of pickup trucks and light commercial vehicles. The system is designed for high-payload vehicles, capable of towing up to 14,500 pounds – on par with its ICE counterparts in this truck segment. It can provide a total peak power of up to 430 kW - 250kW from the rear eBeam™ and 180kW from the front eDrive. The solution also eliminates the need for architectural changes to the vehicle and is totally customizable for automakers to prioritize key performance attributes. Magna’s eBeam™ replaces traditional beam axles, accommodating existing suspension and brake systems, and avoiding the need for expensive redesign of existing truck platforms. These benefits help automakers simplify the transition toward electrification of these vehicle segments. In addition, with fewer moving parts than a traditional ICE powertrain, the EtelligentForce requires less maintenance – a direct benefit to truck owners over the life of the vehicle.

ETELLIGENT REACH™

Magna’s all-electric connected powertrain, the EtelligentReach, is a complete system comprised of two electric motors, inverters and gearboxes, and leverages advanced software to maximize vehicle range and driving dynamics. eDrive technology advancements and the holistic vehicle development approach of the EtelligentReach achieve a range increase of up to 145 km/90 miles or 30% compared to certain production BEV vehicles in this segment, which reduces range anxiety, and is a key differentiator in the growing electrification space. Magna’s approach optimizes the interaction of individual eDrive components and the entire vehicle with a software package that manages multiple vehicle functions. On one of our new entrant customer’s vehicles, for example, EtelligentReach utilizes a functional, modular control unit that integrates various powertrain and chassis functions. This includes a vehicle dynamics controller with a disconnect system which increases efficiency while reducing CO2 emissions, and a longitudinal torque vectoring function that can improve the safety margin by up to 10% by controlling each axle individually in all road conditions, as well as significantly reduce steering effort during dynamic cornering. Drivers can select from several distinctive driving modes - further enhancing the driving experience. Additional efficiency gains are achieved using silicon carbide within the inverter.

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2.3 Resource Efficiency

2.3.1 Energy

Our aggregate global energy spend in 2022 amounted to approximately $581 million broken down by type as follows:

•	Electricity – approximately $446 million

•	Natural Gas – approximately $112 million

•	Other (Propane; Liquid Petrol; Diesel; District Heat; Steam; Coal Gas) – $23 million

As part of our sustainability and operational efficiency efforts, we are focused on optimizing energy use, which may result in savings in overall energy costs. However, as we continue to forecast growth in Sales and number of facilities over the medium-term, we anticipate that our aggregate energy consumption may increase. Accordingly, we are focused on becoming more energy efficient (measured by energy consumption relative to Sales) so that, at minimum, our rate of increase in energy consumption slows. In connection with our efforts to promote energy efficiency, we developed interim 2022 energy reduction targets for each of our Operating Groups, which aggregated to approximately 3% of our annual energy purchase based on MWh per USD of sales. We reduced our MWh per USD of sales by 1.3% in 2022 (compared to 2021). For future years our Corporate Sustainability team, working with our Operating Groups, has established new short- and long- term energy reduction targets as follows:

Approximately 95% of our Divisions have active energy teams pursuing energy efficiency measures in their respective Divisions. These teams are supported at the corporate level by a Global Energy Team which helps identify and promote energy reduction initiatives, including through: training courses designed to promote strategies for reduced energy use; regional benchmarking sessions; regular communication through newsletters; an internal energy savings collaboration site; and best practice sharing.

Some of the incremental changes made by our Divisions to their facilities and processes to reduce our energy consumption and improve energy efficiency include:

•	Installation of LED lighting and installation of lighting controls into the building management system (BMS);

•	Equipment start-up/shut-down/idling procedures to achieve energy-savings during production downtimes;

•	Compressed air leak identification and repair initiatives;

•	Use of ceiling fans to blend air temperatures evenly within our operations;

•	Computer-controlled utility and HVAC systems to allow for improved performance and energy reduction;

•	Installation of energy metering and monitoring systems, a requirement for all our manufacturing facilities;

•	Door and dock seal repairs to reduce heat loss;

•	High efficiency chiller and compressor upgrades;

•	Integration of air economizers and heat recovery units into HVAC systems;

•	Software-managed and occupancy-sensor-controlled lighting and energy efficient lighting retrofits;

•	Use of solar panels at certain facilities;

•	Installation of insulation mattresses on equipment and heating units;

•	Recovery of waste heat from certain processes for use in other areas;

•	Installation of variable frequency drives on motors and pumps; and

•	Participation in energy savings and incentives programs offered by utilities providers in some jurisdictions in which we operate.

In 2022, Magna joined the U.S. Environmental Protection Agency’s (EPA) ENERGY STAR program as a partner. Through this partnership, we will work to improve energy efficiency in our operations and fight climate change through an enhanced energy management program in which we will:

•	Continue to measure and track the energy performance of our organization’s facilities, where possible;

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•	Continue to develop and expand our energy management programs consistent with the Energy Star Guidelines to achieve energy savings;

•	Help spread the word about the importance of energy efficiency to our staff and community;

•	Highlight our achievements with recognition offered through ENERGY STAR.

Our efforts to reduce energy consumption and operate facilities on a more energy efficient basis forms part of our formal MAFACT system – the primary operational assessment audit tool used to support our World Class Manufacturing initiative. The MAFACT system establishes World Class standards for achieving operational efficiencies, identifies benchmarks and promotes best practice sharing among Divisions in Magna. The integration of energy management elements into a core operational assessment tool such as MAFACT is intended to reinforce the importance of energy management throughout the organization and help realize potential cost savings. In 2022, we implemented energy projects across all of our Operating Groups which resulted in approximately 18,000 tons of CO2 equivalent in annual savings. Given the importance of energy optimization in meeting our carbon neutrality targets and to further incentivize our Divisions, we have established a separate approval category for energy efficiency and sustainability-related capital improvements. We have also developed a phased-in renewable energy strategy focused on Europe and the U.S. first, followed by the other markets in which we operate. In 2022, 100% of our electricity purchase (84% of our total energy purchase) in Austria was from renewable energy sources and evidenced by renewable Energy Attribute Certificates (EACs) or from on-site generation from photovoltaic (solar panel) systems. In the near – and medium- terms, adoption of renewable energy may increase our energy costs, but we are working to offset the impact of such increases through energy use reductions. While we currently have a few examples of renewable energy self-generation at certain of our facilities, self- generation is not a significant opportunity for us primarily since the vast majority of our facilities are leased, as well as other factors such as footprint constraints for solar panels at certain owned facilities, and/or facilities in locations with relatively clean electrical grids that make self-generation economically unfeasible.

2.3.2 Water

We have implemented a 1.5% per year water reduction target, with the aim of reducing water use 15% by 2030, in each case referencing 2019 as the baseline year. To date ,we have already met and exceeded this target, having acheived a reduction of over 17% at the end of 2022. While we are not a significant water user, achievement of water reductions would be expected to result in cost savings, potentially by offsetting (in whole or in part) any increase in the rates charged by applicable water utilities. Overall, we do not anticipate that any savings will be material.

2.3.3 Waste

We have also implemented a zero waste to landfill (“ZWTL”) target. Waste sent to landfill bears both an economic cost borne by us and an environmental cost borne by society as a whole. Although achievement of our ZWTL target will help reduce or eliminate the economic cost, we do not anticipate any such savings will be material.

2.4 Resilience

The automotive industry as a whole is investing in innovations aimed at adapting mobility products and service solutions to a lower carbon economy. The risk mitigation factors below in “Section 3 – Climate-Related Risks and Risk Mitigation” and initiatives to realize opportunities discussed in this Section of the Sustainability Report, together with factors addressed in “Section 4 – Our Business & Strategy” of our AIF, are expected to promote our ability to adapt and succeed in a lower carbon economy.

3. Climate-Related Risks and Risk Mitigation

Magna maintains both top-down and bottom-up processes for identifying and assessing sustainability-related risks within the governance structure described in “Section 1 – Sustainability Governance” of this Sustainability Report. In order to fully understand the risks set out below, you should also carefully consider the risk factors set out in “Section 5 – Risk Factors” in our AIF.

3.1 Transition Risks and Risk Mitigation

3.1.1 Regulatory Policy Actions

Applicable near-term policy actions related to climate change generally fall into one of the following categories, each of which may have an indirect effect on Magna:

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Average Fleet Emissions or Fuel Efficiency Regulations: Governments in key auto producing regions have set challenging average vehicle fleet emissions or fuel efficiency targets which OEMs must meet, including the European Union, China and the U.S., as detailed below. We regularly monitor changes in regulation relating to emissions and fuel efficiency as part of our strategic planning processes:

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European Union: E.U. regulations generally require OEMs to have achieved E.U. fleet-wide average emissions of 95g CO2/km from 2021 through to 2024, which corresponds to 4.1 litres/100 km of gas or 3.6 litres/100 km of diesel. Vehicle manufacturers with an average fleet economy in excess of the target must pay an excess emissions penalty for each vehicle registered within the E.U. The 2021 average emissions level forms the baseline for a further 15% fleet-wide average emissions reduction from 2025 onwards; and 37.5% from 2030 onwards. In addition, in March 2023, the E.U. approved its “Fit for 55” legislation to aggressively increase such targets to a 55% reduction by 2030 and a 100% reduction by 2035 (as discussed below). Penalties levied on non-compliant OEMs may be passed on to vehicle-buying consumers, which could impact demand for such vehicles and thus demand for Magna products supplied for such programs. Additionally, E.U. regulations contain incentives aimed at promoting the development of Zero– and low–emission vehicles (“ZLEVs”). The CO2 emissions targets applying to any particular OEM will be relaxed if its share of ZLEVs registered within the E.U. in any year exceeds 25% from 2025 to 2029; however, such incentives will be eliminated under the Fit for 55 legislation from 2030 onwards.

China: In China, effective July 1, 2021, stringent China VI emissions regulations addressing particulate emissions were implemented, which could affect consumer demand for vehicles, or powertrain options for vehicles, that do meet the new emissions standard. For example, in 2019, one of our equity-accounted joint ventures in China experienced a significant drop in demand for one transmission model supplied to a Chinese OEM. One of the factors underlying the drop in demand was the fact that the transmission would not have met the China VI standard, had it been in effect at that time.

United States: In the U.S., the current administration issued an executive order with a non-binding target of 50% of all new vehicles sold in 2030 to be zero-emission vehicles (“ZEVs”), including battery electric, plug-in hybrid electric, or fuel cell EVs. Subsequently, the EPA finalized new vehicle emissions standards for passenger cars and light-duty trucks with model years 2023-2026 which increase in stringency through that period, and would result in a fleetwide average fuel economy of approximately 40 mpg in 2026. More stringent emissions standards for model years 2027-2030 are expected to be introduced by the EPA in the near term. In addition, the U.S. National Highway Traffic Safety Administration (NHTSA) issued new corporate Average Fuel Economy (CAFE) standards - regulating how far our vehicles must travel on a gallon of fuel. The new CAFE standards for passenger cars and light trucks manufactured in model years 2024-2026, would increase fuel efficiency requirements by 8% annually (compared to 1.5% annually under previous standards) for model years 2024-2026 and increase the estimated fleetwide average fuel economy by 12 miles per gallon for model year 2026 vehicles, relative to model year 2021. In 2022, the U.S. also announced stricter standards on smog-forming emissions from trucks, vans and buses starting in the 2027 model year. The new EPA rules are more than 80% stronger than current rules and represent the first update to clean air standards for heavy-duty vehicles in over 20 years.

The tightening emissions standards in the European Union, China and the U.S. are intended to promote the transition to ZEVs. OEMs have been spending significant sums in R&D in order to meet the higher regulatory standards. Although production of ZLEVs/ZEVs is accelerating due to regulatory requirements, to the extent that ZLEVs/ZEVs do not sell at the levels expected, production volumes may need to be reduced. Lower than forecast production poses a risk to our ability to recover pre-production expenses amortized in the piece-price of our product, as discussed above.

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Phase-Out of New ICE Vehicles: In addition to more stringent fleet emissions and fuel efficiency standards, the number of national and subnational jurisdictions committing to, or accelerating existing commitments to, phase-out of the sale or registration of new ICE engines is growing. As part of its Fit for 55 legislation, the E.U. will require 100% reduction in CO2 emissions by 2035 effectively banning the sale of new gasoline and diesel fueled vehicles in EU member countries by that date, with an interim reduction of 55% by 2030.

The United Kingdom has accelerated its plans to phase out ICE passenger cars and vans, with all vehicles required to have a significant zero emissions capability (e.g. plug-in and full hybrids) from 2030, and be 100% zero emissions at the tailpipe from 2035.

In North America, Canada has accelerated its mandatory phase out of ICE and diesel powered vehicles through a new regulation that requires all new sales of light-duty vehicles to be ZEVs by 2035; with interim targets requiring 20% ZEVs from 2026 and rising each year until reaching the 100% target in 2035. Companies offering vehicles for sale in Canada will be required to offer a growing percentage of their fleet as ZEVs starting in 2026 and increasing to 100 per cent by 2035, according to the current drafts.

In the US, the State of California’s, California Air Resources Board (CARB) adopted the Advanced Clean Cars II proposal in 2022. The proposal bans ICE-powered vehicles by 2035, and has progressive targets for ZLEVs in the intervening years. 15 other US States and the District of Columbia have existing laws that require state emissions policies to mirror those of California (Connecticut; Colorado; Delaware; Maine; Maryland; Massachusetts; New Jersey; New Mexico; New York; Oregon; Pennsylvania; Rhode Island; Vermont; Virginia; and Washington). Massachusetts, New York, Oregon, Washington and Vermont have formally declared the phase-out of new ICE vehicle sales from 2035.

Given the long lead times for vehicle development such proposals and emerging regulation are expected to increasingly impact OEM and automotive supplier product planning and development this decade, and have led to several OEM establishing EV targets for specific brands or their complete vehicle offerings, including our top six customers:

•	BMW: 30% EVs by 2025; 50% by 2030

•	Ford: 100% EV by 2030 in Europe

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•	GM: 100% EV by 2035

•	Mercedes-Benz: 50% EVs by 2025 (including plug-in EV); 100% EV by 2030

•	Stellantis: 100% EV by 2030 (by brand - DS by 2024; Lancia by 2026 Alfa Romeo by 2027; Opel by 2028; Fiat & Peugeot by 2030)

•	Volkswagen: 45% EV by 2030 (by brand – Audi 100% EV by 2033; VW 100% EV by 2035; Porsche > 80% EV by 2030).

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Vehicle Restrictions in Congested Urban Centres: municipal governments in a number of cities around the world have introduced restrictions on personal-use vehicles in congested urban centres, in an effort to reduce CO2 emissions and improve urban air quality. Examples of the types of restrictions include: car-free zones; toll charges; and use restrictions by license plate. Continued expansion of such initiatives could reduce the demand for personal-use vehicles, which could affect our profitability. As a result of measurable air quality improvements in many cities during COVID-19-related mandatory lockdowns/stay-at-home orders, an expansion of restrictions on personal-use vehicles in urban centres is likely.

We attempt to mitigate applicable policy risks relating to climate change-related regulation in a number of ways, including:

•	monitoring and evaluating global regulatory developments;

•	early-stage interaction with our OEM customers to understand their product priorities and regulatory compliance requirements;

•	in-house R&D, including our ongoing analysis of megatrends and the “Car of the Future”, combined with investment strategies in mobility and technology start-ups; and

•	strategic planning processes at both Operating Group and Corporate levels, including Board oversight of strategic plans.

In terms of direct policy actions affecting our operations, we anticipate continued strengthening of environmental regulations related to industrial emissions and discharge of pollutants to air, water and ground. We currently face strict environmental regulations in the countries where we operate and have developed a global environmental management program in order to comply with or exceed regulatory standards. Our environmental management program is regularly updated to address changing environmental laws and regulations. Refer to “Section 4.1 – Environmental Stewardship” in this Sustainability Report for a description of the program.

In considering the potential impact of the above or other climate-related policy actions, readers are encouraged to review the following risk factors in “Section 5 – Risk Factors” in our AIF:

• Regional Volume Declines	• Impairments

• Consumer Take Rate Shifts	• Changes in Laws

• Deteriorating Vehicle Affordability	• Market Shifts

• Potential Consumer Hesitancy	• Customer Purchase Orders

• Alignment with “Car of the Future”	• Customer Pricing Pressure/Contractual Arrangements

• Evolving Counterparty Risk Profile	• Environmental Compliance

Over the medium-to long-term, carbon pricing initiatives may present a risk to our profitability. According to the World Bank, in 2022 there were 70 carbon pricing initiatives implemented or scheduled for implementation in 47 countries and 36 sub-national jurisdictions, which would cover emissions representing 23.2% of global GHG emissions. We are pursuing energy reduction measures and developing carbon neutrality strategies for our manufacturing facilities. However, over the medium- to long-term, carbon pricing initiatives could affect our profitability to the extent we are unable to implement cost-saving or energy reduction measures within a timeframe and/or at a cost which enables us to offset or avoid the cost of carbon pricing initiatives.

3.1.2	Customer-Driven Policy Actions

A number of our OEM customers have set carbon-neutrality targets and are challenging Tier 1 Suppliers to support such targets. Some such OEM targets and expectations are more aggressive than our own carbon neutrality targets. In some cases, we are being asked to quote the supply of future programs based on 100% renewable energy use for production. Although we expect to meet or exceed our customers’ expectations, the inability to do so within the timeframes expected could result in the loss of some future business.

3.1.3	Climate-Related Litigation

We do not currently believe that climate-change related litigation represents a significant legal risk for us. However, if OEMs are adversely impacted by climate-change litigation, there is a possibility that Tier 1 Suppliers like Magna could face additional pricing pressure. Readers are encouraged to review the “Customer Pricing Pressure/Contractual Arrangements” risk factor in “Section 5 – Risk Factors” in our AIF.

3.1.4	Technology

Investments in automotive technologies that support the transition to ZLEVs can be significant, particularly in product areas such as battery systems for hybrid and EVs. While our product strategy does not currently include battery systems or other components which generate or store energy for ZLEVs, we have been awarded several battery enclosure programs and currently offer a range of electrified drivetrain products, hybrid dual-clutch transmissions (“HDTs”), dedicated hybrid transmissions (“DHTs”), as well as complete electric-drive (“e-Drive”) systems. We have also expanded our product offering into other areas relevant to ZLEVs – for example, in conjunction with a joint venture partner, we can offer customers a complete EV platform. Our R&D spending for electrification solutions has been significant over the last few

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years and could continue to be in coming years as electrification-related technologies continue to evolve. Additionally, our OEM customers are making significant investments in the development of ZLEVs, which is impacting their profitability and could lead to increased pricing pressure on us.

As ZLEVs increase their proportion of the overall vehicle market over the medium – to long-term, we expect our sales of manual transmissions and traditional DCTs to decline, and sales of HDTs, DHTs and e-Drive systems to increase. The increasing adoption of electrified drivetrain solutions adversely impacts our AWD and 4WD businesses over the long term, since it is possible to achieve AWD through the use of electric motors in hybrid or fully-electrified drivetrains. However, OEM product plans show mechanical AWD and 4WD programs extending out for approximately the next decade. We seek to offset displacement of mechanical AWD and 4WD systems through increased sales of electrified product offerings such as e-Drive systems.

Overall, we believe that the range of products we offer our OEM customers provides us with a competitive advantage and an effective hedge against the market uncertainties associated with the transition to ZLEVs. As illustrated below, a substantial majority of our products are “agnostic” with respect to the type of vehicle propulsion system used, and therefore remain relevant to ZLEVs:

In the case of drivetrain products, we view the know-how gained from our mechanical drivetrain expertise as being critical to our ability to deliver innovative electrified solutions that meet our customers’ needs. In addition to continuing to offer a range of mechanical and electrified drivetrain products, we aim to mitigate technology transition risks through:

•	early-stage interaction with our OEM customers to understand their product priorities and regulatory compliance requirements;

•	in-house R&D including our ongoing analysis of megatrends and the “Car of the Future”, combined with investment strategies in mobility and technology start-ups; and

•	strategic planning processes at both Operating Group and Corporate levels, including Board oversight of strategic plans.

In considering the potential impact of the above or other climate-related policy actions, readers are encouraged to review the following risk factors in “Section 5 – Risk Factors” in our AIF:

• Intense Competition	• Technology and Innovation

• Consumer “Take Rate” Shifts	• Changes in Laws

• Emergence of potentially-disruptive EV OEMs	• Market Shifts

• Deteriorating Vehicle Affordability	• Dependence on Outsourcing

• Potential Customer Hesitancy	• Impairments

• Alignment with “Car of the Future”	• Customer Pricing Pressure/Contractual Arrangements

• Evolving Counterparty Risk Profile	• Investments in Mobility and Technology Companies

• Customer Purchase Orders	• Intellectual Property Risks

• Restructuring Costs

3.1.5 Market

Some of the risks impacting the market for our products in the transition to a lower carbon economy are described above under “Section 3.1.1 – Regulatory Policy Actions” and “Section 3.1.4 – Technology”. Additionally, there are potential risks to the demand for personal mobility vehicles, and thus for our products, from technology-driven shared mobility solutions such as ride hailing and ride sharing. To date, such shared mobility solutions have not had a material impact on the demand for new vehicles and no such adverse effect is expected in the near- to medium-term. In any event, our own strategy related to new mobility seeks to mitigate risks to our business and realize opportunities based on the breadth of capabilities we can offer new mobility customers.

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Additionally, in order to enhance our understanding of potential shifts in consumer behavior, we conduct our own analysis of various factors that are expected to drive future personal and shared mobility trends, including through:

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monitoring and analysis of social, digital, demographic, regulatory, industry, geopolitical and other trends which may create demand for and drive development of new automotive and mobility technologies;

•	review of academic research;

•	collection and screening of ideas submitted through innovation programs; and

•	early-stage interaction with our OEM customers and new mobility market entrants to understand their product priorities.

We do not currently anticipate long-term supply constraints on key commodities required by us in our business, including steel, aluminum or resin. However, production processes for steel and aluminum are carbon intensive, with relatively scarce supply of low-carbon alternatives. As the entire industry’s carbon-neutrality and net-zero efforts increase, the price of low-carbon steel and aluminum may increase in the near- and medium-terms until the supply of low-carbon product is sufficient to meet growing demand. In the near- and medium-term, the increasing production of ZLEVs may also strain supplies of the rare earth minerals and other metals required for vehicle battery systems, which we do not supply, including nickel, cobalt and lithium used in EV batteries, copper for EV charging infrastructure and rare earth metals for EV motor magnets. However, such supply constraints could help spur the development of alternative battery technologies or low carbon fuels and/or promote technological breakthroughs that could facilitate market penetration of hydrogen fuel cell or other technologies. We intend to continue developing and offering solutions such as e-Drive systems which are neutral as to electric power source (battery or hydrogen fuel cell stack) in order to mitigate potential risks related to supply constraints of rare earth minerals or other commodities needed for current ZLEV power source technologies.

In considering the potential impact of market risks, readers are encouraged to review the following risk factors in “Section 5 – Risk Factors” in our AIF:

•   Intense Competition

•   Consumer “Take Rate” Shifts

•   Deteriorating Vehicle Affordability

•   Potential Customer Hesitancy

•   Alignment with “Car of the Future”

•   Evolving Counterparty Risk Profile

•   Supply Chain Disruptions

•  Quote/Pricing Assumptions

•  Commodity Price Volatility

•  Technology and Innovation

•  Market Shifts

•  Dependence on Outsourcing

•  Customer Pricing Pressure/Contractual Arrangements

•  Investments in Mobility and Technology Companies

3.1.6 Reputation

Since light vehicles are contributors to global GHG emissions, Tier 1 suppliers like Magna may face reputational risks from participation in the automotive industry. Examples of such risk types include potential loss of business from sustainability-focused customers, reduced investor demand for our shares, and challenges attracting talent. A number of our OEM customers are embedding sustainability criteria in their sourcing decisions and could reduce purchases from us if they perceive Magna to lag other suppliers with respect to sustainability. Stakeholders, including investors and employees, as well as prospective employees are increasingly focused on companies’ sustainability efforts. Investors may sell shares of investee companies perceived to be less sustainable. In addition, millennial and other components of the workforce want to work in companies they perceive as sustainable, making it difficult for companies to attract such talent if the company is perceived as lagging in sustainability. However, OEMs and Tier 1 Suppliers have been proactively adapting to climate change and transitioning to a lower carbon economy, as evidenced by the significant spending on R&D and technological innovation to reduce CO2 emissions, particularly through electrification and powertrain efficiency, as well as the setting of carbon neutrality targets in their own operations. At the same time, particular OEMs may be viewed as more or less sustainable based on their sustainability strategies and commitment to transitioning to a lower-carbon economy. Equally, particular vehicle models or even entire vehicle segments may be perceived to be more or less sustainable. As a supplier of a broad range of systems to all major OEMs, we do not anticipate any consequences to our reputation by virtue of the fact that we may supply to any particular OEM, vehicle or vehicle segment. In any event, we believe that our R&D and technological innovation, which is focused on lightweighting, improved fuel economy and lower emissions, together with our sustainability strategy, including our carbon neutrality commitments, serve to mitigate potential reputational risks.

3.2	Physical Risks and Risk Mitigation

3.2.1 Acute

With the increased frequency and severity of extreme weather events associated with Climate change, including floods, windstorms, wildfires, tornados, tsunamis, hailstorms and other natural weather hazards, we face the risk that such an event could cause significant damage to one or more of our facilities or those of our customers and/or sub-suppliers. While our primary concern in an acute climate event affecting one of our facilities would be the safety and well-being of our employees, property damage and business interruption would represent the primary financial risk.

An acute climate event that significantly damages one of our facilities, could disrupt our production and/or prevent us from supplying products to our customers. Such an event could lead to us incurring a number of costs, many of which may be unrecoverable, including:

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costs related to the physical repair of any damage to our facility; costs related to premium freight or re-sourcing of supply; penalties or business interruption claims by our customers; loss of future business and reputational damage; and higher insurance costs going forward.

Extreme climate events could also disrupt supply chains for the entire industry over the near-, medium- and long-term. The National Centers for Environmental Information, a U.S. federal agency, estimates that the number of billion-dollar weather and climate disasters in the United States each year has risen significantly to an average of 20 in the last two years, from an average of three per year in the1980s. In recent years, a number of supply disruptions resulting from extreme weather have occurred around the world, including:

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a rare and extreme storm impacted the U.S. state of Texas that disrupted oil production and thus supplies of resins and materials required for automotive seating. The storm also forced three major semiconductor facilities clustered in the Austin, Texas area to temporarily shut down, which exacerbated the global semiconductor shortage.

•	flooding in central China that disrupted supply chains for commodities and forced the closure of several automotive OEM plants.

•	a typhoon in Malaysia that damaged Southeast Asia’s second-largest port, causing a disruption in the semiconductor supply chain and causing some U.S.-based automotive OEMs to suspend operations.

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the Rhine river, Europe’s most important commercial waterway, experienced both bursting from heavy rainfall and snowmelt, as well as, low water levels from drought conditions. The conditions halted shipping for extended periods, forced reduced cargo loads, and disrupted both inbound raw material and outbound product deliveries, which impacted the German automotive industry, in particular.

Such events can cause shortages of critical materials, which in turn drives prices higher. Efforts to mitigate the impact of such events often result in higher near-term costs until disruption of the affected material has been resolved, due to factors such as premium freight costs for substitute materials. As the frequency of such events increases, we may be forced to maintain higher inventories of various materials and components required for production, to minimize potential disruptions.

We maintain a global property risk control (PRC) program to support our efforts to mitigate risks to our employees’ safety, physical property risks and potential for business interruption due to extreme weather events. The program, which includes risk engineering with support from a third party property risk engineering consulting firm, includes the following elements to promote the physical resiliency of our facilities and minimize the risk of disruption to our operations: pre-screening of facility site selection; acquisition risk assessments; periodic facility inspections; facility construction design review and recommendations; and training and education. Our third party risk engineering consultant typically engages in over 200 physical on-site assessments annually to evaluate various risks, including those relating to natural hazards. Using the Swiss Re NatCat database, the advisor has analyzed over 400 unique Magna locations to assess climate related exposures, including: flood, wind, storm surge, wildfire, tornado. tsunami, hailstorm, lightning, temperature change, precipitation, sea level rise risk and water security. The results of the analysis form the basis of discussions with our PRC group regarding potential risk control recommendations to be implemented in our facilities.

In certain circumstances, the program extends the risk assessment to our direct suppliers by identifying and evaluating potential exposures to our direct supply chain (including natural hazards) which could potentially disrupt business operations. Where such supply chain exposures are identified, a more detailed assessment may be performed to better understand the supply chain risk, including further on-site assessment, where practicable.

In considering the potential impact of acute physical risks, readers are encouraged to review the following risk factors in “Section 5 – Risk Factors” in our AIF:

• Supply Chain Disruptions • Regional Energy Supply and Pricing	• Legal and Regulatory Proceedings • Climate Change Risks – Transition and Physical Risks

An extreme weather event that damages any of our manufacturing Divisions and results in injuries or fatalities among employees at such Division could have a material adverse effect on our reputation and could result in legal claims being brought against us.

Climate change considerations may impact the availability of and premiums for insurance coverage in general, and in particular, for properties in high-risk locations. Additionally, we may need to self-insure a higher level of risk, which could result in a material adverse effect on profitability in the event of an extreme weather event which causes damage to one or more of our facilities.

3.2.2	Chronic

As part of our PRC program, we have retained an advisor to map our global footprint against identified earthquake, wind exposed/ hurricane, flood exposed and wildfire zones, as well as areas with low water security, in order to assist us with footprint planning, as well as our understanding of, and efforts to address, potential risks associated with such types of natural catastrophes. This footprint mapping exercise provided the following conclusions:

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Property Risk Concentrations: There are ten geographic regions (in Austria, Canada, Germany, Mexico and the U.S.) in which we have concentrations of property/asset risk, meaning multiple locations within a 35 km radius, and comprising approximately 42% of the total insured value (“TIV”) under our property risk program. All of the regions of concentrated property/asset value are considered to be “Low” seismic hazard zones and are not exposed to tropical cyclones.

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Seismic Zones: We have operations in Austria, Germany, Slovenia, Slovak Republic, Morocco, India, Turkey, Japan, Italy, Romania, China and Mexico comprising approximately 6% of the TIV under our property risk program, which are located in regions of “Moderately High” or greater seismic hazard. None of our operations are in regions where the seismic hazard is considered “Extreme”.

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Tropical Cyclone Zones: Operations in certain parts of Mexico, Japan, China, India, Korea and the U.S. comprising approximately 4% of the TIV under our property risk program are located in hurricane risk Zone 1 to Zone 5, as per Munich Re’s Natural Hazards Assessment Network (NATHAN) categorization. TIV by Tropical Cyclone Zones are as follows:

Munich Re (NATHAN) Tropical Cyclone Zone	Proportion of TIV
Zone 5: > 300 km/h	NIL
Zone 4: 252-300 km/h	NIL
Zone 3: 213-251 km/h	0.67%
Zone 2: 185-212 km/h	0.58%
Zone 1: 142-184 km/h	2.68%
Zone 0: 76-141 km/h	23.86%
No hazard	72.21%

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Flood Zones: Flood risk is typically categorized as 50-year, 100-year, 200-year and 500-year flood risks. Definitions of these categories based on Swiss Re’s CatNet Global Flood Zone (GFZ) categorization and the proportion by TIV of our facilities for each category are as follows:

Category	Flood Probability	Proportion of TIV within 5 km Radius
50 year	1 in 50 (2%) chance of occurring in a year	2.3%
100 year	1 in 100 (1%) chance of occurring in a year	11.4%
200 year	1 in 200 (0.5%) chance of occurring in a year	13.1%
500 year	1 in 500 (0.2%) chance of occurring in a year	2.6%

Climate change is associated with a rise in sea levels, which places properties located within a five kilometre radius of the current coastline at risk of coastal flooding. A total of 12 of our Divisions are located five kilometres or closer to a coastline and thus may be at higher risk from the effects of climate-change related sea rise:

No. of Divisions	Location(s)	Body of Water
2	Michigan, U.S.	Lake Michigan
1	Ohio, U.S.	Lake Erie
1	Ontario, Canada	Lake Ontario
1	Liverpool, U.K.	River Mersey
1	Livorno, Italy	Ligurian Sea
1	Bari, Italy	Adriatic Sea
1	Golcuk Izmit, Turkey	Lake Sapanca
1	Tangier, Morocco	Atlantic Ocean
1	Guangzhou, China	Huangou River
1	Hangzhou, China	East China Sea
1	Taizhou, China	East China Sea

Two of such Divisions (Golcuk Izmit, Turkey and Taizhou, China) representing less than 0.5% of TIV are located within one kilometre of a coastline.

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Wildfires: Less than 1% of our Divisions (located in Brazil), representing approximately ≤1% of TIV, are considered as being exposed to significant wildfire risk. Wildfire risk is reviewed based on proximity to forests and grasslands with consideration of topography and climate conditions.

•	Water Security

Water scarcity is a chronic condition in a number of regions of the world, and it is expected to be amplified due to the effects of climate change. As part of our PRM program we conducted an assessment of water security risk in 2022. Water security suggests the reliability/ security of an acceptable quantity and quality of water, since water is a critical input in many production processes as well as the lifeblood of sprinkler protection systems. A reduction or failure of water supply could cause a significant impact on operations in the affected region. The methodology for determining water security exposure was based on the “Baseline Water Stress” 4 of the World Resources Institute (WRI) Aqueduct Global Maps 3.0, that measures the ratio of water withdrawals to available renewable surface and groundwater at the

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catchment scale. Water withdrawals include domestic, industrial, irrigation, and livestock consumptive and non-consumptive uses. Available renewable water supplies include the impact of upstream consumptive water users and large dams on downstream water availability. The indicator used is calculated by inverting the “Baseline Water Stress” scores and converted to a 0-100 scale to represent “Water Availability” as a percentage. Low values represent water stressed areas, due to either high water withdrawals or low water supplies.

Our assessment showed that we have 61 locations in regions deemed to have “low” water security, comprising approximately 14% of TIV. The assessment indicated exposure locations in China, Germany, India, Italy, Mexico, Spain and the United States. However, Mexico represents the most significant region for us in terms of exposure to water security risk as approximately 50% of the affected locations are in Mexico, representing approximately 70% of the TIV in low water security regions. While we currently attempt to mitigate the impact of water scarcity risks through water reduction and re-use activities, including the use of treated waste water for irrigation of green areas on a site, the water security analysis is used for additional discussions with our risk engineering consultant, including potential additional recommendations for action plans to mitigate water security risks in the affected regions.

In considering the potential impact of chronic physical risks, readers are encouraged to review the following risk factors in “Section 5 – Risk Factors” in our AIF:

• Supply Chain Disruptions	• Regional Energy Shortages and Pricing

• Climate Change Risks – Transition and Physical Risks

4. Non-Climate Elements of Sustainability

4.1	Environmental Stewardship

Magna strives to be an industry leader in health, safety and environmental practices in all operations through technological innovation and process efficiencies to minimize the impact of our operations on the environment and to provide safe and healthful working conditions. In furtherance of this objective, Magna’s Health, Safety and Environmental Policy (“HSE Policy”) commits to, among other things:

•  complying with, and exceeding where reasonably possible, all applicable health, safety and environmental laws, regulations and conforming with our internal standards based on generally accepted environmental practices and industry codes of practice;

•  regularly evaluating and monitoring past and present business activities impacting on health, safety and environmental matters;

•  improving the efficient use of natural resources, including energy and water;

•  minimizing waste streams and emissions;

•  implementing environmental sustainability targets as defined in the Magna Environmental Principles;

•  utilizing innovative design and engineering to reduce the environmental impact of our products during vehicle operation and at end of life;

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ensuring that a systematic review program is implemented and monitored at all times for each of our operations, with a goal of continuous improvement in health, safety and environmental matters and zero accidents or environmental incidents; and

•	reporting to the Board at least annually.

The full text of the HSE Policy is located on Magna’s website (www.magna.com).

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4.1.1	Environmental Compliance

Magna is subject to a wide range of environmental laws and regulations relating to emissions, soil and ground water quality, wastewater discharge, waste management and storage of hazardous substances. Magna maintains a global environmental program which consists of both internal and third party audits and inspections of our facilities for compliance with local regulations, internal corporate environmental requirements and industry best practices as detailed below:

General environmental awareness training is provided to employees by Division management as well as Magna’s Environmental Department as part of ISO 14001 certification compliance. In addition, Magna’s Environmental Department holds regular conferences for representatives of our manufacturing facilities in order to:

•	reinforce Magna’s commitment to environmental responsibility;

•	communicate changes in local and regional regulations; and

•	share best practices with respect to environmental protection, compliance and sustainability initiatives.

4.1.2	Hazardous Waste and Industrial Emissions

We operate a number of manufacturing facilities that use environmentally-sensitive processes and hazardous materials. We believe that all of these operations meet, in all material respects, applicable governmental standards for management of hazardous waste and industrial emissions. Occasionally our operations may receive a notice of violation or similar communication from local regulators during routine reviews. We have in the past and will continue in the future to address any such notices promptly. Based on our preliminary data, approximately 4% of the aggregate waste generated by Magna in 2022 was hazardous, a reduction from 7% in 2021. We attempt to reduce the amount of hazardous waste that ends up in secure landfills through: recycling, reuse or energy recovery initiatives. Approximately 90% of the hazardous waste generated by Magna in 2022 was diverted from secure landfills through such initiatives.

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4.2	Fairness and Concern for Employees

4.2.1  Our Commitment to Magna Employees

We are committed to an operating philosophy based on fairness and concern for people. This philosophy is one in which employees and management share in the responsibility of ensuring our company’s success. Our Employee’s Charter, a foundational document in our business, sets out this philosophy through the following principles:

•  Job Security – Being competitive by making a better product for a better price is the best way to enhance job security. Magna is committed to working together with employees to help protect their job security. To assist employees Magna will provide job counselling and training, as well as employee and family assistance programs.

•  A Safe & Healthful Workplace – Magna is committed to providing employees with a working environment which is safe and healthful.

•  Fair Treatment – Magna offers equal opportunities based on an individual’s qualifications and performance, free from discrimination or favouritism.

•  Competitive Wages & Benefits – Magna provides employees with information which enables them to compare their total compensation, including wages and benefits, with those earned by employees of their direct competitors and local companies their Division competes with for people. If total compensation is found not to be competitive, it will be adjusted.

•  Employee Equity & Profit Participation – Magna believes that every employee should share in the financial success of the company.

•  Communication & Information – Through regular monthly meetings between management and employees, continuous improvement meetings and through various publications and videos, we keep our employees informed about company and industry developments. We also conduct regular employee opinion surveys to help facilitate employee engagement and to receive valuable feedback from employees to help drive continuous improvement.

•  The Hotline – Should an employee have a problem, or feel the above principles are not being met, we encourage them to contact the Hotline to register their complaint(s). Those using the Hotline do not have to give their name, but if they choose to do so, it will be held in strict confidence. Hotline Investigators will respond to those using the Hotline. The Hotline is committed to investigating and resolving all concerns or complaints and must report the outcome to Magna’s Global Human Resources Department. We also maintain a confidential and anonymous whistle-blower hotline for employees and other stakeholders that is overseen by our Audit Committee. See Section 4.5 – “Corporate Ethics and Compliance” below for further details.

We also maintain a Global Labour Standards Policy, which codifies our existing practices consistent with our Fair Enterprise culture. This Policy provides a framework for our commitment to fundamental human rights and international standards that help support positive employee relations, including:

•  promoting the importance of diversity, inclusion, and respect for one another, regardless of personal differences;

•  not tolerating harassment of any kind, including physical, sexual, psychological or verbal abuse;

•  ensuring employees do not face discrimination in accordance with the protections afforded by applicable law, including discrimination based on race, nationality or social origin, colour, sex, religion, gender identity, disability or sexual orientation;

•  condemning child labour;

•  rejecting forced or compulsory labour;

•  maintaining safe and healthy workplaces; and

•  providing employees with appropriate rest and leisure time.

We publish a Slavery and Human Trafficking Statement setting out the steps Magna has taken to address the risk of slavery and human trafficking in our operations and supply chain. The statement can be found in the “Financial Reports & Public Filings” section of our website, at www.magna.com.

Our commitment to our employees continued to garner recognition, including:

•  Forbes: America’s Best Large Employers (2023)

•  Forbes: Canada’s Best Employers (2023)

•  Built in: Best Places to Work (2023)

•  Forbes: World’s Best Employers (2022) – Our 6th consecutive year receiving this accolade

•  Forbes: Best in State – Michigan (2022)

•  “Open Company” Certification from Glassdoor

•  Great Place to Work® for Millenials –Turkey (2022)

•  Great Place to Work® –Turkey (2022)

•  Mercier China: Healthiest Workplace Awards (2022-2023)

•  Universum: Most Attractive Employer Award – Mexico & Czech Republic (2022)

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4.2.2 Collective Rights

We are committed to providing workplace environments that promote the dignified, ethical, and respectful treatment of our employees, as reflected in the standards contained in our Global Labour Standards Policy and our Code of Conduct and Ethics (“Code”).

Our Global Labour Standards Policy articulates our respect for employees’ right to associate freely and to choose for themselves whether or not they wish to be represented by a third party in accordance with local laws. We operate both unionized and non-unionized facilities across multiple regions, as well as having facilities where other forms of representative structures exist, such as works councils, and/or where industry-wide tariff agreements apply. In our core regions such as the Americas, Europe and Asia, we have a number of locations formally represented by trade unions, where local collective bargaining agreements are in place. Where such arrangements exist, we strive to maintain positive and productive business relationships with these organizations, resulting in competitive industry agreements.

Employees in our unrepresented facilities benefit from a system of progressive and people-focused human resources policies, coupled with consultative concern resolution programs which include our Fairness Committee, Employee Advocates, Employee Opinion Survey, Open Door Process and our Hotline, all designed to proactively address individual and workplace issues in a constructive and respectful manner.

4.2.3 Magna’s Open-Door Process

Magna maintains a comprehensive Open-Door Process, whereby employees are empowered to bring issues and concerns forward to leadership at all levels of the organization, without fear of retaliation. This process enables management and employees to collaborate on resolving workplace issues together. This process includes regular use of Employee Opinion Surveys, focus groups, and local continuous improvement action plans, focused on maintaining a positive workplace environment.

As a part of our Open-Door Process, we maintain Fairness Committees in many of our North American and European manufacturing facilities, as well as at various manufacturing facilities in India and China. These Fairness Committees enable employees to have many of their concerns resolved by a peer review committee comprised of both management and fellow employees. Most of our North American manufacturing facilities also have an Employee Advocate who works with our employees and management to help ensure that any concerns that arise in the workplace are addressed quickly and in accordance with our Employee’s Charter, Global Labour Standards Policy and Operational Principles.

4.2.4 Leadership Development / Talent Management

We have implemented, and continue to enhance, our Leadership Development System to help identify, train and develop future leaders with the skills and expertise needed to manage a complex, global business. We have also based our talent management strategy on our current business objectives and strategy and our understanding of the transformation taking place in the automotive industry. Given that an effective workforce will increasingly be required to be lean and digitally adept, we are focused on building such a workforce through attraction and recruitment, professional development, succession planning, promoting diversity and inclusion and preservation of our Fair Enterprise culture.

4.2.5 Employee Training

In order to support our talent management programs and employee career development, we provide numerous training resources and opportunities for our employees. These include:

•	required training for designated employees with regard to global compliance topics (discussed in Section 4.5 of this Sustainability Report), including our Code and supplementary policies;

•	required training for designated employees with respect to various topics, including: information security/cybersecurity and data classification;

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training with regard to sustainability objectives and priorities, including gender equality, industry innovation and infrastructure, and good health and well-being, which has been completed by approximately 33,000 of our employees to date;

•	providing a Leadership Excellence Program (LE), built on best practices in the business and manufacturing environment;

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online Magna Training Centres (MTCs) for Canada/USA, Mexico, Austria, Germany, Czech Republic, Slovakia, Poland, China and India. The MTCs offer programs to develop technical, leadership and business skills to support the learning and development needs of Magna employees from the shop floor to senior management; and

•	maintaining an online Learning Hub to provide employees with the ability to enhance and future proof their technical and other skills.

Approximately 25% of our total workforce (i.e. all of our white collar employees) receives e-learning training each year, consisting of one course on the Code (including the topics of bribery, corruption, antitrust, and competition) and a second course on one ethics-related topic selected for that year. All new employees are required to receive compliance on-boarding training on Code and related topics as part of their on-boarding process when joining the company. Finally, all new people managers receive advanced ethics training; and all customer-facing employees receive advanced antitrust training upon hiring.

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4.3 Diversity and Inclusion in our Workplaces

Magna is committed to attracting, retaining and developing under-represented talent across the globe. In order to pursue this commitment, Magna’s identified strategic pillars for Diversity and Inclusion (“D&I”) success are reviewed by our Executive Management with the Chairs of our Diversity and Inclusion (DI) Council. Periodic updates are provided to the Board of Directors about how the company is progressing the D&I strategy.

Our key D&I priorities are to create an inclusive workplace; promote awareness; and to leverage strategic partnerships, as discussed below:

4.3.1 Creating an Inclusive Workplace

Our employees are critical stakeholders in our business. The principle of Fair Treatment, outlined in our Employee’s Charter – one which we reinforce through employee meetings, training and communications – has been a key element in fostering an inclusive workplace at Magna. Any employee who feels that we are not living up to the principles of the Charter can seek redress through the Magna Hotline.

We seek to abide by all applicable labour and employment laws, including those prohibiting discrimination and harassment and those providing for the reasonable accommodation of differences. We are committed to providing equal employment and career advancement opportunities, without discrimination based on sex, race, ethnic background, religion, disability or any other personal characteristic protected by law. This is addressed in our Code documentation and training, which all Magna employees must complete.

4.3.2 Promoting Awareness

Our Executive Management continues to reinforce the importance of an inclusive and diverse organization. We continue to roll out facilitated workshops to all leadership levels to better equip leaders with tools and resources to drive inclusive behaviour. We also host “listening sessions” to understand racial barriers and issues faced by diverse employees. We promote and embed diversity through our talent attraction and management processes. We have provided diversity and inclusion training for certain employees and have made various D&I tools and resources available for all employees. To further advance our D&I progress, we have implemented three employee-led, volunteer resource communities: Race & Ethnicity (EDGE); LGBQT+ and Allies (PRIDE); and the Women’s eXchange. These communities support the execution of Magna’s D&I strategy, raise awareness and help foster a more inclusive environment. The employee resource communities provide, among other things, opportunities for mentoring and career development.

4.3.3 Leveraging Strategic Partnerships

We continue to enhance our capabilities by working with diversity and inclusion thought leaders, associations and non-profit organizations dedicated to the advancement of women, racial minorities, and employees of diverse backgrounds; promotion of inclusive work cultures; as well as strategies and actions to address the needs of a diverse workforce. These partnerships help us to benchmark our activities and progress, as well as provide insight into best practices and emerging topics for our D&I agenda. Recognizing the importance of improving gender diversity within key technical career streams and to support the development of the next generation of the talent in science, technology, engineering, and mathematics (STEM), we have formed strategic partnerships with a number of organizations that promote gender diversity in technical career streams. Our current strategic partnerships include: Build a Dream; Centre for Automotive Diversity, Inclusion & Advancement (CADIA); Catalyst; FIRST Robotics – Girls in STEM; Gartner, Inc.; her Career; Institute of Electrical and Electronic Engineers (IEEE); Indspire; Inforum; KnowledgeStart; Mckinsey & Company; National Society of Black Engineers (NSBE); Newmarket African Caribbean Canadian Association (NACCA); Oakland University; Parents of Black Children; Pontiac Chamber of Commerce; Ryerson DMZ; Society of Automotive Engineers (SAE) International; Society of Hispanic Professional Engineers; and Women in Manufacturing. We also participate in various automotive advisory groups to ensure the focus on Diversity and Inclusion in the industry remains strong.

4.3.4 Gender Diversity

We are continuing to progress our agenda to increase the number of women in Magna. On a global basis, approximately 28% of the employees in our wholly-owned operations are women. A total of approximately 4,900 employees in our wholly-owned operations occupy critical roles with 873 of such employees, or 18%, being women. Both the percentage of women in our wholly-owned operations, and the percentage of women in critical roles increased slightly from the previous year. Underrepresentation of women in our workforce is most pronounced in IT, operations, and product engineering career streams, which is a consistent trend throughout the automotive industry. We recognize that there are improvements to be made and we are pursuing strategies to accelerate the progression of women, in director and managerial level roles, and in our most critical operational and technical roles, where there is the greatest level of underrepresentation.

As part of our succession planning program we continue to identify high-potential, diverse talent candidates and implement accelerated development plans to support their progression to advanced roles. During talent and succession discussions, there is an increased level of focus on the number of women and diverse candidates nominated into each of our succession pools.

In addition, the Board as a whole continues to advocate for improved gender representation and other diversity in leadership and other critical roles, as well as STEM career streams. In addition to their strong advocacy, the female directors of the Board, currently representing 42% of our Board of Directors, have also sought opportunities to mentor and share their experiences with the company’s high-performing

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female employees. Recognizing the important example set by the Board with respect to its own composition, the Board maintains a Board Diversity Policy (located in the Board Charter) targeting gender parity by December 31, 2023, subject to a minimum of not less than 30% female director prior to that time. Consistent with the recommendations of the Canadian Coalition for Good Governance, gender parity will be achieved if the balance between male and female directors ranges between 40% and 60% over a rolling three-year timeframe. As of May 11, 2023, the percentage of women on the Board will be 38%, assuming election of all nominees for Magna’s annual meeting of shareholders. In addition to the Board gender representation discussed above, 46% of nominees for election at Magna’s annual meeting of shareholders are diverse nominees (based on gender, LGBTQ+ and/or being an underrepresented minority in their home country).

4.4 Occupational Health and Safety

4.4.1 Health and Safety Standards and Compliance

Our health and safety program at our Divisions must include specific areas of risk assessment and evaluation that at a minimum includes: machinery and equipment safety; incident and accident management; personal protective equipment; emergency preparedness policies and action plans; fire protection; ergonomics; mental health; industrial hygiene and handling of chemicals; and working at heights and confined space.

Our commitment to providing a safe and healthful work environment is fulfilled through a regular program of health and safety audits and inspections of our global facilities. These audits and inspections cover the specific minimum topics listed above. Audits are designed to address documentation requirements, while inspections assess physical hazards. Audits and inspections are conducted on-site and followed with a report requiring the facility to develop an action plan to address deficiencies or best practices. The action plans are reviewed quarterly by senior Operating Group management.

The compliance program incorporates international and regional standards, including: ISO 45001, Canadian Standards Association (CSA), American National Standards Institute (ANSI), Conformité Européenne (CE), as well as country-specific standards. Audits and inspections are conducted by specialists with knowledge of Magna’s standards and country-specific requirements. Legislative changes, accident trends and changes to industry standards are incorporated into the program as part of the annual review of the program and updates of audit requirements are conducted every three years. The key elements of the program are detailed below:

Our Health and Safety Department holds regular conferences with representatives of our Divisions to reinforce our commitment to providing a safe and healthful work environment, as well as to share best practices with respect to occupational health and safety. An employee who believes we have not fulfilled our promise to provide a safe and healthful working environment can seek redress through the Magna Hotline.

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4.4.2 Ergonomics Program

A key program for supporting employee well-being is our ergonomics program which aims to reduce the risk of musculoskeletal injuries. Managed by each Division’s ergonomic committee and with the support and guidance of corporate ergonomists, the program regularly evaluates Division performance against a set of established criteria.

4.5 Corporate Ethics and Compliance

4.5.1 Code of Conduct and Ethics

We are committed to conducting business in a legal and ethical manner globally. Our Code, which applies equally to all of our directors, executive officers and employees, articulates our compliance-oriented values and expectations. The principles of the Code have been and continue to be reinforced by our Chief Executive Officer, Executive Management, Operating Group management and the Board.

The Code addresses standards of conduct in a number of specific areas, including:

•	how to report suspected violations of the Code, and prohibiting retaliation against employees who report such violations in good faith;

•	respect for human rights, diversity and inclusion;

•	conducting business with integrity, fairness and respect;

•	giving and receiving gifts and entertainment;

•	complying with all laws and regulations, including anti-corruption/bribery and antitrust/competition laws;

•	lobbying and political contributions;

•	full, accurate and timely public disclosures, including financial reporting;

•	prohibiting insider trading;

•	compliance with environmental, and occupational health and safety laws;

•	protecting personal data;

•	respect for human rights, diversity and inclusion;

•	careful communication, and protecting confidential and personal information;

•	managing conflicts of interest;

•	giving and receiving gifts and entertainment; and

•	compliance with related corporate policies.

The Code, which is disclosed on the “For Employees” section of our website (www.magna.com) and posted on our employee intranet in 26 different languages, is reviewed regularly with all amendments approved by the Board. We have also supplemented the requirements of the Code through the adoption of policies covering specific topics, including: bribery and improper payments, tooling practices, gifts and entertainment, anti-retaliation, careful communication, conflicts of interest, sanctions and trade embargoes, antitrust and competition, data privacy, and the conduct of internal ethics investigations (all of which are also available on our website (www.magna.com)).

4.5.2 Global Compliance Program

In order to help our employees understand the values, standards and principles underlying our Code, we have implemented a global compliance program (the “Program”) overseen by the Audit Committee, which includes training of employees through different modalities (e-learning live in-person, and virtual instructor-led) on various topics relating to compliance and ethics. We also provide specialized compliance training modules which target specific functional audiences and high-risk regions. In addition to providing training on compliance and ethics topics generally, these specialized modules are designed to be interactive and incorporate real-life scenarios and exercises, which we believe amplify our Program expectations and resonate more powerfully with participants.

The Program is supervised by the Magna Compliance Council (“Compliance Council”), a body that includes key corporate officers representing our finance, legal, human resources, operations, internal audit, sales and marketing, technology, information, research and development, and compliance functions. The Compliance Council is tasked with, among other things, providing overall direction for our Program, approving key initiatives and ensuring that the required elements of our Program are being carried out globally by our cross-functional Operating Group Compliance Committees.

For the second year in a row, in 2023 Magna was selected as a World’s Most Ethical Companies honoree by Ethisphere, a global leader in defining and advancing standards of ethical business practice.

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4.5.3 Magna Hotline

The Magna Hotline is a whistle-blower hotline. The Hotline is confidential and reporters can remain anonymous (except where local law requires disclosure of a reporter’s identity), and is available for employees and other stakeholders such as customers and suppliers to make reports by phone or online at any time in 27+ languages. Reports are received and tracked by an independent third party service provider. Reports to the Magna Hotline (other than reports of an HR nature) are reviewed by our Internal Audit Department and, when appropriate, an investigation is conducted in accordance with our Policy on Internal Ethics Investigations. Investigations are conducted by Magna’s Internal Audit Department, Corporate Security team, In-House lawyers and/or external counsel (where applicable). We maintain an Investigations Oversight Committee, a sub-committee of the Compliance Council, which meets quarterly (and on an ad hoc basis, as needed) to review such investigations to ensure consistency of discipline and promote early awareness and oversight. The Audit Committee receives quarterly presentations from the Vice-President, Internal Audit regarding Magna Hotline activity and details of compliance, fraud, financial reporting, and other investigations (other than HR-related investigations).

4.6 Data and Cybersecurity/Privacy

4.6.1 Enterprise Cybersecurity

Our enterprise cybersecurity strategy was developed by our Information Security, Risk and Compliance Department (“ISRC”) which ultimately reports to our EVP and Chief Digital and Information Officer. The strategy has been designed using guiding principles from our Code as well as enterprise risk considerations and aligns with industry standards including the National Institute of Standards and Technology, relevant ISO standards, and applicable customer requirements. Our Board has risk oversight responsibility for Magna’s enterprise IT/information security systems and cybersecurity program and receives reports regarding the program at periodic meetings.

Our cybersecurity initiatives are based on five key considerations:

•	Identify – develop an organizational understanding of cybersecurity risk to systems, people, assets, data, and capabilities;

•	Protect – develop and implement appropriate safeguards to ensure against cybersecurity risk and continue to deliver critical services;

•	Detect – internal and external 24 × 7 monitoring of all information traffic for cyber-attacks, including ransomware and other malware;

•	Respond – our Security Operations Centre has appropriate incident response plans/processes and the necessary resources and expertise to respond to detected threats; and

•	Recover – our Security Operations Centre works with IT operations to recover as quickly as possible by rebuilding affected systems and restoring data back-ups.

We are committed to working with our customers and other stakeholders to ensure that appropriate cybersecurity standards and requirements are continually monitored and implemented as required. In addition, we ensure that we comply with all governmental rules and regulations regarding cybersecurity or privacy regulations (such as GDPR as defined and detailed below), which directly affect cybersecurity requirements. Our selection process for third party (e.g. Cloud-based) services includes a due diligence approach that ensures that such services are evaluated using industry standard security assurance approaches to assess and address the risks associated with third party technology services and aligns with our overall approach to cybersecurity.

We regularly evaluate and adjust our information security management strategy based on a variety of considerations including risk assessments, continuous monitoring and periodic independent cybersecurity maturity evaluations. This enables the ISRC to identify and prioritize responses to residual risk arising from changes to our business or the ever-changing threat landscape. Magna has developed and implemented centralized enterprise cybersecurity policies, compliance measures, as well as training and awareness programs designed to ensure that our cybersecurity strategy is executed to minimize our exposure.

Governance of cybersecurity over our shared global telecommunications and computer infrastructure is centralized under the ISRC. The ISRC facilitates identification of our risk exposures and mandates the implementation of appropriate security controls. We have processes in place to ensure that our IT systems receive appropriate upgrades, including patching and other protective measures, in a timely manner.

4.6.2 Product-Embedded and Solution Software Cybersecurity

In addition to the above centralized initiatives, our decentralized operating model assigns cybersecurity accountability to our Operating Groups with respect to risk/security issues inherent in products. However, the ISRC provides various standards-based approaches to assist our Operating Groups in assessing their respective product cybersecurity risk and maturity. From this assessment, our Divisions and

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Operating Groups are then able to determine appropriate cyber solutions that may be required. Our Technology Committee supports the Board through the committee’s risk oversight responsibility for Magna’s product-embedded or solution software cybersecurity.

4.6.3 Privacy

Magna is committed to preserving the privacy of our stakeholders in accordance with applicable laws. Our Code articulates our approach to the privacy of our employees and protection of their personal information. We only collect, use and disclose personal information for legitimate business or employment purposes, as required by law, or with an individual’s consent. In addition, like any other asset, confidential information which includes trade secrets and proprietary information is a valuable part of our business and we aim to safeguard it.

Magna has established a data privacy organization and program in our divisions in the European Union, as well as Brazil, Thailand and China. The program includes the issuance of policies and procedures, employee training, gap assessments and the implementation of a data privacy management system.

In addition to our general privacy and confidentiality commitments, our Global Data Privacy Policy (the “Privacy Policy”) has been established. The Privacy Policy is designed to guide our compliance with, among others, the EU General Data Protection Regulation (“GDPR”), China’s Personal Information Protection Law, the Brazilian General Data Protection Law and Thailand’s Personal Data Protection Act.

The Privacy Policy sets out general data protection principles, responsibilities of data controllers and processors, circumstances under which personal data can be transferred, rights of data subjects and actions that must be taken in case of data breach, as well as addressing data retention periods. The Privacy Policy is accompanied by a variety of formal and comprehensive procedures, developed and overseen by our Compliance Council.

A training program has been implemented to address general data privacy awareness for all employees and provide more specific rules for those employees who are handling personal data as part of their daily work. Finally, those employees across our organization responsible for handling privacy requests by data subjects or for addressing data breaches have been provided with the tailored training and resources to carry out such responsibilities.

Furthermore, Magna continues to monitor legislative and regulatory developments in the fast-changing data privacy landscape in other regions with Magna operations.

4.7 Supply Chain Responsibility

4.7.1 Supplier Code of Conduct

We have introduced a Supplier Code of Conduct and Ethics (“Supplier Code”) which outlines the principles we apply internally at Magna through our Code, as well as expectations we have for every company that supplies goods or services to Magna, relating to, among other things:

•

ethical business conduct, such as compliance with antitrust/competition, anti-corruption/bribery and export controls laws; conflict minerals reporting; avoidance and reporting of conflicts of interest; and protection of Magna intellectual property and confidential information;

•	employee rights, including those rights set out in our Employee’s Charter, Global Working Conditions and Global Labour Standards Policy; and

•	environmental responsibility and compliance.

The Supplier Code forms an integral part of our overall contractual relationship with our suppliers. We expect the standards set out in the Supplier Code to be met by our suppliers, even in jurisdictions where meeting such standards may not be considered part of the usual business culture and a failure to do so can result in the termination by Magna of the supply relationship. The full text of our Supplier Code is available on our website (www.magna.com).

We continue to support and participate in industry efforts to develop common standards relating to business ethics, environmental standards, working conditions and employee rights. We will continue to engage with our suppliers to raise awareness of the importance of sustainability in our supply chain.

4.7.2 Global Working Conditions in our Supply Chain

We expect that our supply chain will adhere to our Global Working Conditions and our Supplier Code, which prohibit the use of child, underage, slave or forced labour. Our Global Working Conditions are an integral part of our supplier package that emphasize the importance of maintaining global working conditions and standards that result in dignified and respectful treatment of all employees within all our global operating locations, as well as those of our supply chain. A failure by any of our suppliers to comply with its terms can result in the termination by Magna of the supply relationship.

4.7.3 Supply Chain Management

4.7.3.1 General

Magna’s supply chain management group focuses on a number of elements that we believe are integral to world class supply chain management, such as: standardized supplier quality and delivery performance ratings; specific roles and responsibilities; processes and

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standards; global training; and risk management. The supplier quality and delivery performance ratings have been established to help optimize business award decisions. We use cross-functional sourcing teams, in the majority of our sourcing decisions, to help ensure compliance with our internal standards when we place new business within our supply base. In order to promote awareness of the key elements of our supply chain risk management program, including the requirements in our Supplier Code, we provide global on-line training on an ongoing basis to internal purchasing employees.

We continue to increase digitization of our supply chain management, including focusing on spend analytics and online transportation risk tracking, as well as electronic tagging and tracing of certain assets.

As part of our strategy to improve sustainability performance across our supply chain, we are developing an ESG component for our program award criteria, as discussed under “Supplier Reviews” below.

4.7.3.2 Enhancing Transparency into and the Sustainability of Our Supply Chain

In order to enhance transparency into our supply chain and work towards a more sustainable supply chain, we have made several enhancements to our supply chain management program:

•

We have implemented a third party supply chain risk monitoring and mapping tool, which monitors and provides real-time alerts affecting supply chains, including: operational issues, financial or legal issues, CSR incidents (i.e., environmental incidents, poor working conditions), industrial accidents, product incidents (i.e., recalls), cyber risks, natural disasters, governance risks (i.e., corporate wrongdoing), labour unrest, and political unrest;

•

We participate in the CDP Supply Chain Program for Climate Change, engaging key suppliers to report on their energy usage and emissions – a critical step in better understanding our Scope 3 emissions with a view to establishing Science-based Scope 3 emissions targets;

•

We require our strategic suppliers (representing a majority of our direct material spend) to respond to self-assessment questionnaires through NQC, a third party supply chain management organization who will be responsible for data collection and analysis via their SupplierAssurance platform. The self-assessment questionnaires (currently SAQ 5.0) which is a standard automotive industry sustainability questionnaire developed by global OEMs. The SAQ which Magna completes for requesting OEM customers annually, requires information, including documentation, relating to several topics, including, among other things: sustainability management; working conditions and human rights; health and safety; business ethics; environmental compliance; supplier management; and responsible sourcing of raw materials, as well as questions specifically addressed to German Act (as defined below) compliance;

•

We are in the process of implementing a Supplier Roundtable, with the aim of annually engaging key suppliers on topics including energy reduction, carbon neutrality, supply chain resiliency, and human rights and working conditions;

•

Magna is a founding member of the Responsible Supply Chain Initiative (RSCI), an association of automotive OEMs, Tier 1 Suppliers and industry associations, which has established an assessment program for due diligence in the automotive supply chain relating to social compliance, occupational safety and environmental protection. The RSCI assessment program is based on the Responsible Business Association Validated Audit Program and customized to the requirements of the automotive industry; and

•

Through the RSCI, member companies such as Magna, have the opportunity to have employees trained as RSCI auditors. Magna is currently rolling out such training to ensure our own personnel are trained to support our supply chain due diligence needs.

We continue to monitor and ensure compliance with emerging supply chain regulation, including:

•

the German Supply Chain Due Diligence (Lieferkettensorgfaltspflichtengesetz (LkSG)) (the “German Act”) which came into force January 1, 2023, and which imposes a duty on companies, including several Magna subsidiaries in Germany, to make reasonable due diligence efforts to determine if there are violations of human rights or violations of environmental obligations in their own business operations or in the their supply chain. We maintain a cross-functional working group that includes representatives from our compliance, legal and purchasing functions and meets regularly to analyze and provide guidance on compliance with the requirements of the German Act. The working group currently reports its activities and progress to a Steering Committee comprised of members of Magna senior leadership led by Magna’s Global Vice President, Procurement. We have also appointed a Human Rights Officer to oversee our compliance with the German Act. The first reporting obligation for our subsidiaries under the German Act arises in Spring 2024; and

•

the U.S. Uyghur Forced Labor Prevention Act, which requires companies, starting in June 2022, to rebut the presumption that goods coming from Xinjiang, China were not made using forced labour, by meeting forced labor due diligence standards set forth in the Guidance published by U.S. Department of Homeland Security.

In addition, Magna is monitoring developments related to the publication, in February 2022, of a draft E.U. Corporate Sustainability Due Diligence regulation that, like the German Act, would mandate supply chain due diligence relating to human rights and environmental matters.

4.7.3.3 Supplier Reviews

We currently review production suppliers in order to assess their overall operational, performance and financial health. We use a scorecard to provide ongoing monitoring and assessment of suppliers, which tracks (among other things) whether suppliers have certain industry-recognized environmental and health and safety certifications, such as ISO 14001 and ISO 18001. In 2023, we intend to introduce another pillar covering ESG to our supplier review scorecard process. We are in the process of finalizing relevant key performance indicators

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(KPIs) that will form part of this additional pillar, but expect that such KPIs will, at a minimum, include a supplier’s CDP and SAQ (discussed below) scores, as well as relevant risk alerts generated from our third party supplier monitoring tool.

No suppliers were terminated in 2022 as a result of a violation of working conditions or human rights.

4.7.3.4 Phytosanitation Program

We maintain a phytosanitation program aimed at preventing the introduction and spread of plant diseases (i.e., pests and mold) through the cross-border import/export process. Our phytosanitation policy which applies to suppliers and shippers aligns with the International Plant Protection Convention (IPPC) standard for treatment of wood packaging material (e.g., wooden pallets), and includes the requirements of ISPM-15 (International Standards for Phytosanitary Measures). Our phytosanitation program includes training sessions for internal employees and suppliers, as well as reviews aimed at confirming compliance with our policy.

4.7.3.5 Supplier Diversity

To support the supplier diversity efforts which form part of our supply chain management program, we participate as a corporate member of several industry-recognized suppler diversity organizations, including:

•  the National Minority Supplier Development Council (NMSDC)

•  the Canadian Aboriginal and Minority Supplier Council (CAMSC)

•  Women Business Enterprises Canada Council (WBE Canada)

•  Michigan Minority Supplier Development Council (MMSDC)

• National Veteran Business Development Council (NVBDC) • the National LGBT Chamber of Commerce (NGLCC) • Great Lakes Women’s Business Council (GL-WBC)	• Women’s Business Enterprise National Council (WBENC) • Disability: IN • WEConnect International

In addition, we are supporters of the Michigan Hispanic Chamber of Commerce (MHCC), the US Hispanic Chamber of Commerce (USHCC), the Asian Pacific American Chamber of Commerce (APACC), the Detroit LGBT Chamber of Commerce, the Veteran Owned Business Roundtable (VOBRT), the Council of Supplier Diversity Professionals (CSDP), and The National Business League. We are also involved with a number of supplier diversity advocacy events, conferences, and procurement fairs, including many organized by our OEM customers, such as GM Supplier Inclusion Board, Stellantis MatchMaker, BMW Supplier Diversity Conference, Toyota Opportunity Exchange and Honda Network Partnership. We are proud to have received, in recent years, several customer awards for our supplier diversity efforts from GM and also received a diversty award from supplier diversity leader – WBE Canada.

4.7.3.6 Conflict Minerals Reporting

Consistent with the approach taken by our customers, suppliers and other fellow members of the Automotive Industry Action Group with respect to “conflict minerals”, we are engaged in an annual process of determining whether any products which we make or buy contain such “conflict minerals”. Our latest conflict minerals report is available on our website www.magna.com and on the SEC’s EDGAR website (www.sec.gov/edgar). We continue to engage with our suppliers to increase awareness, and accuracy, of “conflict minerals” reporting requirements and, through our membership in the Responsible Minerals Initiative (RMI), support continuing cross-industry efforts to identify and validate conflict-free smelters and refiners. We also report to requesting OEM customers with respect to Cobalt and Mica.

4.8 Contributing to Communities in Which we Operate

4.8.1 Commitment to Communities and Society

Magna recognizes the importance of giving back to society. We have a long history of supporting many global social and charitable causes, primarily in the communities around the world in which our employees live and work. While much of our corporate giving is to general

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philanthropic causes, we have identified seven United Nations Sustainable Development Goals that most directly relate to our business. Examples of Magna’s activities and accomplishments with respect to each relevant Development Goal is as follows:

Ensure healthy lives and promote well- being for all at all ages

•  Since 2017, more than $1.3M has been raised from employee donations and Magna’s Matching program through annual participation in the World Vision Global 6K for Water, which aims to bring life-changing clean water to communities in need. The Suppliers Partnership for the Environment (SP) – an association of global automakers and their suppliers working together to advance environmental sustainability through the automotive supply chain – previously awarded Magna SP’s Community Impact Award for our support of the Global 6K for Water challenge

•  Magna’s corporate wellness initiatives help support the ongoing physical and mental health of employees globally

•  Magna has contributed over $25M toward medical infrastructure and over $1M to the Red Cross and other organizations to aid with global disaster relief efforts. Magna’s Employee Disaster Relief Fund provides financial assistance to eligible employees and their families in the event they are victims of a disaster. In 2022, the program helped 26 employees in Canada, China, Czech Republic, India, Italy, Mexico, Russia, and the United States. Magna also made a donation to the Red Cross to assist their efforts in response to the earthquake that devastated parts of Turkey and Syria in February 2023

•  Magna locations around the globe organize food drives and fundraisers to support local foodbanks and to address food security

Ensure inclusive and equitable quality education and promote lifelong learning opportunities for all

•  Magna sponsors and actively participates in FIRST Robotics globally to encourage students to consider careers in science, technology and engineering. FIRST organizes mentor-based programs that help participants build science, engineering and technology skills while also fostering self-confidence, communication skills and leadership

•  Magna embraces a culture of learning, including a pilot program that pays for employees to pursue job-related certificate programs and university degrees

•  Employees can access Magna-sponsored scholarships for their children to pursue university degrees

•  We have partnerships in several countries with universities and technical institutions to develop a talent pipeline and help promote skilled trades development

•  Magna sponsors several regional and international skills competitions through WorldSkills to enhance technical trades development and growth opportunities for students

•  We support the Canadian Institute for Advanced Research a Canadian-based global research organization that brings together teams of top researchers from around the world to address important and complex questions

•  We support Skills USA and Ontario, organizations that champion and stimulate the development of world-class technological and employability skills for youth

Achieve gender equality and empower all women and girls

•  Magna’s Women’s eXchange Employee Resource Community strives to empower, develop and recognize its female employees and encourage students to pursue STEM careers

•  We hosted the Women of Inforum@CES 2023 networking event in conjunction with Inforum, a nonprofit dedicated to accelerating the careers of women and building talent initiatives at companies

•  Magna’s Board has adopted a Board Diversity Policy targeting gender parity by December 31, 2023, subject to a minimum of not less than 30% female directors prior to that time. As of May 11, 2023, 38% of our Board members will be women. assuming election of all nominees for Magna’s annual meeting of shareholders

•  Since 2016, Magna has spent more than $1.8 billion with women-owned businesses/suppliers as part of its overall supplier diversity program

•  Magna celebrates and honors the many contributions of women around the world, including annually celebrating International Women’s Day through live global events for employees to connect with and honor outstanding women in the company

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Build resilient infrastructure, promote inclusive and sustainable industrialization and foster innovation

Magna:

•  completed hundreds of energy/sustainability projects in recent years, resulting in significant and ongoing energy, emission, and costs savings throughout its global operations. Some examples of sustainable projects in our company are:

•  Magna’s Exteriors MCC Wuhu Division in China used a Regenerative Thermal Oxidizer (RTO) to recover waste heat from an air pollution control unit for use in a paint line, eliminating use of 3,000 tons per year of steam

Magna’s Cosma Shanghai Division in China implemented a waste heat recovery program that reused flue gas generated in its aluminum casting process to power lithium bromide chilling units, resulting in a reduction of approximately 1,650 tons of CO2 per year

Both MCC Wuhu and Cosma Shanghai were inaugural winners of our Commitment to Sustainability Awards for these process improvements

•  Three Magna plants in Austria installed photovoltaic (solar) panel systems which are capable of producing approximately 3,000 kW peak of electricity

•  joined the U.S. EPA’s ENERGY STAR program as a partner to work to improve energy efficiency in our operations and fight climate change through an enhanced energy management program

•  created a Global Bold Perspective Award to showcase student vehicle designs of the future. The automotive design competition annually selects a winner from entries from students in North America, Europe and China

Reduce inequality within and among countries

•  Magna’s race and ethnicity-focused (EDGE), LGBQT+ and Allies (PRIDE) Employee, and Women’s eXchange Resource Communities, support employee-led learning opportunities to foster open dialogue and understanding, as well as opportunities for mentoring and career development

•  46% of Board nominees for election at Magna’s annual meeting of shareholders are diverse nominees (based on gender, LGBTQ+ and/or being an underrepresented minority in their home country)

•  Since 2016, Magna has spent more than $3.3 billion with Minority-owned businesses/suppliers as part of its overall supplier diversity program

•  Unconscious bias training is required for all managers and available to any Magna employee

•  Magna partners with various United Way agencies in North America to support a broad number of organizations that are delivering community-based solutions to address poverty and inequalities

•  Magna has partnered with other industry leaders to support a variety of poverty-reduction efforts in the Greater Detroit and Greater Toronto Areas, including support for Pope Francis Center and Inn from the Cold, organizations that provide vital services to people experiencing homelessness

Ensure sustainable consumption and production patterns

Magna:

•  has implemented a zero waste to landfill target. More than 87% of total waste outputs from operations in 2022 were recycled or diverted from landfills, rising to approximately 91% if energy recovery is included

•  has achieved a 19% global electricity buy from renewable electricity sources (8% of our global energy purchase was renewable)

•  exceeded its long-term (2030) water use reduction target, having achieved an over 17% reduction in water withdrawals in 2022 against our 2019 baseline

•  has received Performance Standard certification from the Aluminum Stewardship Initiative (ASI) for five of its Divisions in Europe. ASI is the only voluntary sustainability standard for the aluminum value chain. ASI’s independent third-party certification focuses on material stewardship, including as it relates to product design, life cycle assessments, management of process scrap, and recycling of products at end-of-life

•  recognized its Powertrain Division in Modugno, Italy with a Commitment to Sustainability Award for its innovative process that converts sludge from grinding machines into reusable materials (oil and steel) through the use of a bacterial solvent

•  is pursuing several packaging and logistics initiatives and aligning with industry partners to limit the overall use of materials and to increase transportation efficiency across the supply chain, including publication of (automotive packaging guidelines through a committee of the Suppliers’ Partnership for the Environment which Magna Co-Chairs

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Take urgent action to combat climate change and its impacts

Magna:

•  is committed to carbon neutrality (Scope 1 and Scope 2) by 2025 in its European operations and by 2030 in its global operations

•  has committed to setting near-term Science-based Targets by 2023, further reinforcing its commitment to achieving addressing carbon reductions in its operations and supply chain

•  has achieved carbon neutrality in 26 of its divisions, including our complete vehicle manufacturing facility in Graz, Austria – our largest facility

•  is investing in clean carbon offset programs to counterbalance Scope 1 emissions that cannot be mitigated in its operations, in addition to its primary energy reduction efforts and purchasing of green energy

•  invested in a geothermal power plant in Turkey in order to offset 6,862 metric tons of CO2 emissions and the plant will generate about 51 GWh of clean energy and avoid 32,000 tons of CO2 per year

•  recognized its Exteriors Craiova Division in Romania with a Commitment to Sustainability Award for launching an environmental stewardship campaign that included the planting of 10,000 oak and ash trees near its facility

•  is a financial sponsor of the Technical Office of the International Sustainability Standards Board (ISSB) that is establishing a comprehensive global baseline of climate change-related disclosure standards

5. Sustainability Metrics

In this Sustainability Report we report according to the SASB framework. SASB establishes and maintains industry-specific standards that assist companies in disclosing sustainability information to investors. SASB metrics indicated below are identified by the relevant SASB Auto Parts Sustainability Accounting Standard code. We caution readers that our processes to collect and validate the energy, emissions and water data shown below are not as mature as those related to financial data, but we are committed to enhancing both the data collection/validation processes and thus the quality of the data, in the coming years.

Readers are cautioned that COVID-19 significantly impacted our operations during 2020, including temporary suspension of production at our manufacturing facilities at different times during 2020 and implementation of work-from-home arrangements for employees globally. As a result, many of the 2020 metrics that follow are not reflective of a typical operational year for Magna and the extent of any improvement in such metrics from prior years is not necessarily indicative of expected performance in such metrics in future years.

5.1	Energy Management and Emissions

5.1.1	Energy

Energy management data is set out below.

SASB Accounting Metric (TR-AP-130a.1)	2022(1)	2021	2020(2)
Aggregate amount of energy consumed by Magna	20,052,840 GJ 5,570,234 MWh	19,681,540 GJ 5,467,094 MWh	18,169,048 GJ 5,045,958 MWh
Percentage of energy consumed by Magna that was supplied from grid electricity	58%	57%	59%
Percentage of energy consumed by Magna that is renewable energy	10.0%(3)	8.2%(3)	7.1%(4)

Notes:

(1)	Preliminary data.
(2)	Data for 2020 may not be indicative of typical energy consumption levels due to COVID-19-related production shutdowns impacting our facilities in 2020.
(3)	The percentage of renewable electricity purchased in 2022 was 17% (14% in 2021).

Energy intensity relative to Sales is as follows:

	2022	2021	2020
Energy Intensity (MWh/Sales (USDm))	147 MWh/USDm	149 MWh/USDm	155 MWh/USDm

In connection with our efforts to promote energy efficiency, each of our Operating Groups developed interim 2022 energy intensity reduction targets. On a consolidated basis, such targets amounted to approximately 3% of our energy intensity (MWh/Sales) per year. In 2022, we lowered our energy intensity by 2 MWh/USDm compared to 2021, a 1.3% reduction.

5.1.2 Emissions

Energy consumed can be converted to CO2 emissions based on regional conversion factors. In order to help us and our stakeholders better assess trends related to the emissions we generate, we track emissions “intensity” on the basis of total sales, employee headcount and

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aggregate square footage of our facilities and offices. These intensity metrics assist us in determining whether we are becoming more efficient by normalizing emissions on a per dollar of sales, per employee and per square footage basis. The raw data for Scope 1 & 2 emissions, together with intensity metrics are set out below. Magna adheres to the GHG Protocol Corporate Accounting and Reporting Standard (“GHG Protocol”) for its Scope 1 and 2 reporting, and we use commonly accepted emission factors such as those available from the GHG Protocol, International Energy Association (IEA), United States EPA, including its eGrid database, as well as other local or regional references. Our Scope 1 and 2 emissions data is verified annually by a third party in connection with our annual CDP Climate Change reporting.

	2022		2021	2020(2)
Scope1&2 emissions (metric tons)	1,460,959	(1)	1,613,922	1,620,090
Sales (USD, millions)	37,840		36,242	32,647
Sales Intensity (CO2 metric tons/$ Sales)	0.0000386		0.0000445	0.0000496
Employees	168,000		158,000	158,000
Employee Intensity (metric tons/employee)	8.70		10.21	10.25
Square Footage (million sq. ft)	84.4		83.5	83.8
Square Footage Intensity (metric tons/sq. ft.)	0.0173		0.0193	0.0193

Notes:

(1)	Preliminary data.
(2)	Data for 2020 may not be indicative of typical emissions levels due to COVID 19 related production shutdowns impacting our facilities in 2020.

5.2 Water and Waste Management

5.2.1 Water

Description	2022(1)	2021	2020(2)
Water withdrawals (ML)	6,292	6,922	6,351

Notes:

(1)	Preliminary data.
(2)	Data for 2020 may not be indicative of typical water usage levels due to COVID-19-related production shutdowns impacting our facilities in 2020.

We have implemented a 1.5% per year water reduction target, with the aim of reducing water use 15% by 2030, in each case referencing 2019 as the baseline year in which we withdrew 7,621 ML of water. Our water withdrawals in 2022 represent a greater than 17% reduction from our 2019 baseline, exceeding our overall 2030 target. Water withdrawal data is verified annually by a third party in connection with our annual CDP Water Security reporting.

5.2.2	Waste Management

Waste reduction and scrap elimination are important considerations in our manufacturing activities, including as part of our efforts to achieve World Class Manufacturing objectives in our facilities globally. We have implemented a zero waste to landfill target, with the aim of eliminating landfill-bound waste by 2022.

Waste data is set out below:

SASB Accounting Metric (TR-AP-150a.1)	2022(1)		2021		2020(2)
Aggregate amount of waste generated from manufacturing by Magna	1,476,282 t		1,178,619 t		965,677 t
Percentage of waste generated by Magna that is hazardous	4.3	%(3)	7.0	%(3)	4.9	%(3)
Percentage of waste generated by Magna that was recycled	87.2	%(4)	88.4	%(4)	91.5	%(4)

Notes:

(1)	Preliminary data.
(2)	Data for 2020 may not be indicative of typical waste generation levels due to COVID-19-related production shutdowns impacting our facilities in 2020.
(3)	Approximately 90% of such hazardous waste was diverted from secure landfills through recycling, reuse, or energy recovery initiatives in 2022 (91% in 2021; 84% in 2020).
(4)	For 2022, this figure would be 90.9% if energy recovery was also included as a category of recycled waste (91.2% in 2021; 94.8% in 2020).

5.3 Environmental Remediation

The aggregate costs incurred in complying with environmental laws and regulations, including the costs of clean-up and remediation, have not had a material adverse effect on Magna to date and are set out below.

Description	2022	2021	2020
Annual remediation expenses	<$1.0m	<$1.0m	<$1.0m
Aggregate remediation balance for known events	$16.3m	$14.1m	$10.8m

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5.4 Product Safety

Magna is at risk for product warranty, product liability and recall costs, and is currently experiencing increased customer pressure to assume greater warranty responsibility. Certain customers seek to impose partial responsibility for warranty costs where the underlying root cause of a product or system failure cannot be determined. For most types of products, we only account for existing or probable product warranty claims. However, for certain complete vehicle assembly, powertrain systems and electronics contracts, Magna also records an estimate of future warranty-related costs based on the terms of the specific customer agreements and/or Magna’s warranty experience. Product liability and recall provisions are established based on Magna’s best estimate of the amounts necessary to settle existing claims, which typically take into account: the number of units that may be returned; the cost of the product being replaced; labour to remove and replace the defective part; and the customer’s administrative costs relating to the recall. Where applicable, such provisions are booked net of recoveries from sub-suppliers and along with related insurance recoveries. Due to the uncertain nature of the net costs, actual product liability costs could be materially different from our best estimates of future costs. In 2022, our warranty expense (net) increased by $19 million compared to 2021. See Note 12 of our consolidated financial statements for the year ended December 31, 2022, which have been filed on SEDAR and are on Magna’s website (www.magna.com).

5.5 Fuel Efficiency

Our product strategy, which is discussed in “Section 4 – Our Business & Strategy – Our Corporate Strategy” of this AIF, includes as a core element the supply of product solutions which support our customers’ objectives of increased fuel efficiency and reduced vehicle CO2 emissions. We do not currently track total revenue from products designed to increase fuel efficiency and/or reduce emissions.

5.6 Materials Sourcing

The SASB Auto Parts Standard identifies critical materials as defined by the U.S. National Research Council (NRC) of which cobalt, magnesium, tantalum and tungsten are most relevant to our products. We do not purchase such materials in their raw form, however, they may be present in components and sub-assemblies that we purchase. Our key purchased raw materials are steel, resin and aluminum, and our key purchased components include: stampings, electronics, chips, molded parts, die casting, forging, coverstock, and wire harnesses. See the discussion in “Section 6 – Description of the Business – Manufacturing & Engineering – Key Components and Raw Materials” of our AIF.

We address strategic risks regarding critical materials with more limited supply and key commodities/raw materials in a number of ways, including: diversification of suppliers; carrying excess inventory, where appropriate; and, designing and engineering our products to minimize the use of scarce/limited materials, where not constrained by customer specifications. The current shortage of semiconductors is discussed in greater detail in “Section 4 – Our Business & Strategy – Macroeconomic, Political and Other Trends” and “Section 5 – Risk Factors” of our AIF.

We are a member of the Aluminum Stewardship Initiative (ASI), and five of our Powertrain Divisions have received certification under ASI’s Performance Standard, which supports responsible aluminium supply chains by among other things: providing a common standard for assessing ESG performance in the aluminium value chain, and establishing requirements that can be independently audited to provide objective evidence for meeting the criteria for certification, including product design, life cycle assessments, management of process scrap, and recycling of products at end-of-life.

With respect to reputational risk related to critical materials, we maintain a conflict minerals program, including an annual process of determining whether any of our products contain conflict minerals, and through our membership in the responsible mineral initiative (RMI) supporting continuing cross-industry efforts to identify conflict-free smelters and refiners. We also report to requesting OEM customers with respect to Cobalt and Mica.

5.7 Competitive Behaviour

Magna’s policy is to comply with all applicable laws, including antitrust and competition laws and have implemented a robust compliance training program to mitigate against the risk of an antitrust violation. Our Corporate Ethics and Compliance Program is described in Section 4.5 - “Corporate Ethics and Compliance” of this Sustainability Report.

We previously completed a global review focused on antitrust risk and do not currently anticipate any material liabilities in connection with the review. See “Section 10 – Legal Proceedings” of this AIF.

SASB Accounting Metric (TR-AP-520a.1)	2022	2021	2020
Total amount of monetary losses incurred as a result of legal proceedings associated with anti-competitive behaviour regulations	$1.2m(1)	NIL	NIL

(1)

June 2022 settlement with the Conselho Administrativo de Defesa Economica (CADE), Brazil’s Federal competition authority, in connection with an administrative proceeding commenced in 2019 into alleged anticompetitive behaviour regarding the supply of automotive door latches and related products.

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5.8 Health & Safety

We are committed to providing a safe and healthful workplace for our employees. This commitment is fulfilled through a regular program of health and safety audits and inspections of our global facilities. In connection with our health and safety program we track the frequency and severity of workplace accidents and conduct post-accident reviews to develop action plans to reduce/eliminate similar accidents in the future.

Description	2022(1)	2021	2020(5)
Accident Frequency Rate(2)(4)	0.62	0.59	0.58
Accident Severity Rate(3)(4)	12.40	17.40	15.17

Notes:

(1)	Preliminary data.
(2)	Frequency 1.0 translates to 1 injury or illness per 100 employees working 40 hours/week, 50 weeks/year.
(3)

Severity 10.0 translates to 10 lost work days per 100 employees working 40 hours/week, 50 weeks/year. Severity Rate is reported as of March 24, 2023, but could change, including as a result of employees who continue to accrue lost work days in relation to an accident.

(4)	Global production facilities and certain engineering locations.
(5)	Data for 2020 may not be indicative of typical accident frequency and severity rates due to COVID-19-related production shutdowns impacting our facilities in 2020.

The occurrence of injuries and fatalities is a matter of significant concern for both management and the Board. The TOCC reviews the circumstances related to significant injuries and all fatalities of employees or third parties on Magna properties and reports same to the Board. In 2022, there were no employee fatalities at Magna facilities.

5.9 Diversity

Diversity within our employee population is important to us and we strive to create an inclusive work environment throughout our company. As part of our efforts to promote an inclusive workplace, we track metrics relating to gender diversity in our workforce.

Description	2022	2021	2020
Percentage of global employees who are women (wholly-owned operations)	28%	27%	26%
Women in critical roles	18%(1)	16%	15%
Women on the Board of Magna	42%(2)	42%	36%

Notes:

(1)	873 women in critical roles out of 4900 such roles.
(2)	As of May 11, 2023, the percentage of women on the Board will be 38%, assuming election of all nominees for Magna’s annual meeting of shareholders.

5.10 Reporting

In addition to this Sustainability Report, we participate in CDP (formerly Carbon Disclosure Project), a not-for-profit project designed to provide investors with information relating to corporate GHG emissions, water use, deforestation risk and perceived corporate risk due to climate change. Our current CDP submission is available on our website at www.magna.com. We also file a conflict minerals report, available on www.sec.gov/edgar, in accordance with SEC requirements, and publish a slavery and human trafficking statement on our website, at www.magna.com. Magna also provides sustainability reporting directly to our customers. These assessments are supplier requirements and typically follow common reporting templates approved by automotive industry associations in North America (Automotive Industry Action Group) and Europe (CSR Europe/Drive Sustainability).

We also continue to monitor the acceleration of climate/sustainability reporting initiatives by regulators and standard setters, including:

•

the European Union’s European Sustainabilty Reporting Standards (ESRS) and Corporate Sustainability Reporting Directive (CSRD) which will first apply to certain of Magna’s European subsidiaries in 2025;

•	the International Sustainability Board (ISSB) publication of its first of two voluntary frameworks on climate-related disclosures which is expected in June 2023; and

•

initiatives by securities law regulators to mandate climate disclosure, including proposals from Canadian securities regulators, and proposed rule changes from the U.S. SEC, which have not yet been released in final form.

A-36        Annual Information Form

Magna International Inc.
337 Magna Drive
Aurora, Ontario
Canada L4G 7K1
Telephone: 905 726 2462

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